Private & Confidential	Exhibit 4.26

Dated December 27, 2007

PEONY LEASING LIMITED as Lessor	(1)

and

SEASPAN FINANCE I CO. LTD. as Lessee	(2)

LEASE AGREEMENT in respect of one 4520 TEU container carrier to be built at Samsung Heavy Industries Co., Ltd with Hull No. 1855

Contents

Clause		Page
1	Interpretation	1

2	Lease	21

3	Conditions Precedent generally and to payment of Instalments and Delivery	29

4	Rental	33

5	Payments	34

6	Extent of Lessor’s Liability	35

7	Costs and Indemnity	38

8	Taxes	46

9	Use and Employment	53

10	Maintenance and Operation	56

11	Equipment	61

12	Title and Registration	62

13	Insurances	65

14	Loss, Damage, Requisition and Salvage	72

15	Redelivery	75

16	Standby Lender Review and Standby Loan Transaction	77

17	Termination, Mandatory Prepayment and Further Novation Events	78

18	Lessor’s Rights on a Termination Event, Mandatory Prepayment Event or Further Novation Event	83

19	Representations and Warranties	87

20	General Undertakings	91

21	Assignments, transfers and sale of the Ship	94

22	Increased Costs	96

23	Funding Problems	97

24	Illegality, etc	98

25	Release from Arrest: Lessor’s and Lessee’s Vessels	99

26	Confidentiality	100

27	Notices	102

28	Supplemental	103

29	Law and Jurisdiction	105

Schedule 1 Financial Schedule		106

Schedule 2 Description of Ship		107

Schedule 3 Part A - Form of Lessor Parent Support Letter (Lessee)		108

Part B - Form of Lessee Parent Support Letter (Builder)		110

Schedule 4 Lessee’s Condition Precedent Documents		112

Schedule 5 Lessee’s Pre-Delivery Condition Precedent Documents		119

Schedule 6 Form of Instalment Request		120

Schedule 7 Form of Certificate of Delivery and Acceptance		121

Schedule 8 Form of Intended Delivery Notice		122

Schedule 9 Form of Notice of Assignment of Builder Warranties		124

Schedule 10 Standby Loan Transaction Characteristics		126

Schedule 11 Specimen Profit and Loss Account for Lessor (referred to in clause 6.8)		129

THIS AGREEMENT is made on December 27, 2007,

BETWEEN

(1)	PEONY LEASING LIMITED, a company incorporated in England and Wales with company number 4442275 and whose registered office is at PO Box 39900, Level 7, Bishopsgate Exchange, 155 Bishopsgate, London EC2M 3YB (the “Lessor”); and

(2)	SEASPAN FINANCE I CO. LTD., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Lessee”).

BACKGROUND

This Agreement sets out the terms and conditions on which the Lessor will acquire and lease to the Lessee, and the Lessee will take on lease, the Ship.

IT IS AGREED as follows:

1	Interpretation

1.1	Definitions

Subject to clause 1.6, in this Agreement:

“Adjustment Date” has the meaning given to that term in the Financial Schedule;

“Adjustment Period” has the meaning given to that term in the Financial Schedule;

“Agreed Form” in relation to any document, means that document in form, substance and terms approved in writing by the Lessor and the Lessee and any other Transaction Company which is a signatory thereto or otherwise in accordance with any such other approval procedure detailed in any relevant provision of this Agreement and any Lease Document;

“Approved Flag State” means each of the states described in clause 12.3.1 together with any other state or country approved by the Lessor pursuant to clause 12.5.2;

“Approved Manager” means Seaspan Management Services Limited of Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda, or such other company as the Lessor may from time to time approve (such approval not to be unreasonably withheld or delayed, and such approval to be given in the case of any first class ship manager/operator nominated by the Lessee);

“Arrangement Fee” has the meaning given to such term in the Financial Schedule;

“Assumptions” has the meaning given to such term in the Financial Schedule;

“Auditors” means KPMG or such other firm of appropriately qualified accountants as may be the Lessor’s auditors from time to time;

“Bank” means Bank of Scotland plc a company incorporated in Scotland with company number SC 327000 and having its registered office at The Mound, Edinburgh, EH1 1YZ;

“Broken Funding Benefits” has the meaning given to such term in the Financial Schedule;

“Broken Funding Costs” has the meaning given to such term in the Financial Schedule;

“Builder” means Samsung Heavy Industries Co., Ltd., a company incorporated in Korea with its principal place of business at 34th Floor, Samsung Life Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Korea;

“Building Contract” means the contract dated 3 December 2007 for construction of the Ship signed by the Guarantor (as “Buyer”) and the Builder;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in London, New York, Hong Kong, Vancouver and (during the Construction Period only) Seoul;

“Buyer’s Supplies Reimbursement Amount” means the amount payable by the Lessor to the Supervisor pursuant to clause 4.5(a) of the Supervision Agreement;

“CAA” means the Capital Allowances Act 2001;

“Capital Commitment Fee Letter” means the letter so called issued or to be issued in respect of the capital commitment fee relating to this Agreement and the Sister Ship Lease Agreements addressed by the Lessor to the Lessee;

“Certificate of Delivery and Acceptance” means the certificate in the form of schedule 7 to be executed by the Lessee upon the delivery of the Ship in accordance with clause 3.11;

“Certificate of Financial Responsibility” has the meaning attributed to it in clause 9.3(d);

“Change of Law” means, in each case after the date of this Agreement:

(a)	the implementation, introduction, abolition, withdrawal or variation of any applicable law, regulation, practice or concession or official directive, ruling, request, notice, guideline, statement of policy or practice statement by the Bank of England, the European Union or any central bank or tax, fiscal, revenue, monetary, governmental, local, international, national or other competent authority or agency (whether or not having the force of law but in respect of which compliance by banks or other financial institutions or institutions of a similar nature to the Lessor in the relevant jurisdiction is generally customary); or

(b)	any change in any interpretation, or the introduction or making of any new or further interpretation, or any new or different interpretation of any applicable law, regulation, practice or concession or official directive, ruling, request, notice, guideline, statement of policy or practice statement by any court, tribunal, governmental, local, international, national or other competent authority or agency or the Bank of England, the European Union or any central bank or tax, fiscal, revenue or monetary authority or agency (whether or not having the force of law but in respect of which compliance by banks or other financial institutions or institutions of a similar nature to the Lessor in the relevant jurisdiction is generally customary); or

(c)	compliance with any new or different request or direction from the Bank of England, the European Union or any central bank, tax, fiscal, regulatory monetary, revenue,

governmental, local, international, national or other competent authority or agency (whether or not having the force of law but in respect of which compliance by banks or other financial institutions or institutions of a similar nature to the Lessor in the relevant jurisdiction is generally customary);

“Classification Society” means Det Norske Veritas, the American Bureau of Shipping, Germanisher Lloyd or the Lloyds Register of Shipping or, with the prior written approval of the Lessor, any other classification society which is a member of IACS;

“Commitment Expiry Date” means 28 July 2012 or such later date as the Lessor may agree;

“Commercially Burdensome” has the meaning given to such term in clause 2.2.2;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Ship by any Government Entity or other competent authority, whether de jure or de facto but shall exclude requisition for use or hire not involving a requisition for title;

“Construction Period” means the period commencing on the Effective Date and ending on the earlier of (i) the Delivery Date or (ii) the date on which any further novation referred to in clause 2.3 occurs;

“Contract Price” means eighty two million eight hundred and eleven thousand Dollars (US$82,811,000) as the same may be adjusted from time to time in accordance with the provisions of the Novated Building Contract;

“Contribution Payment” means a payment by the Lessee to the Lessor in accordance with clause 3.10 by way of capital contribution to the Lessor’s Total Expenditure of an amount in Dollars equal to the aggregate amount by which the aggregate of Lessor’s Total Expenditure already paid by the Lessor and the amount next due in respect of the Lessor’s Total Expenditure would otherwise exceed the Maximum Commitment on the date on which such next payment in respect of Lessor’s Total Expenditure is to be incurred;

“Contribution Payment Request” means a notice given by the Lessor to the Lessee under clause 3.10.2 of this Agreement;

“Corporation Tax” has the meaning given to such term in the Financial Schedule;

“Default Rate” means the rate of interest determined by the Lessor, and certified by it to the Lessee, to be the aggregate of:

(a)	two per cent (2%) per annum; and

(b)	LIBOR;

“Delivery” means the time at which the Lessor delivers the Ship to the Lessee pursuant to clause 3, and “Delivered” shall be construed accordingly;

“Delivery Date” means the date on which Delivery occurs (anticipated to be 28 July 2011);

“Dollar Equivalent” has the meaning given to such term in the Financial Schedule;

“Dollars” and “$” means the lawful currency from time to time of the United States of America and in respect of all payments to be made under this Agreement, means immediately available, freely transferable funds;

“Economically Burdensome” has the meaning given to such term in the Financial Schedule;

“Effective Date” means the date on which the conditions specified in clause 3.1.1 and, if payment of an Instalment is being made simultaneously with or immediately after the novation of the Building Contract, clause 3.2 are satisfied and the novation of the Building Contract takes effect in accordance with clause 3 of the Novation Agreement;

“Environmental Approval” means any permit, licence, certificate, filing, consent, authorisation, or any other approval required at any time by any Environmental Law;

“Environmental Claim” means any claim by any person which arises out of or in connection with an Environmental Incident or an alleged Environmental Incident or any breach of, or non-compliance with, or which otherwise relates to any Environmental Law or Environmental Approval and, for the purposes of this definition, “claim” includes any threatened claim which may reasonably be considered as likely to develop into an actual claim;

“Environmental Incident” means:

(a)	any release, discharge or emission of Environmentally Sensitive Material from the Ship other than any of the foregoing which the Lessee, acting reasonably, considers not to be material in the context of this Agreement and which is not reasonably likely to give rise to an Environmental Claim; or

(b)	any incident in which Environmentally Sensitive Material is released, discharged or emitted from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or is reasonably likely to be arrested, attached, detained or injuncted and/or the Ship and/or the Lessee or any Manager and/or any sub-lessee, time charterer, operator or other manager is at fault or expressly alleged to be at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, discharged or emitted otherwise than from the Ship and in connection with which the Ship is actually and/or is reasonably likely to be arrested and/or where the Lessee or any Manager and/or any operator, time charterer, or other manager of the Ship is at fault or expressly alleged to be at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any or all laws applicable or relating to pollution or contamination or protection of the environment, to the generation, manufacture,

processing, distribution, use or misuse, treatment, storage, disposal, carriage or holding of Environmentally Sensitive Material or to actual or threatened emissions, releases, spillages or discharges of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means liquefied natural gas, oil, oil products and any other element or substance whether natural or artificial and whether consisting of gas, liquid, solid or vapour (including any chemical, gas or other hazardous or noxious substance) which is or is capable of becoming polluting, toxic, hazardous, harmful or damaging to mankind or the environment or any living organism;

“Excluded Event” means any of:

(a)	a Change of Law or a change in GAAP; or

(b)	any action or inaction effected or required under or pursuant to any provision of this Agreement or the other Transaction Documents; or

(c)	anything requested or consented to by the Lessee or any Guarantor Group Member; or

(d)	any failure by the Lessee or any Guarantor Group Member to supply information reasonably requested by the Lessor or required to be given under the Transaction Documents; or

(e)	any act or omission of any party to the Transaction Documents or their affiliates (other than the Lessor or any Lessor Group Member);

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a lease or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

but excludes any liability under a fully non-recourse project finance facility;

“Financial Schedule” means the financial schedule set out in Schedule 1;

“Funding Costs” has the meaning given to that term in the Financial Schedule;

“Further Novation Event” means any of the events or circumstances described in clause 17.3;

“Further Novation Notice” means a notice which the Lessor (as new purchaser) may issue to the Replacement Purchaser pursuant to clause 6.1 of the Novation Agreement or, as the case may be, a notice which the Builder may issue to the Lessor and the Replacement Purchaser pursuant to clause 6.2 of the Novation Agreement;

“General Assignment” means the assignment dated on or about the date hereof pursuant to which the Guarantor and the Lessee (as assignors) assign to the Lessor (as assignee) the benefit of (i) the Time Charter and any other earnings of the Ship, (ii) the Insurances, and (iii) any Requisition Compensation;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Guarantee” means the guarantee issued or to be issued by the Guarantor in favour of the Lessor in respect of the obligations of, the Lessee, the Manager, the Supervisor and the Replacement Purchaser under the Transaction Documents;

“Guarantor” means Seaspan Corporation, a company incorporated in the Republic of the Marshall Islands with its principal office at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, F4 000, People’s Republic of China;

“Guarantor Group” means each of the Guarantor and any company which is a Subsidiary of the Guarantor from time to time;

“Guarantor Group Member” means as at the date hereof and from time to time any member of the Guarantor Group;

“HMRC” means H.M. Revenue & Customs;

“Holding Company” in relation (i) to a company incorporated in England and Wales, has the meaning given in Section 736 Companies Act 1985 and (ii) in relation to a company or other person incorporated or formed outside England and Wales means a company or other person of which such company is the Subsidiary;

“IACS” means the International Association of Classification Societies;

“ICTA” means the Income and Corporation Taxes Act 1988;

“Indemnified Person” means the Lessor, the Bank, any other Lessor Group Member and their respective officers, directors, secondees, agents and employees;

“Indexation Relief Letter” means the letter so called issued or to be issued in respect of indexation relief relating to this Agreement addressed by the Lessor to the Lessee;

“Instalment” means each instalment of the Purchase Price, being:

(a)	the instalment of the Contract Price payable on the date upon which the Novation Agreement becomes effective, referred to as the “First Instalment” in article II.4(a) of the Novated Building Contract, in an amount of $17,702,200 (the “First Instalment”);

(b)	the instalment of the Contract Price payable on any date between 19 December 2007 and 31 December 2007, referred to as the “Second Instalment” in article II.4(b) of the Novated Building Contract, in an amount of $56,827,700, together with such additional amounts representing any increase in the Contract Price pursuant to the provisions of the Building Contract due upon the date of the Second Instalment (the “Second Instalment”); and

(c)	the instalment of the Contract Price referred to as the “Delivery Instalment” in article II.4(b) of the Novated Building Contract, in an amount of $8,281,100, together with such other additional amounts representing any increase in the Contract Price pursuant to the provisions of the Building Contract due upon the Delivery Date (the “Final Instalment”), or such other dates (up to the Commitment Expiry Date) or amounts (subject to the Maximum Commitment) to be agreed by the Lessor and the Lessee or, as the case may be, the Lessor and the Supervisor;

“Instalment Date” means the date for the payment of each Instalment and the expressions “First Instalment Date”, “Second Instalment Date”, and “Final Instalment Date” shall be construed accordingly (the Instalment Date relating to the date for the payment of the Final Instalment being the Delivery Date);

“Instalment Request” means a notice to be sent by the Lessee to the Lessor requesting the payment of an instalment in the form of Schedule 6;

“Insurances” means:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are from time to time in place or taken out or entered into or which are required to be put in place or taken out or entered into in respect of the Ship or otherwise in relation to it pursuant to clause 13; and

(b)	all benefits, rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and claims of whatsoever nature,

provided however that this shall not include any policies and contracts of insurance which are or may be effected by the Lessor as referred to in clause 13.21 or by the Lessor pursuant to clause 18.9 following the occurrence of a Termination Event, a Mandatory Prepayment Event or a Further Novation Event;

“Intended Delivery Notice” means a notice addressed by the Lessee and the Supervisor to the Lessor, substantially in the form of Schedule 8;

“Irrecoverable VAT” has the meaning given to such term in the Financial Schedule;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation) adopted by the International Maritime Organisation Assembly as Resolutions A. 741(18) and A. 788(19) and incorporated into SOLAS as the same may be amended or supplemented from time to time and all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or may in the future be issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation Assembly as the same may have been or may be amended or supplemented from time to time;

“Lease Amounts” means the amounts payable by the Lessor pursuant to clause 3.7 of this Agreement;

“Lease Documents” means this Agreement, the Certificate of Delivery and Acceptance, the Novated Building Contract, the Refund Guarantee, the QEL, the Guarantee, the Indexation Relief Letter, the Novation Agreement, the Supervision Agreement, the Tax Consultation Letter, the Non Discrimination Letter, the General Assignment, the Pooling Benefits Letter, the Capital Commitment Fee Letter, the Pre-Tax Loss Letter, the Technical Note Letter and any other document, notice, acknowledgement, letter or instrument entered into, issued or given pursuant to the terms of any of the foregoing and to which the Lessor is a party and any other documents, notice, letter or instrument designated as a Lease Document by the Lessor and the Lessee;

“Lease Period” means the period during which the Lessee is entitled under the terms of this Agreement to possession and use of the Ship commencing on the Delivery Date and ending on the earlier of:

(a)	the Lease Period End Date; and

(b)	the date of termination of the leasing of the Ship under this Agreement;

“Lease Period End Date” means the date falling four years and three hundred and sixty days after the Delivery Date;

“Lease Rental Date” has the meaning given to such term in the Financial Schedule;

“Lease Termination Date” means the date on which the leasing of the Ship by the Lessor to the Lessee terminates under this Agreement, being:

(a)	the Lease Period End Date; or

(b)	where the leasing of the Ship ends following the occurrence of a Total Loss, the Total Loss Payment Date; or

(c)	where the leasing of the Ship ends pursuant to clause 2.5 (Voluntary Termination after Delivery) by virtue of the fact that the leasing of the Ship pursuant to this Agreement has become Economically Burdensome, the date specified by the Lessee in the notice served on the Lessor by the Lessee pursuant to clause 2.5.2(a), being a date not less than five (5) Business Days after service of that notice; or

(d)	where the leasing of the Ship ends pursuant to clause 2.5 (Voluntary Termination after Delivery) for any reason other than that specified in paragraph (c) above, the date specified by the Lessee in the notice served on the Lessor by the Lessee pursuant to clause 2.5.2(b) being a date no less than thirty (30) days after service of that notice; or

(e)	where the leasing of the Ship ends pursuant to clause 18.1 by virtue of the service by the Lessor of a notice on the Lessee, the date stipulated in that notice; or

(f)	where the leasing of the Ship ends pursuant to clause 18.2, by virtue of the service by the Lessor of a notice on the Lessee, the date stipulated in that notice; or

(g)	where the leasing of the Ship ends pursuant to clause 24.2, the date specified by the Lessor in the notice served on the Lessee by the Lessor pursuant to clause 24.1;

“Lessor” includes the successors and permitted assigns and transferees of the Lessor;

“Lessor Breach” means any breach by the Lessor or any Lessor Group Member and their respective agents, assigns, directors, officers, secondees and servants (each a “Lessor Party”) of its obligations, warranties or representations to the Lessee under the Transaction Documents to which the relevant Lessor Party is a party, but excluding any breach resulting from any act or omission of:

(a)	the Lessee, any Transaction Company or any person which derives its rights through the Lessee or any Transaction Company, acting in any capacity on behalf of a Lessor Party;

(b)	a Lessor Party, that arises as a result of the failure of the Lease or any Transaction Company to duly and punctually perform all its obligations under any Transaction Document; or

(c)	a Lessor Party, that arises as a result of a breach of any of the express representations or express warranties of the Lessee or any Transaction Company;

“Lessor Group Member” means any member of the Lessor’s Group other than the Lessor;

“Lessor Misconduct” means any act or omission of the Lessor or any Indemnified Person, (excluding any act or omission of the Lessee or any Transaction Company, or any Person who derives its rights through the Lessee or any Transaction Company, acting in any capacity on behalf of the Lessor or any Indemnified Person) which constitutes:

(a)	wilful misconduct;

(b)	reckless misconduct with:

(i)	the intent to cause damage; or

(ii)	actual knowledge that damage would probably result;

“Lessor Parent Support Letters” means the letters issued or, as the context may require, to be issued by the Bank:

(a)	in favour of the Lessee in the form set out in Schedule 3A; and

(b)	in favour of the Builder in the form set out in Schedule 3B,

and, in the singular, means either of them; and

“Lessor’s Group” means the Lessor and its ultimate Holding Company and any company which is a Subsidiary of such Holding Company from time to time;

“Lessor’s Legal Costs” has the meaning given to such term in the Financial Schedule;

“Lessor’s Management Time” means the amount of time which any director or employee of the Lessor or any Lessor Group Member (other than those employees whose functions are of an administrative or clerical nature) spends or anticipates in good faith will be spent in connection with the taking of any actions, the consideration of any requests and/or the entering into of any discussions by the Lessor in accordance with this Agreement and the other Transaction Documents as shall be notified to the Lessee by the Lessor (provided however that this shall not include time spent on routine transactional management or on administrative or clerical matters);

“Lessor’s Management Time Cost Rate” means £300 per hour plus RPI, or as otherwise notified by the Lessor to the Lessee from time to time, acting reasonably;

“Lessor’s Security Interest” means any Security Interest on the Ship, its earnings, the Insurances or any Requisition Compensation which arises as a result of:

(a)	any claim against or affecting the Lessor that is not related to, or does not arise directly or indirectly as a result of, the transactions contemplated by this Agreement or any of the other Transaction Documents; or

(b)	any act or omission of the Lessor which is unrelated to or does not arise directly or indirectly as a result of the transactions contemplated by this Agreement and the other Transaction Documents; or

(c)	any Taxes imposed upon the Lessor other than those in respect of which the Lessor or any other Indemnified Person is required to be indemnified against by the Lessee or by any other person under this Agreement or under any of the other Transaction Documents;

“Lessor’s Total Expenditure” means:

(a)	for the purposes of paragraph (a) of the definition of Maximum Commitment, all amounts paid or payable by the Lessor in respect of the Purchase Price and the Lease Amounts for the Ship and, in respect of amounts payable in any other currency, means the Dollar Equivalent of such amounts; and

(b)	for the purposes of paragraph (b) of the definition of Maximum Commitment, the aggregate of all amounts paid or payable by the Lessor in respect of the Purchase Price and the Lease Amounts for the Ship and each of the Sister Ships (as such expressions are defined in, as the case may be, this Agreement or the relevant Sister Ship Lease Agreement);

“Lessor’s Underwriting Fee” has the meaning given to that term in the Financial Schedule;

“LIBOR” has the meaning given in the Financial Schedule;

“Losses” means any and all losses, costs, charges, expenses, fees, interest, commissions, payments, demands, claims, actions, proceedings, liabilities, penalties, fines, judgments, damages, orders, liens, salvage and general average or other sanctions other than Taxes, and except also those excluded by clause 7.5, and the expression “Loss” shall be construed accordingly;

“Major Casualty” means a casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in another currency;

“Manager” means the Approved Manager or any Replacement Manager;

“Mandatory Prepayment Event” means any of the events or circumstances described in clause 17.2;

“Maximum Commitment” means each of:

(a)	$85,811,000 in respect of the Lessor’s Total Expenditure on the Ship; and

(b)	$400,000,000 in aggregate in respect of the Lessor’s Total Expenditure on the Ship and each of the Sister Ships,

in each case exclusive of any United Kingdom Value Added Tax payable under the law in force in the United Kingdom at the date of this Agreement, Provided however that:

(i)	during the period between the date of this Agreement and 31 December 2007, the Maximum Commitment under paragraph (b) above shall be limited to an aggregate of $226,000,000; and

(ii)	if any Sister Ship Lease Agreement terminates (the “Terminated Lease”) pursuant to clauses 2.2 or 2.5 thereof prior to the date on which Delivery shall have occurred under this Agreement and all of the other Sister Ship Agreements (as “Delivery” is defined therein), for the purposes of paragraph (b) of the definition of Lessor’s Total Expenditure there shall be disregarded all amounts paid by the Lessor under the Terminated Lease by way of Purchase Price and Lease Amounts (as defined therein);

“Net Sale Proceeds” means in relation to a sale of the Ship, the amount in Dollars or (if in a currency other than Dollars) the Dollar Equivalent of the amount of the consideration actually and unconditionally received by the Lessor from a purchaser of the Ship upon such sale and any non-refundable deposit paid to or for the account of the Lessor by a person acquiring or proposing to acquire the Ship under a contract or offer to purchase the Ship or other agreement to acquire the Ship which has been withdrawn, terminated or cancelled or has lapsed;

after deducting:

(i)	any VAT for which the Lessor is required to account in respect of such sale; and

(ii)	the Lessor’s costs and out-of-pocket expenses, excluding Recoverable VAT on such expenses, properly incurred in connection with such sale (including but not limited to brokers’ commissions, legal fees, registration fees and stamp duties) or properly incurred in recovering possession of or in moving, insuring, maintaining, laying up or dry-docking the Ship and in carrying out any repairs, works or modifications required to restore the Ship to the condition required by this Agreement or required pursuant to any sale and purchase agreement in respect of the Ship;

“Net Total Loss Proceeds” means, in relation to a Total Loss of the Ship, the amount in Dollars or (if in a currency other than Dollars) the Dollar Equivalent of the Total Loss Proceeds actually and unconditionally received by the Lessor after deducting the Lessor’s costs and out-of-pocket expenses (excluding Recoverable VAT on such expenses) reasonably incurred by the Lessor in connection with the collection of such proceeds;

“Non Discrimination Letter” means the letter agreement so called issued or to be issued in relation to this Agreement addressed by the Lessor to the Lessee;

“Notice Response Date” shall have the meaning attributed thereto in clause 16.2;

“Novated Building Contract” means the Building Contract as novated and amended by the Novation Agreement;

“Novation Agreement” means the novation agreement entered or to be entered into in respect of the Building Contract and made between (i) the Builder, (ii) the Lessor, (iii) the Guarantor (as “Original Purchaser”) and (iv) the Lessee (as “Replacement Purchaser”);

“Permitted Security Interests” means:

(a)	Security Interests created by the Transaction Documents;

(b)	Lessor’s Security Interests;

(c)	liens for unpaid crew’s wages;

(d)	liens for salvage;

(e)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(f)	liens for master’s disbursements incurred in the ordinary course of trading;

(g)	other liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship and which secure amounts not exceeding five million Dollars ($5,000,000) where the Lessee is contesting the claim giving rise to such lien in good faith by appropriate steps and for the payment of which adequate reserves have been made in case the Lessee finally has to pay such claim so long as any such proceedings shall not, and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of the Ship, or any interest in the Ship;

(h)	any Security Interest created in favour of a claimant or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Lessee is prosecuting or defending such action in good faith by appropriate steps or which are subject to a pending appeal and for which there shall have been granted a stay of execution pending such appeal and for the payment of which adequate reserves have been made so long as any such proceedings or the continued existence of such Security Interest shall not and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of, the Ship or any interest in the Ship; and

(i)	Security Interests arising by operation of law in respect of Taxes which are not overdue for payment or Taxes which are overdue for payment but which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made so long as any such proceedings or the continued existence of such Security Interest shall not and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of the Ship, or any interest in the Ship;

“Pooling Benefits Letter” means the letter so called issued or to be issued in respect of any pooling benefits relating to this Agreement and the Sister Ship Lease Agreements addressed by the Lessor to the Lessee;

“Pre-Delivery Termination Date” means the date on which the Lessor’s obligation to acquire the Ship pursuant to the Novated Building Contract and lease the Ship to the Lessee terminates, being:

(a)	where the obligation of the Lessor to acquire the Ship and lease the Ship to the Lessee ends by virtue of the fact that the transaction has become Economically Burdensome or the Lessee has determined that the transaction has become Commercially Burdensome, the date specified in the notice served on the Lessor by the Lessee pursuant to clause 2.2.1;

(b)	if the Ship becomes a Total Loss, the earlier of the date on which the Supervisor (acting on behalf of the Lessor and in accordance with the Supervision Agreement) agrees with the Builder that the damage shall not be repaired and that the Novated Building Contract shall be deemed to be rescinded and all amounts paid by the Lessor thereunder (together with interest thereon) be refunded by the Builder or, where no agreement is reached by the Builder and the Supervisor, the date falling six (6) months after the occurrence of the Total Loss;

(c)	where the obligation of the Lessor to acquire the Ship and lease it to the Lessee ends pursuant to clause 18.1 by virtue of the service by the Lessor of a notice on the Lessee, the date stipulated in that notice;

(d)	where a Further Novation Event occurs, the date stipulated in the notice served on the Replacement Purchaser by the Lessor pursuant to clause 18.3.1; and

(e)	where the obligation of the Lessor to acquire the Ship and lease it to the Lessee ends pursuant to clause 24.2, the date specified by the Lessor in the notice served on the Lessee pursuant to clause 24.1;

“Pre-Tax Loss Letter” means the letter so called issued or to be issued in respect of any pre-tax loss relating to this Agreement addressed by the Lessor to the Lessee;

“Purchase Price” means the price for the Ship payable by the Lessor under the Novation Agreement and the Novated Building Contract, which price shall be reduced by any amounts payable by the Builder to the Lessor under article III.2 (Adjustment of Contract Price - Speed), article III.3 (Adjustment of Contract Price - Fuel Consumption), article III.4 (Adjustment of Contract Price - Deadweight), article III.5 (Adjustment of Contract Price - Container Capacity) of the Novated Building Contract, but shall not be reduced by any amounts payable by the Builder to the Lessor under article III.1 (Adjustment of Contract Price - Delivery) of the Novated Building Contract;

“QEL” means the quiet enjoyment letter in respect of the Ship between the Lessor and the Time Charterer;

“Recoverable VAT” means any amounts paid or payable by or on behalf of the Lessor in respect of Value Added Tax which is not Irrecoverable VAT;

“Refund Guarantee” means the refund guarantee issued or, as the context may require, to be issued by the Refund Guarantor in favour of the Lessor pursuant to the Novation Agreement;

“Refund Guarantor” means Woori Bank, with its principal place of business at 1328-3 Seochodong Seochogu, Seoul 13-070, Korea;

“Relevant Event” means any Termination Event, Mandatory Prepayment Event or Further Novation Event, or any event which only with the passage of time, the giving of any notice or the fulfilment of any other condition (or a combination thereof) would constitute a Termination Event, Mandatory Prepayment Event or Further Novation Event;

“Rental” has the meaning given to such term in the Financial Schedule;

“Replacement Manager” means any company which the Lessor may approve from time to time as the manager of the Ship pursuant to clause 10.11;

“Requisition Compensation” means all sums of money or other compensation from time to time payable in respect of the Compulsory Acquisition of the Ship;

“Review Notification Date” means the date falling four (4) months after the commencement of the Standby Lender Review Period;

“Revised Cash Flow” has the meaning given to that term in the Financial Schedule;

“Saving on Funding Costs” has the meaning given to that term in the Financial Schedule;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the claimant under an action in rem in which the ship concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which person (B) would have been had person (B) held a security interest over an asset of person (A), but this paragraph (c) does not apply to a right of set-off or combination of accounts arising by operation of law or conferred by the standard terms of business of a bank or financial institution and which has not been exercised;

“Ship” means the vessel currently under construction with the Builder pursuant to the Novated Building Contract and having Builder’s Hull Number 1855 to be sold by the

Builder to the Lessor pursuant to the Novated Building Contract and to be registered in the name of the Lessor as and from the Delivery Date and includes any share or interest therein, as the same is more particularly described in Schedule 2 and includes its engines, machinery, boats, tackle, outfit, equipment, spare gear, fuel, consumable or other stores, and everything belonging or appurtenant to it whether on board or ashore (including, for the avoidance of doubt, any depot spares and other spare parts and other such items purchased by the Lessor under the Novated Building Contract) together with any and all substitutions, replacements and renewals of any of them and any and all substitutions therefor and replacements and renewals thereof and any additions thereto from time to time made in accordance with the provisions of this Agreement and any of the foregoing which, having been removed from it, remain the property of the Lessor pursuant to this Agreement and any additions thereto which have not been removed and have become the Lessor’s property in accordance with clause 11.4;

“Ship’s Software” means all computer software which is required for the operation of the Ship, including, but not limited to, navigation software;

“Sister Ship” and “Sister Ships” mean any or all (as the case requires) of the vessels currently under construction with the Builder identified as Hull numbers 1851, 1852, 1853, and 1854;

“Sister Ship Lease Agreements” means the lease agreements entered into on, or at any time after, the date of this Agreement in respect of each of the Sister Ships between the Lessor and the Lessee;

“Sister Ship Time Charters” means the time charters defined in each of the Sister Ship Lease Agreements as the “Time Charter”;

“Sister Ship Transaction Documents” means the documents defined as “Transaction Documents” in each of the Sister Ship Lease Agreements;

“SOLAS” means International Convention for the Safety of Life at Sea, 1974, with Protocol 1978 and Amendments of 1981, 1983, 1988, 1991, 1992, 1994, 1996, 1998, 2000, 2002, 2003 and 2004 as the same may be further amended or supplemented, consolidated or replaced from time to time;

“Standby Lender” means the Bank or such other company in the Lessor’s Group as shall be nominated by the Lessor for such purpose;

“Standby Lender Review” means the review which the Standby Lender is entitled to undertake pursuant to clause 16.1;

“Standby Lender Review Period” means the period commencing on the date falling six (6) months prior to the Lease Period End Date applicable to whichever of the Ship and the Sister Ships is the first vessel to be Delivered (as defined in this Agreement or, as the case may be, the relevant Sister Ship Agreement), and expiring on the Review Notification Date;

“Standby Loan Transaction” means a transaction with the characteristics described in Schedule 10;

“Subsidiary” means:

(a)	in respect of a person incorporated or formed outside England and Wales, any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty (50) per cent. of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management whether by contract or otherwise; and

(b)	in respect of a person incorporated in England and Wales, a subsidiary within the meaning of Section 736 Companies Act 1985;

“Supervision Agreement” means the supervision agreement entered or to be entered into in respect of the construction of the Ship and made between (i) the Supervisor and (ii) the Lessor;

“Supervision Costs” means the amount payable by the Lessor to the Supervisor under clause 4.5(b) of the Supervision Agreement;

“Supervisor” means the Approved Manager, in its capacity as the “Supervisor” pursuant to the Supervision Agreement;

“Tax” includes all present and future taxes, levies (whether by deduction, withholding or otherwise), imposts, duties, or charges of a similar nature (or any amount payable on account of or as security for any of the foregoing), including, but not limited to, income tax, corporation tax, VAT, stamp duty, customs and other impost or export duty or excise duty, imposed by any statutory, governmental, national, international, state or local taxing or fiscal authority, body or agency or department whatsoever or any central bank, monetary agency or European Union institution, whether in the United Kingdom or elsewhere together with interest thereon and any additions, fines, surcharges, penalties in respect thereof or relating thereto and “Taxes” and “Taxation” shall be construed accordingly;

“Tax Consultation Letter” means the letter issued or to be issued in relation to this Agreement regulating the conduct of matters between the Lessor and HMRC or any other tax authority in respect of the transactions represented by the Transaction Documents addressed by the Lessor to the Lessee;

“Tax Written Down Value” has the meaning given to such term in the Financial Schedule;

“Technical Note Letter” means the letter agreement of that name issued or to be issued in relation to this Agreement addressed from the Lessor to the Lessee;

“Termination Amount” means the aggregate of the Termination Sum and the Termination Fee (if any);

“Termination Date” means, as the context may require, the Pre-Delivery Termination Date or the Lease Termination Date;

“Termination Event” means any of the events or circumstances described in clause 17.1;

“Termination Fee” has the meaning given in the Financial Schedule;

“Termination Payment Date” means:

(a)	in the case of a voluntary termination pursuant to clause 2.2, the Pre-Delivery Termination Date;

(b)	in the case of a voluntary termination pursuant to clause 2.5, the Lease Termination Date;

(c)	in the case of any termination of the Lessor’s obligation to acquire the Ship and to lease the Ship to the Lessee pursuant to clause 18.1, the Pre-Delivery Termination Date;

(d)	in the case of any termination of the leasing of the Ship pursuant to clause 18.1, the Lease Termination Date;

(e)	in the case of any termination of the Lessor’s obligation to acquire the Ship and to lease the Ship to the Lessee pursuant to clause 18.2, the Pre-Delivery Termination Date;

(f)	in the case of any termination of the leasing of the Ship pursuant to clause 18.2, the Lease Termination Date; and

(g)	in the case of the occurrence of a Further Novation Event, the Pre-Delivery Termination Date; and

(h)	in the case of a Total Loss, the Total Loss Payment Date;

“Termination Sum” has the meaning given to such term in the Financial Schedule;

“Time Charter” means the time charter agreement in respect of the Ship dated on or about the date hereof and entered into between the Guarantor and the Time Charterer;

“Time Charterer” means Kawasaki Kisen Kaisha, Ltd., a company incorporated in Japan;

“Total Loss” means:

(a)	an actual, constructive, compromised or arranged total loss of the Ship; or

(b)	any Compulsory Acquisition of the Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless the Ship be released and restored to the Lessee or the Lessor from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within sixty (60) days after the occurrence thereof; or

(d)	the expiry of one (1) year (or such longer period as the Lessor and the Lessee may agree) after the Ship shall have been requisitioned for hire or use by a Government Entity or other competent authority, whether de jure or de facto;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Lessor with all of the relevant insurers of the Ship at the relevant time in which the said insurers agree to treat the Ship as a total loss; and

(c)	in the case of a Compulsory Acquisition the date on which the requisition for title or other Compulsory Acquisition occurs; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to Compulsory Acquisition of the Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation constitutes a Total Loss (as stipulated by paragraphs (c) and (d) of the definition of “Total Loss”);

“Total Loss Payment Date” means, following the occurrence of a Total Loss, the earliest of the following dates to occur:

(a)	the date falling 120 days after the Total Loss Date or such later date as the Lessor may agree; or

(b)	the date on which the Lessor receives the Total Loss Proceeds or any Requisition Compensation;

“Total Loss Proceeds” means the proceeds of any policy or contract of insurance arising in respect of a Total Loss actually and unconditionally received by the Lessor following a Total Loss of the Ship;

“Total Vessel Cost” has the meaning given to such term in the Financial Schedule;

“Transaction Companies” means the Lessee, the Guarantor, the Supervisor (but only for so long as it owes any obligations to the Lessor under the Supervision Agreement), and the Replacement Purchaser (but only for so long as it owes any obligations to the Lessor under the Novation Agreement) and, in the singular, means any one of them;

“Transaction Documents” means the Lease Documents, the Time Charter, the Lessor Parent Support Letters and any other document, agreement, notice, acknowledgement, letter or instrument entered into, issued or given pursuant to the terms of, as a pre-condition of, or otherwise in connection with any of the foregoing and any other document, agreement, acknowledgement, notice, letter or instrument designated as a Transaction Document by the Lessor and the Lessee;

“United Kingdom” or “UK” means United Kingdom of Great Britain and Northern Ireland;

“US Transportation Tax” means the 4% Tax imposed by the US on a foreign corporation’s US source gross transportation income for any tax year or any similar or equivalent Tax replacing or introduced in addition to the same;

“Value Added Tax” or “VAT” means:

(a)	value added tax of the United Kingdom as provided for in the VATA including legislation (delegated or otherwise) supplementary thereto, and any similar or substituted tax, or any tax imposed, levied or assessed in the United Kingdom on added value or turnover; and

(b)	any similar tax imposed, levied or assessed in any jurisdiction outside the United Kingdom; and

“VATA” means the Value Added Tax Act 1994;

1.2	Construction of certain terms

In this Agreement:

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies or the ordinary collision clause in respect of the Ship in consequence of her insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“person” includes any company or unincorporated legal entity, any state, political sub-division of a state and local or municipal authority and any international organisation and reference to any person shall include its successors, permitted assignees and permitted transferees in accordance with their respective interests;

“policy” in relation to any insurance includes a slip, cover note, certificate of entry or other documents evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a full owner’s entry in a protection and indemnity association which is a member of the International Group of Protection and Indemnity Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies;

“regulation” includes, without limitation, any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is customary in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

“war risks” includes the risk of mines, all risks covered by the English Institute War and Strikes Clauses or any equivalent provision and all insurable risks excluded under the war and terrorism risks exclusion clauses or equivalent under the rules of the protection and indemnity club or association with whom the protection and indemnity risks cover is placed from time to time.

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (the “numerically corresponding day”), but:

1.3.1	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

1.3.2	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	General interpretation

In this Agreement:

1.4.1	references in clause 1.1 to a document being in the form of a particular Schedule include references to that form with any modifications to that form which the Lessor and the Lessee agree in writing;

1.4.2	references to, or to a provision of, a Transaction Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise with the consent of the Lessor;

1.4.3	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

1.4.4	words denoting the singular number shall include the plural and vice versa;

1.4.5	references to clauses and Schedules are, unless otherwise stated, references to clauses of and schedules to this Agreement;

1.4.6	clauses 1.1 to 1.4 apply unless the contrary intention appears; and

1.4.7	in relation to an entity which is not a corporation, reference to “incorporated” and cognate expressions shall be deemed to be references to its formation and establishment under applicable law.

1.5	Headings

The clause headings shall not affect the interpretation of this Agreement.

1.6	Conflicts

If any conflict arises or exists between the provisions of this Agreement and any of the other Lease Documents, the provisions of this Agreement shall prevail.

2	Lease

2.1	Lease Period

Subject to and upon the terms and conditions of this Agreement, the Lessor agrees to lease to the Lessee, and the Lessee agrees to lease from the Lessor, and will be entitled to the full possession and use of, the Ship for a period commencing on the Delivery Date and ending on the Lease Period End Date.

2.2	Voluntary termination prior to Delivery

2.2.1	If at any time prior to Delivery:

(a)	the transaction contemplated by the Transaction Documents has become Economically Burdensome; or

(b)	the Lessee has determined that the transaction contemplated by the Transaction Documents has become Commercially Burdensome (as evidenced by a certificate issued by a director or officer of the Lessee), the Lessee shall be entitled to terminate the agreement by the Lessor to acquire the Ship pursuant to the Novated Building Contract and to lease the Ship to the Lessee pursuant to this Agreement and the agreement by the Lessee to lease the Ship from the Lessor, by giving written notice to the Lessor in accordance with the provisions set out in clauses 2.2.3 and 2.2.4 below.

2.2.2	The transaction contemplated by the Transaction Documents shall be regarded as being “Commercially Burdensome” when the Lessee determines that it is no longer compatible with the commercial strategy of the Lessee and as a consequence the Lessee has good commercial reasons for wishing to terminate the transaction, provided however that the Lessee shall not be deemed to have a good commercial reason for terminating the transaction if primarily motivated by, or the termination is for the purposes of, the Lessee entering into any alternative financing arrangement with respect to the Ship with any other financier.

2.2.3	Any notice given by the Lessee pursuant to this clause 2.2 shall be irrevocable and shall state whether it is given pursuant to clause 2.2.1(a) or clause 2.2.1(b) and, in the case of a notice given pursuant to clause 2.2.1(b) above, shall attach a certificate from a director or officer of the Lessee certifying that the transaction contemplated by the Transaction Documents is Commercially Burdensome, which shall be conclusive as to the opinion of the Lessee.

2.2.4	The Lessee shall give at least:

(a)	five (5) Business Days notice of the proposed Pre-Delivery Termination Date in the case of any termination pursuant to clause 2.2.1(a); and

(b)	thirty (30) Business Days notice of the proposed Pre-Delivery Termination Date in the case of any termination pursuant to clause 2.2.1(b);

2.2.5	If a Mandatory Prepayment Event shall occur prior to Delivery or a Further Novation Event shall occur in each case which is continuing, the Lessor may exercise its rights under clause 18.2 or, as the case may be, clause 18.3 to treat the occurrence of such event as constituting a voluntary termination by the Lessee in accordance with this clause 2.2, whereupon the provisions of clause 2.2.6 and 2.3 shall apply.

2.2.6	On the applicable Termination Payment Date, the Lessee shall pay to the Lessor an amount equal to the Termination Amount as at that date as determined in accordance with clause 18.4, together with all other moneys then due and payable but unpaid by the Lessee to the Lessor under the Lease Documents.

2.3	Further novation on voluntary termination before Delivery

If (a) the Lessee gives notice pursuant to clause 2.2 or (b) the Lessee is deemed to have given notice pursuant to clause 2.2 in accordance with the provisions of clause 18.3 to terminate the agreement to lease the Ship under this Agreement during the Construction Period or (c) the Lessor gives notice pursuant to clause 18.1 to terminate the agreement to lease the Ship during the Construction Period (and (in the case of clause 2.3(a)) the Lessor has received payment of all amounts owing to the Lessor by the Lessee under clause 18.4 in cleared funds in accordance with the payment instructions therefor and without conditions attached) the Lessor shall promptly give a Further Novation Notice to the Replacement Purchaser and the other parties to the Novation Agreement pursuant to clause 6.1 of the Novation Agreement and to the Refund Guarantor if obliged to do so pursuant to the Refund Guarantee.

2.4	Continuation of Construction Period

Notwithstanding anything to the contrary contained in this Agreement, if the Lessee gives notice or is deemed to have given notice to terminate the agreement to lease the Ship under this Agreement during the Construction Period pursuant to clause 2.2, the Construction Period will continue until and end on the date on which the further novation referred to in clause 2.3 occurs.

2.5	Voluntary termination after Delivery

2.5.1	At any time after Delivery the Lessee is entitled to terminate the leasing of the Ship by the Lessor to the Lessee under this Agreement by giving written notice to the Lessor.

2.5.2	If:

(a)	the transaction contemplated by the Transaction Documents has become Economically Burdensome, the Lessee shall give at least five (5) Business Days notice of the proposed Lease Termination Date; and

(b)	in all other circumstances, the Lessee shall give at least thirty (30) days notice of the proposed Lease Termination Date.

2.5.3	Any notice given by the Lessee pursuant to clause 2.5.1 and 2.5.2 shall, subject to clause 2.5.7:

(a)	be irrevocable;

(b)	state whether it is given pursuant to clause 2.5.2(a) or 2.5.2(b); and

(c)	be given in respect of an imminently proposed sale.

2.5.4	If a Mandatory Prepayment Event shall occur which is continuing, the Lessor may exercise its rights under clause 18.2 to treat the occurrence of such event as constituting a voluntary termination by the Lessee in accordance with this clause 2.5, whereupon the provisions of clause 2.5.6 and 2.5.8 and clause 2.6 shall apply.

2.5.5	If the Lessor issues a notice to the Lessee pursuant to clause 24 to terminate the Lease Period, such termination shall be treated as constituting a voluntary termination in accordance with this clause 2.5 whereupon the provisions of clauses 2.5.6 and 2.5.8 and clause 2.6 shall apply.

2.5.6	On the applicable Termination Payment Date, the Lessee shall pay to the Lessor an amount as determined in accordance with the provisions of clause 18.4.

2.5.7	Notwithstanding the service by the Lessee of a notice terminating the leasing of the Ship in accordance with clauses 2.5.1 and 2.5.2, if, after the service of such notice, the Lessee fails to pay to the Lessor the applicable Termination Amount payable by the Lessee pursuant to, and determined in accordance with, clause 18.4 and all other amounts then due to the Lessor which are payable by the Lessee in each case as at the proposed Lease Termination Date, the leasing of the Ship shall continue as if such notice had not been issued.

2.5.8	If the Lessee is treated as having given a notice terminating the leasing of the Ship pursuant to clause 2.5.4 or 2.5.5 and the Lessee fails to pay to the Lessor the applicable Termination Amount payable by the Lessee pursuant to, and determined in accordance with, clause 18.4 and all other amounts then due to the Lessor which are payable by the Lessee as at the applicable Lease Termination Date, the leasing of the Ship shall nevertheless terminate on the Lease Termination Date.

2.6	Continuation of Lease Period

Notwithstanding anything to the contrary in this Agreement, from the Lease Termination Date until the earlier of (i) the date on which the Ship is delivered to a purchaser of the Ship following a sale pursuant to clause 2.8 and (ii) the date on which the Ship is redelivered to the Lessor pursuant to clause 15 the Lessee shall continue in possession of the Ship as the Lessor’s agent under a bailment terminable by the Lessor at will with no right of quiet enjoyment as between the Lessor and the Lessee (but otherwise without prejudice to its rights under clause 2.8 and to receive rebates of Rental under this Agreement); and as a term of its appointment as the Lessor’s agent it shall continue to perform all its obligations under this Agreement as if the Lease Period were still continuing.

2.7	Terms and Conditions of sale

Any sale of the Ship pursuant to clause 2.8 (but not, for the avoidance of doubt, pursuant to clause 2.9) will be on the following terms and conditions and shall otherwise be completed in accordance with the provisions set out below:

2.7.1	the sale will be at a cash price payable by the purchaser to the Lessor in full on completion of that sale in Dollars or such other currency as the Lessor may agree (such agreement not to be unreasonably withheld or delayed);

2.7.2	the sale will be on the best terms (including price) which, in the opinion of a reputable firm of independent ship valuers and surveyors experienced in the container carrier sector, are reasonably obtainable on the open market on an “as is, where is” basis taking into account where continuing, the Time Charter and any charter of the Ship at that time which shall have been notified to the Lessor and approved by the Lessor pursuant to clause 10.17 and which is intended to continue (and is capable of continuing) after the date of sale and the termination of the bailment to the Lessee under this Agreement;

2.7.3	the sale may be to any person other than:

(a)	the Time Charterer, the Lessee or any other person to whom the Ship has at any time been leased or sub-leased; or

(b)	any person who is purchasing in trust for any of the parties referred to in (a); or

(c)	any other person to whom, by virtue of a Change of Law occurring after the date of this Agreement, a sale is certified by the Lessor (the “Lessor’s Certificate”) as being reasonably likely to result in the Lessor losing with retrospective effect its right to claim capital allowances on or by reference to expenditure previously incurred on the provision of the Ship provided however that if the Lessee does not agree with the Lessor’s Certificate it shall be entitled to require the Lessor to obtain promptly a written opinion from leading tax counsel (“Counsel”) (in accordance with the provisions of clause 2.7.3(g)) stating whether or not the Lessor’s Certificate is correct;

(d)	if Counsel is of the opinion that the Lessor’s Certificate is incorrect, then the Lessee shall be entitled to sell the Ship to any person other than such persons as are specified in (a) or (b) above, without the provision of any further security to the Lessor;

(e)	if Counsel is of the opinion that the Lessor’s Certificate is correct, the Lessee shall be entitled to sell the Ship to any person other than such persons as are specified in (a) and (b) above, conditional upon the Lessee having first provided to the Lessor additional security of such appropriate amount and on such terms as the Lessor shall determine (acting in good faith) to be necessary to secure it (on an after-tax basis) against any additional cost or expense (including Tax) arising as a result of the Lessor losing with retrospective effect its right to claim capital allowances on or by reference to expenditure previously incurred on the provision of the Ship, such security to be released to the Lessee to the extent not required to meet any cost or expense on the End Date (as defined in the Financial Schedule);

(f)

if the Lessee notifies the Lessor in writing that it does not require the Lessor to obtain an opinion from Counsel, it shall be entitled to sell the Ship to any person other than such persons as are specified in (a) or (b) above, provided that it shall have first provided to the Lessor additional security of such amount and on such terms as the Lessor shall determine (acting in good faith) to be necessary to secure it (on an after-tax basis) against any additional cost or expense (including Tax) arising as a result of the Lessor losing with retrospective effect its right to claim capital allowances on or by reference to expenditure previously incurred on the provision of the Ship, such security to be released to the Lessee to the extent not required to meet any such cost or expense on the End Date (as defined in the Financial Schedule);

(g)	the Lessee shall be entitled to require the Lessor to obtain the opinion of Counsel chosen for the foregoing purpose by agreement between the Lessor and the Lessee (or in the absence of agreement by the Chairman of the Bar Council whom the Lessor and the Lessee shall instruct for that purpose). A consultation with Counsel shall be arranged expeditiously after the Lessor receives notification from the Lessee that it requires Counsel’s opinion on the Lessor’s Certificate. Counsel shall be instructed on the basis of instructions prepared by the Lessor’s legal advisers in consultation with the Lessee and its legal advisers (with the intent that the Lessee and its legal advisers shall have a reasonable opportunity to consider and contribute to such instructions). The Lessee and its legal advisers shall be entitled to attend any consultation with Counsel save that the Lessee and its professional advisers shall withdraw from such consultation at the request of the Lessor for so long as, in the reasonable opinion of the Lessor, matters which are confidential or of a sensitive nature having regard to the business of the Lessor, or which relate to the confidential affairs of a third party, are to be discussed during such consultation. The cost of Counsel’s opinion shall be for the account of the Lessee save where Counsel is of the opinion that the Lessor’s Certificate is incorrect, in which case it shall be for the account of the Lessor;

2.7.4	the terms of the sale will include a warranty on the part of the Lessor that the Lessor will pass such title to the Ship as the Lessor has acquired pursuant to the Novated Building Contract free of Lessor’s Security Interests, but otherwise shall be without any representation, recourse or warranty whatsoever to or on the part of the Lessor;

2.7.5	the Lessee, for its own account, may give any warranties reasonably required by the purchaser of the Ship in accordance with market practice for the sale of vessels of a similar type, design and age as the Ship;

2.7.6	the terms of the sale will include, subject to the consent of the Builder pursuant to the Novated Building Contract, an assignment by the Lessee of any unexpired portion of any assignable warranties and indemnities referred to in clause 6.5;

2.7.7	the sale will be on an “as is, where is and with all faults” basis and governed by the laws of England;

2.7.8	if the proposed sale provides for delivery of the Ship by the Lessor, such obligation is conditional on the Ship first being redelivered to the Lessor;

2.7.9	the sale will be for delivery on, or if for any reason a sale is not possible on that date as soon as reasonably practicable after, the termination date specified in the notice served by the Lessee pursuant to clause 2.5;

2.7.10	the sale will exclude, so far as permitted by the laws of England and any other laws governing or applicable to the sale of the Ship, all liability of the Lessor, in contract or tort, in relation to the Ship to the same extent as such liabilities are excluded by clause 6 except for the warranty given by the Lessor referred to in clause 2.7.4; and

2.7.11	if the Ship is at the date of entry into any contract for the sale of the Ship subject to any requisition for hire or (where continuing) the Time Charter or any other chartering of the Ship which shall have been notified to, and approved by the Lessor pursuant to clause 10.17 and which is continuing as at such date notwithstanding the termination of the bailment to the Lessee the sale will be subject to such requisition or any such other chartering of the Ship.

2.8	Sales agency

2.8.1	In respect of any sale of the Ship to be conducted:

(a)	following a termination of the leasing of the Ship pursuant to clause 2.5.2(a) or 2.5.2(b) (Voluntary Termination after Delivery) or any deemed voluntary termination of the leasing of the Ship pursuant to clause 24.3; or

(b)	on the Lease Period End Date; or

(c)	following any termination of the Lease Period pursuant to clause 18.1 (Termination Rights); or

(d)	following any termination of the Lease Period pursuant to clause 18.2 (Mandatory Prepayment);

the Lessor irrevocably appoints the Lessee to act as the agent of the Lessor for the purpose of negotiating the sale of the Ship on the terms set out in clause 2.7 subject to and upon the limitations set out in clauses 2.8.4 to 2.8.8 and the Lessor agrees that, until termination of such agency pursuant to clause 2.8.3 or 2.8.4, the Lessee shall continue to be empowered to negotiate a sale of the Ship, which shall then be concluded in the manner described in clauses 2.8.6 and 2.8.7.

2.8.2	The appointment of the Lessee as the sales agent of the Lessor shall commence on:

(a)	the date on which the Lessee notifies the Lessor that it wishes to terminate the leasing of the Ship in accordance with clause 2.2 or 2.5.2; and

(b)	on the date on which the Lessee is deemed to have exercised its rights of voluntary termination in accordance with clauses 2.5.4 or 2.5.5 following the issue by the Lessor of a notice pursuant to any of clauses 18.2 or 24; and

(c)	in the case of a termination of the leasing by the Lessor pursuant to clause 18.1, on the date on which the Lessor serves notice on the Lessee pursuant to clause 18.1; and

(d)	in any other circumstance, on the fourth anniversary of the Delivery Date,

and shall terminate on the earlier of (i) the date on which the Net Sale Proceeds are actually and unconditionally received and applied in accordance with clause 2.10 or (ii) the date on which the Lessor terminates the appointment of the Lessee pursuant to clause 2.8.3 below or (iii) in any event, and without any action being required by the Lessor, the fifth anniversary of the Delivery Date.

2.8.3	The Lessor shall be entitled to terminate the sales agency under clause 2.8.1 or, as the case may be, clause 2.8.2 by means of written notification to the Lessee:

(a)	at any time after notice is given under clause 18.1 or clause 18.2 and in each such case where the Lessee shall have failed to pay to the Lessor the Termination Amount and any other sums then due to the Lessor which are payable by the Lessee pursuant to clause 18.4 and such failure continues unremedied for a period of five (5) Business Days, unless the notice pursuant to 18.1 is given in respect of the occurrence of any of the events referred to in clauses 17.1.9 or 17.1.11 in relation to any of the Lessee or the Guarantor in which case the Lessor shall be entitled to terminate the sales agency with immediate effect; and

(b)	subject to paragraph (c) below, the date falling six (6) months after the applicable Lease Termination Date, if no sale of the Ship has been completed by that time; and

(c)	the date falling one day before the fifth anniversary of the Delivery Date, if no sale of the Ship has been completed by that time;

whereupon in the case where the Lessee’s sales agency rights have been terminated in accordance with the provisions of this clause 2.8.3, the Lessor shall be entitled to repossess the Ship in accordance with clause 18.5 and the provisions of clause 2.9 shall apply.

2.8.4	The appointment of the Lessee as the Lessor’s sales agent shall be on the basis that the Lessee is the Lessor’s sole and exclusive agent from the date on which it is appointed until 45 days prior to the fifth anniversary of the Delivery Date at which point the Lessee shall continue as agent on a non-exclusive basis and the provisions of clause 2.8.10 shall apply.

2.8.5	The appointment of the Lessee as sales agent will constitute a full discharge by the Lessor of its obligations under clause 18.6 to use reasonable endeavours to sell the Ship for the period while such appointment is continuing.

2.8.6	The Lessee’s authority is limited to the extent that the Lessee is not authorised to sell the Ship or to approve or execute on behalf of the Lessor any document relating to the sale of the Ship for which the Lessor’s specific written authority will be required, which authority will not be unreasonably withheld or delayed where:

(a)	the sale complies with the provisions of clause 2.7; and

(b)	the sale price of the Ship exceeds the Tax Written Down Value.

2.8.7	Subject to clause 2.8.6 the Lessor agrees that, at the cost and expense of the Lessee, on reasonable notice it will complete the sale of the Ship and it shall execute any agreement, protocol of delivery and acceptance and/or bill of sale for, and any other documentation reasonably requested by the Lessee in respect of, the sale of the Ship which complies with the provisions of clause 2.7.

2.8.8	The Lessee will supply the Lessor with details of any offer received and keep the Lessor fully informed of the status of any negotiations for the sale of the Ship.

2.8.9	The Lessee is entitled to delegate its rights and duties under this clause 2.8 to any Guarantor Group Member without the approval of the Lessor or to such other person as the Lessor may approve, such approval not to be unreasonably withheld or delayed in relation to a first-class independent shipbroker and, in each case, on the basis that no further delegation shall be permitted without the Lessor’s prior written approval.

2.8.10	In the event that by the date falling 45 days prior to the fifth anniversary of the Delivery Date (the “Non-Exclusive Date”), no arrangements have been concluded for the sale of the Ship on or before the Lease Period End Date and, in the opinion of the Lessor, no such arrangements are likely to be concluded, and subject to the sales agency not having terminated earlier under clause 2.8.3 prior to the Non-Exclusive Date, the Lessee will, if so required by the Lessor or the Lessee may, on notice to the Lessor, arrange a public auction of the Ship as soon as reasonably practicable after the Non-Exclusive Date and in any event by no later than the fifth anniversary of the Delivery Date (the “Auction Sale Date”). For the avoidance of doubt, notwithstanding that the Lessee is arranging an auction in accordance with this clause 2.8.10 the Lessee may nevertheless continue as the Lessor’s sales representative to endeavour to arrange for a private treaty sale of the Ship provided the same is completed by the Auction Sale Date and complies with the terms of clauses 2.7 and 2.8. The Lessor and the Lessee or any nominees or designee of either of them may bid at such auction and any sale resulting therefrom shall constitute a sale of the Ship if it otherwise complies with the other provisions of this Agreement

2.9	Sale of the Ship following any termination of the Lessee’s sales agency rights

If the Lessee’s right to act as sales agent is terminated pursuant to clause 2.8.2 or 2.8.3, the Lessor (as between the Lessor and the Lessee) shall have the sole right to determine the means, timing and the terms of the sale of the Ship (including by public auction) and clause 2.7 shall not apply to any such sale.

2.10	Application of Net Sale Proceeds

Upon the Ship being delivered to and accepted by a purchaser of the Ship, the leasing of the Ship under this Agreement shall terminate and the Net Sale Proceeds shall be applied as follows:

FIRST: in retention by the Lessor of an amount equal to 0.01% of the Net Sale Proceeds;

SECOND: in or towards payment to the Lessor of amounts equal to all or any part of the Termination Amount which, as at the date of the receipt by the Lessor of the Net Sale Proceeds, has not been paid to the Lessor by or on behalf of the Lessee;

THIRD: in or towards settlement of any other amounts then due and payable but unpaid by the Lessee to the Lessor under the Transaction Documents and any amounts then due and payable but unpaid by the Lessee to the Lessor under the Sister Ship Transaction Documents; and

FOURTH: the remainder in payment to the Lessee by way of rebate of Rental.

2.11	Shortfalls

If the Net Sale Proceeds fall short of the aggregate of the amounts payable by the Lessee and described in FIRST, SECOND and THIRD of clause 2.10 the Lessee, on the date of receipt by the Lessor of the Net Sale Proceeds, shall pay to the Lessor an amount equal to the amount of that shortfall by way of additional Rental.

2.12	Payments to Lessee

Any payment to the Lessee under clause 2.10 in accordance with the paragraph entitled “FOURTH” shall be made reasonably promptly but in any event within five (5) Business Days after the date of actual and unconditional receipt by the Lessor of the Net Sale Proceeds.

2.13	Termination of obligation to pay Rental

With effect on and from the date of the Ship being delivered to and accepted by a purchaser following a sale of the Ship or the redelivery of the Ship pursuant to clause 15.1, the Lessee shall cease to be liable to pay Rental under this Agreement but without prejudice to the Lessee’s accrued and contingent obligations pursuant to this Agreement including, without limitation, paragraph 5 of the Financial Schedule.

2.14	Standby Loan

In the event that the Lessee has given a notice of termination pursuant to clauses 2.2.1(a) or 2.5.2(a), and has also given a corresponding notice under clauses 2.2.1(a) or 2.5.2.(a) of each of the Sister Ship Agreements specifying the same Lease Termination Date (or, as the case may be, Pre-Delivery Termination Date), the Lessee shall be entitled to require that the Lessor procures that the Standby Lender enters into a Standby Loan Transaction in respect of the Ship and all of the Sister Ships (but not some only) and, subject to the Standby Lender first being indemnified by the Lessee in respect of its costs, the Standby Lender and the Lessee shall in good faith endeavour to conclude the Standby Loan Transaction on such Lease Termination Date (or, as the case may be, Pre-Delivery Termination Date) or as soon as reasonably practicable thereafter.

3	Conditions Precedent generally and to payment of Instalments and Delivery

3.1	Pre-delivery conditions to be fulfilled by Lessee

3.1.1	All of the obligations of the Lessor under this Agreement and the obligations of the Lessor under the Novation Agreement and the Supervision Agreement including to pay the First Instalment are subject to the receipt by the Lessor of the documents described in Part A of Schedule 4 and the documents described in paragraph 5 of Part B of Schedule 4 in form and substance satisfactory to the Lessor not less than three (3) Business Days before the First Instalment Date and in any event on or before 31 December 2007 or such other date to be agreed between the Lessee and Lessor.

3.1.2	The Lessor’s obligation under this Agreement to pay the Second Instalment is subject in addition to receipt by the Lessor of the documents described in Part B of Schedule 4 in form and substance satisfactory to the Lessor not less than three (3) Business Days before the Second Instalment Date.

3.2	Further Conditions to be fulfilled by Lessee in respect of each Instalment

The obligations of the Lessor to pay any Instalment and, in the case of the Final Instalment, to lease the Ship to the Lessee under this Agreement are further subject to the further conditions that:

3.2.1	the Lessor shall have received an Instalment Request not later than 11:00 a.m. (London time) on the third Business Day (in the case of the First and Second Instalments) prior to the relevant proposed date for payment of that Instalment by the Lessor pursuant to the Novation Agreement or, as applicable, the Novated Building Contract and the sixth Business Day (in the case of the Final Instalment) prior to the Delivery Date (or in any such case, such shorter period as the Lessor and the Lessee shall agree); and

3.2.2	as at the Effective Date and each Instalment Date (including the Delivery Date):

(a)	no Relevant Event has occurred which is continuing; and

(b)	each of the representations and warranties contained in clause 19 of this Agreement and in clause 4 of the Guarantee is then true and correct by reference to the facts and circumstances then existing.

3.3	Delivery conditions and covenants to be fulfilled by Lessee

3.3.1	The obligation of the Lessor to pay the Final Instalment pursuant to article II of the Novated Building Contract and the Supervision Costs on the Delivery Date is subject to the receipt by the Lessor of the documents described in Part C of Schedule 4 in form and substance satisfactory to the Lessor not less than four (4) Business Days before the Delivery Date (or such shorter period as the Lessor and the Lessee shall agree).

3.3.2	The Lessee undertakes to provide to the Lessor such of the documents described in Part D of Schedule 4 in form and substance satisfactory to the Lessor as are available no less than two (2) Business Days before the Delivery Date. The Lessee undertakes to provide to the Lessor the remainder of the documents described in Part D of Schedule 4 in form and substance satisfactory to the Lessor on or before the Delivery Date, save for such of them as may only be available upon Delivery (which for the avoidance of doubt the Lessee acknowledges should be limited to the protocol of delivery and acceptance to be delivered pursuant to the Novated Building Contract and the documents listed at item 8 of Part D of Schedule 4).

3.3.3	The Lessee shall keep the Lessor fully advised of the anticipated date of delivery of the Ship.

3.4	Pre-delivery conditions to be fulfilled by Lessor

The obligations of the Lessee under this Agreement are subject to the receipt by the Lessee of the documents described in Schedule 5 in form and substance satisfactory to the Lessee not less than two (2) Business Days prior to the date specified in clause 3.1 unless waived by the Lessee in writing to the extent not so satisfied.

3.5	Further Conditions to be fulfilled by Lessor

During the Construction Period the Lessor shall comply with the terms of the Novation Agreement, the Supervision Agreement and the Novated Building Contract and, subject to no Relevant Event having occurred and the Lessee not having exercised its rights under clause 2.2, the Lessor shall not:

3.5.1	terminate, cancel, rescind or treat as repudiated the Novation Agreement and/or the Supervision Agreement, and/or the Novated Building Contract; or

3.5.2	effect, grant or agree any amendment, variation, waiver or release in respect of the obligations of the Builder under the Novated Building Contract or assign or transfer its rights or obligations under the Novated Building Contract other than in accordance with the terms of the Novation Agreement or the Supervision Agreement.

3.6	Waivers

The requirements of clauses 3.1, 3.2 and 3.3 which are for the benefit of the Lessor alone, may be waived by the Lessor in whole or in part and with or without conditions and, if the Lessor agrees to give such a waiver on terms that any condition may be fulfilled after the due date for its fulfilment, the Lessee (unless the Lessor shall have expressly agreed otherwise in writing) shall procure that such condition is fulfilled within thirty (30) days after that due date (or such greater period as the Lessor may specify in writing), and the Lessor shall be entitled to treat any failure by the Lessee to procure the fulfilment of any such condition as a Termination Event.

3.7	Payment of Purchase Price etc.

Subject to satisfaction of the relevant conditions referred to in clauses 3.1, 3.2 and 3.3 and to the satisfaction of the conditions set out in clause 3.11, in each case at the time then due or agreed to be due, the Lessor agrees:

3.7.1	to pay the First Instalment of the Contract Price pursuant to the Novation Agreement and each other Instalment of the Contract Price pursuant to the Novated Building Contract (in each case in the amount and at the time described therein);

3.7.2	to pay when due to the Supervisor the Supervision Costs and the Buyer’s Supplies Reimbursement Amount payable pursuant to clause 4.5 of the Supervision Agreement;

3.7.3	to pay on the First Instalment Date:

(a)	the Arrangement Fee; and

(b)	the Lessor’s Legal Costs and the costs of the Lessor’s insurance advisers,

each in an amount as agreed and in accordance with the payment details specified in the invoices received by the Lessor from the arranger and from the Lessor’s legal and insurance advisers on or before the First Instalment Date; and

3.7.4	to pay the Lessor’s Underwriting Fee on the First Instalment Date.

3.8	No set-off

The Lessor is not entitled to set-off or withhold from the Contract Price any amounts due or expressed to be due from the Lessee or any other Guarantor Group Member.

3.9	Alterations to payment amounts

Each of (a) the Instalments of the Contract Price payable pursuant to the Novation Agreement (in the case of the First Instalment) and the Novated Building Contract (in the case of the other Instalments) shall be in the amounts set out in, or calculated in accordance with, the Novation Agreement and/or (as the case may be) the Novated Building Contract and (b) the Supervision Costs and Buyer’s Supplies Reimbursement Amount payable in accordance with the Supervision Agreement shall be in the amount set out in, or calculated in accordance with, the Supervision Agreement, in each such case as amended and supplemented from time to time in accordance with any relevant provisions of the Transaction Documents.

3.10	Contributions

3.10.1	The Lessor shall notify the Lessee if at any time the aggregate of the Lessor’s Total Expenditure has reached or, taking account of the next payment or payments in respect of the Lessors’ Total Expenditure, will reach the Maximum Commitment and in circumstances where the aggregate of the Lessor’s Total Expenditure and the Lessor’s projected expenditure exceeds or is likely to exceed the Maximum Commitment (a “Commitment Shortfall”) the Lessor shall notify the Lessee promptly and in any event not later than two (2) Business Days before required, that a Contribution Payment will be required.

3.10.2	Any notice from the Lessor requiring a Contribution Payment shall specify the amount of the Contribution Payment due from the Lessee and the scheduled date for payment thereof, being no later than one (1) Business Day prior to the date on which the Lessor is to make payment in respect of such Lessor’s Total Expenditure and, in the case of the Final Instalment, before the date on which the Lessor is required to procure the issuing of a payment undertaking from the Bank in accordance with article II.5(c) of the Novated Building Contract, and will be accompanied by documentation evidencing the amount of the Contribution Payment, to the best of the Lessor’s then estimation. Each such notice shall constitute a “Contribution Payment Request”.

3.10.3	If and so often as the Lessee receives a Contribution Payment Request under clause 3.10.2, the Lessee shall pay to the Lessor an amount equal to the Contribution Payment requested by the Lessor in the applicable Contribution Payment Request to the Lessor’s account as specified in the Contribution Payment Request, to be received not less than one (1) Business Day prior to the date on which the Lessor is to make the payment in respect of such Lessor’s Total Expenditure and, in the case of the Final Instalment, not less than one (1) Business Day before the date on which the Lessor is required to procure the issue of a payment undertaking from the Bank in respect of the Final Instalment in accordance with article II.5(c) of the Novated Building Contract.

3.11	Certificate of Delivery and Acceptance

On Delivery the Lessee will deliver to the Lessor the Certificate of Delivery and Acceptance duly executed by the Lessee, which shall be conclusive proof that the Lessee has unconditionally accepted the Ship for leasing under this Agreement without any reservations whatsoever.

3.12	Condition of Ship; Lessee’s risk and responsibility

The Lessee acknowledges that:

3.12.1	the condition of the Ship (or any part of it) on delivery to the Lessee under this Agreement will, as between the Lessor and the Lessee be the sole risk and responsibility of the Lessee and that the Lessor has agreed to purchase the Ship pursuant to the Novated Building Contract for the sole purpose of leasing the Ship to the Lessee pursuant to this Agreement;

3.12.2	the Lessee will not be entitled for any reason whatsoever to refuse to accept delivery of the Ship under this Agreement once the Lessor acquires title to, and receives possession, of the Ship pursuant to the Novated Building Contract; and

3.12.3	the Lessor will not be liable for any loss of profit resulting directly or indirectly from any defect or alleged defect in the Ship or failure or alleged failure of the Ship to comply with the Novated Building Contract.

3.13	Delays in delivery

The Lessor will not be responsible for any loss or expense, or any loss of profit, arising from any delay in the delivery of, or failure to deliver, the Ship to the Lessee under this Agreement except where such delay or failure is caused by the negligence or wilful default of the Lessor or any Lessor Breach.

4	Rental

4.1	Construction Period Rentals

The Lessee shall not be required to pay any instalments of Rental during the Construction Period.

4.2	Lease Period Rental

On each Lease Rental Date falling in the Lease Period the Lessee shall pay to the Lessor in respect of the Lease Period an instalment of Rental calculated in accordance with paragraph 2.1 of the Financial Schedule. Each such instalment of Rental shall be subject to adjustment in accordance with the Financial Schedule.

4.3	Adjustments of Rental

The Lessee, on the dates determined in accordance with the Financial Schedule, shall pay to the Lessor by way of additional Rental all amounts from time to time arising from recalculation of Rental made pursuant to and due to the Lessor in accordance with the Financial Schedule. The Lessor shall pay to the Lessee all amounts from time to time arising from recalculation of Rental made pursuant to the Financial Schedule and due to the Lessee, and expressed to be payable by way of rebate of Rental, in accordance with the Financial Schedule. The Lessor shall make any such payments to such account as the Lessee may notify in writing to the Lessor from time to time.

4.4	Lessor’s Capital Commitment Fee

The Lessee shall pay to the Lessor a capital commitment fee, on the basis and in the manner agreed between the Lessor and the Lessee in writing.

4.5	Survival of Financial Schedule

The provisions of the Financial Schedule shall survive any termination or expiry of the Lease Period and any breach or repudiation, or alleged breach or repudiation, by the Lessee or the Lessor of this Agreement.

4.6	Unconditional payment obligations

The Lessee’s obligation to pay Rental in accordance with this clause 4 (unless and until Rental ceases to be payable in accordance with the provisions of clause 2.13 or clause 14.5 or clause 18.1) and any other payments payable by the Lessee to the Lessor under the Lease Documents is absolute and shall apply irrespective of any contingency whatsoever including but not limited to:

4.6.1	any set-off, counterclaim, recoupment, defence or other right which either party to this Agreement may have against the other;

4.6.2	any unavailability of the Ship for any reason, including but not limited to, any lack or invalidity of title or any other defect in the title, seaworthiness, condition, design, operation, merchantability or fitness for use or purpose of the Ship or the ineligibility of the Ship for any particular use or trade or for registration or documentation under the laws of any relevant jurisdiction or the Total Loss of or any damage to the Ship;

4.6.3	any failure or delay on the part of either party to this Agreement, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Agreement and the other Transaction Documents;

4.6.4	any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against the Lessor or the Lessee;

4.6.5	any lack of due authorisation of, invalidity, unenforceability or other defect in any of the Transaction Documents; or

4.6.6	any other cause which but for this provision would or might have the effect of terminating or in any way affecting any obligation of the Lessee hereunder;

it being the declared intention of the parties that the provisions of this clause 4.6 and the obligations of the Lessee to pay Rentals and make other payments in accordance with this Agreement and the other Transaction Documents shall survive any frustration of this Agreement or any other Lease Document and that, save as expressly and specifically provided in this Agreement, no moneys payable or paid hereunder by the Lessee to the Lessor shall in any event or circumstances be repayable to the Lessee.

4.7	No waiver

Clause 4.6 does not constitute a waiver by the Lessee of any right of the Lessee to claim damages or specific performance or any other injunctive relief against the Lessor arising out of a Lessor Breach.

5	Payments

5.1	Manner of payment

All payments of Rental and other amounts payable by the Lessee under this Agreement and any other Transaction Document shall be made:

5.1.1	without prior demand (unless expressly stated to be payable on demand);

5.1.2	in full without any right of set-off or counterclaim and free and clear of all deductions or withholdings whatsoever, unless any deductions or withholdings are required by law in which event clause 8.2 shall apply;

5.1.3	in Dollars (or, in the case of payments in respect of Losses, in the currency in which the relevant Losses are incurred);

5.1.4	in cleared funds to the account of the Bank of Scotland with Bank of New York, New York SWIFT BIC: IRVTUS3N for credit to account no. 11087USD01 with reference: “Peony Leasing Limited, sort code: 802013, IBAN No. GB59BOFS80201311087101, SWIFT BIC: BOFSGB2SXXX” or to such other account or accounts at such other place or places as the Lessor may from time to time notify to the Lessee in writing at least ten (10) days before the due date for payment.

5.2	Payments on Business Days

When any payment under a Lease Document would otherwise be due on a day which is not a Business Day the due date for payment shall be extended to the next following Business Day unless such Business Day falls in the next calendar month in which case payment shall be made on the immediately preceding Business Day.

5.3	Interest on delayed payments

If the Lessee fails to pay any sum due by the Lessee under this Agreement or any other Lease Document on its due date for payment (including any failure to pay on demand any amount due under this clause 5.3) the Lessee will pay to the Lessor on demand interest on such Rental or other amount from the date of such failure to the date of actual payment (both before and after any relevant judgment or liquidation of the Lessee) at the Default Rate.

5.4	Calculation of Interest

All interest and any other payments under any Lease Document which are of an annual nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

6	Extent of Lessor’s Liability

6.1	Quiet Enjoyment

The Lessor undertakes with the Lessee that during the Lease Period it will not interfere with the quiet use, operation, possession and enjoyment of the Ship by the Lessee, otherwise than:

6.1.1	through the acts or omissions of the Lessee or its agents or representatives; or

6.1.2	pursuant to (i) the Lessor’s rights under the Transaction Documents (and then subject to any restrictions on the exercise of those rights under the Transaction Documents) or (ii) obligations which may arise under applicable law or regulation or any ruling of any Government Entity or other competent authority or agency which is either binding on the Lessor or any Lessor Group Member or in respect of which compliance by owners of vessels of the same type as the Ship or by banks and other financial institutions or institutions of a similar nature to the Lessor is generally customary.

6.2	Further action

6.2.1	The Lessor further undertakes, if reasonably requested to do so by the Lessee, to take such action as is available to it and which must be performed exclusively by the registered owner and not the operator of the Ship to protect the use, possession and quiet enjoyment of the Ship during the Lease Period by the Lessee from interference by third parties.

6.2.2	All costs properly incurred by the Lessor in respect of any action taken by the Lessor under this clause 6.2 (including any appropriate fee in respect of the Lessor’s Management Time notified by the Lessor to the Lessee as having been properly incurred in connection therewith which shall be charged at the Lessor’s Management Time Cost Rate) will be borne by the Lessee unless such action is required as a result of a failure by the Lessor to comply with its obligations under clause 6.1 and clause 6.2.1 (and which failure does not arise by reason of any breach by the Lessee or any other Transaction Company of its obligations or other failure to comply with or observe the terms of any Transaction Document).

6.3	Lessor’s Security Interests

6.3.1	The Lessor:

(a)	warrants that as at the Delivery Date the Ship and the Lessor’s interest in the Insurances and any Requisition Compensation will be free of all Lessor’s Security Interests; and

(b)	undertakes with the Lessee that it will not create or permit to arise during the Lease Period any such Lessor’s Security Interest over the Ship or any part of it or the Lessor’s interest in the Insurances and any Requisition Compensation.

6.3.2	If any Lessor’s Security Interest arises over the Ship, the Lessor will use its reasonable endeavours to procure the release of any such Lessor’s Security Interest of which it is aware, Provided that the Lessor shall not be liable to pay or discharge or remove any such Lessor’s Security Interest if such Lessor’s Security Interest is being disputed by the Lessor in good faith and adequate reserves for the payment of the applicable amounts have been provided by the Lessor, provided further however that if the Lessee’s quiet enjoyment of the Ship is in any way disturbed by reason of the existence or enforcement of any Lessor’s Security Interest, the Lessor will promptly take steps to procure the release of any such Lessor’s Security Interest and/or the cessation of the disturbance of the Lessee’s quiet enjoyment.

6.3.3	If the Lessor fails to procure the release of a Lessor’s Security Interest of which it is aware and the existence of which is interfering with the Lessee’s quiet enjoyment of the Ship and/or the Ship is arrested, attached, levied upon pursuant to any legal process or is detained in exercise or purported exercise of any lien or claim of whatsoever nature, in each such case arising out of the existence of any Lessor’s Security Interest the Lessee shall:

(a)	be entitled to act as the agent for the Lessor to procure the release of that Lessor’s Security Interest and/or the release of the Ship from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or equivalent claim or pleading in admiralty and the discharge of all liabilities in connection with such process, claim, lien or other action; and

(b)	be entitled to be reimbursed by the Lessor for all reasonable losses and expenses properly so incurred by the Lessee as a result of the Lessor’s breach of clause 6.3.1 or its failure to procure the release of the Lessor’s Security Interest or, as the case may be, the Ship, against the production by the Lessee of reasonable supporting evidence for such loss and expenses.

6.4	Limitation on Lessor’s liability for quiet enjoyment

The Lessee acknowledges that the undertakings contained in clauses 6.1, 6.2 and 6.3 are the only undertakings by the Lessor to the Lessee in respect of quiet enjoyment and in substitution for, and to the exclusion of, any other covenant for quiet enjoyment which may otherwise have been given or implied by law, all of which are hereby expressly excluded and waived by the Lessee.

6.5	Benefit of Novated Building Contract guarantee and third party warranties

6.5.1	The Lessor assigns and agrees to assign absolutely (without recourse or warranty) to the Lessee the full benefit of all assignable guarantees, warranties and indemnities (whether express or implied) given to the Lessor by the Builder under the Novated Building Contract. Pursuant to the assignment in this clause 6.5 the Lessee shall (after the Delivery Date) be entitled to take such action upon any such warranty or indemnity as assignee of the Lessor against the Builder or any guarantor, manufacturer, repairer or supplier as the Lessee shall see fit, but subject to the Lessee first ensuring that the Lessor is indemnified (and, in the case of any counterclaim by the Builder against the Lessor, secured) to its satisfaction against all Losses thereby incurred or to be incurred.

6.5.2	The Lessor agrees:

(a)	to serve notice on the Builder of the assignment contained in clause 6.5.1 in the form set out in Schedule 9 promptly thereafter; and

(b)	to the extent that any guarantee, warranty or indemnity referred to in clause 6.5.1 is not assignable, if so requested by the Lessee and at the Lessee’s cost and expense, the Lessor will use reasonable endeavours to extend to the Lessee the benefit of that guarantee, warranty or indemnity.

6.5.3	Upon the expiry or termination of the Lease Period, the Lessee shall cease to be entitled to any rights under this clause 6.5 and shall (subject to clause 2.7.6) reassign to the Lessor at the expense of the Lessee the benefit of the remainder of any guarantee, warranty or indemnity assigned by the Lessor to the Lessee pursuant to this clause 6.5.

6.6	Limitations on Lessor’s Liability

Save in respect of the Lessee’s rights under clauses 6.1, 6.2, 6.3 and 6.4, the Lessee acknowledges and agrees that all rights, claims or remedies of the Lessee against the Lessor in relation to the Ship, whether express or implied or arising by operation of law or statute or otherwise (whether in contract or in tort or otherwise), are hereby excluded. In particular, the Lessee acknowledges and agrees that:

6.6.1	the Lessor makes no condition, term, representation or warranty (express or implied) of any kind as to title (save to the extent specified in or pursuant to clause 2.7.4 or clause 6.3.1(a)) seaworthiness, safety, condition, capacity, quality, value, design, construction, durability, operation, performance, description, merchantability, or fitness for use of the Ship or any part thereof or as to the eligibility of the Ship or any part thereof for any particular trade or operation or as to the absence of latent or other defects (whether or not discoverable), or as to the absence of any infringement of any patent, trademark, copyright or intellectual property or other rights in or to the Ship or any part thereof or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Ship;

6.6.2	the Lessee waives all its rights and claims (whether express or implied, statutory or otherwise) in respect of any condition, term, representation, or warranty described in clause 6.6.1 (save to the extent specified in or pursuant to clause 2.7.4 or clause 6.3.1(a));

6.6.3	to the extent possible under applicable law the Lessee:

(a)	waives all its rights and claims which it may have in tort or otherwise in respect of any of the matters described in clause 6.6.1 (save to the extent specified in or pursuant to clause 2.7.4 or clause 6.3.1(a)); and

(b)	agrees that the Lessor will have no greater liability in tort or otherwise than it would have in contract after taking into account the exclusions referred to in this clause 6.6;

6.6.4	the Lessee acknowledges that no condition, term, representation or warranty described in clause 6.6.1 has been made by or on behalf of the Lessor in relation to the Ship (save to the extent specified in or pursuant to clause 2.7.4 or clause 6.3.1(a)); and

6.6.5	nothing in this clause 6 shall exclude any liability of the Lessor for death or personal injury resulting from negligence falling within Section 1(1) of the Unfair Contract Terms Act 1977.

6.7	Ownership of other vessels

The Lessor and Lessee acknowledge that, during the Lease Period, the Lessor may own vessels other than the Ship, the Sister Ships and any other vessels leased to the Lessee or another company in the Guarantor Group. At the Lessee’s request, the Lessor will transfer in accordance with clause 21 the Ship and the Sister Ships to another company which does not own any vessels other than the Ship, the Sister Ships and any other vessels leased to the Lessee or another company in the Guarantor Group.

6.8	Lessor financial information

The Lessor undertakes that, if requested by the Lessee, it shall deliver to the Lessee within 14 days after the end of June and December in each year during the Lease Period an unaudited balance sheet of the Lessor stating the gross amount of the Lessor’s assets, long term liabilities and shareholders funds as at the end of the relevant half year and a profit and loss account showing the items for the relevant half year specified in the pro forma profit and loss account set out in Schedule 11, such amounts to be determined by the Lessor in accordance with the usual procedures and systems of the Lessor’s Group and provided in the format set out in Schedule 11. The Lessor shall also provide the Lessee with a copy of its annual audited accounts within 14 days of such accounts being approved by its Board of Directors, and (from time to time) such other information as shall be reasonably requested by the Lessee (and at the Lessee’s cost). The Lessee shall keep such information confidential save as otherwise required by law or as necessary for purposes of preparing consolidated accounts of the Lessee and its affiliates.

7	Costs and Indemnity

7.1	Lessor’s transaction related expenses

The Lessee shall pay to the Lessor on its written demand, whether or not the Lease Period commences:

7.1.1	all expenses of the Lessor (including legal and out-of-pocket expenses) reasonably incurred by the Lessor in connection with the preparation, negotiation and completion of this Agreement and the other Transaction Documents (subject only to any cap on legal expenses which may be separately agreed by the parties) and in relation to the delivery of the Ship, including any costs, charges or expenses (including fees and commissions) of the Lessor in connection with the funding of the Final Instalment, calculated in accordance with clause 7.4.3 below to the extent that such expenses have not been taken into account in accordance with the Financial Schedule in computing the amount of any Rental;

7.1.2	all expenses of the Lessor (including legal and out-of-pocket expenses) properly incurred by the Lessor in connection with any variation of this Agreement and the other Transaction Documents or any waiver or consent required under any of them (but not a variation, waiver or consent requested by the Lessor, unless the Lessor is legally obliged to request and procure such variation, waiver or consent);

7.1.3	all expenses of the Lessor (including legal and out-of-pocket expenses) properly incurred by the Lessor following the occurrence of a Relevant Event in connection with the preservation or enforcement or attempted enforcement of any right conferred upon the Lessor by this Agreement and the other Transaction Documents or in respect of any breach of any representation or warranty or covenant; and

7.1.4	any expenses incurred by the Lessor in respect of any Lessor’s Management Time notified by the Lessor to the Lessee as having been properly incurred in connection with (a) the consideration of any variation, waiver or consent of or under this Agreement and the other Transaction Documents pursuant to clause 7.1.2 and (b) the preservation or enforcement or attempted preservation or enforcement of the Lessor’s rights, the arrest or recovery of the Ship or otherwise in respect of any breach pursuant to clause 7.1.3 which for the avoidance of doubt shall be charged at the Lessor’s Management Time Cost Rate;

7.1.5	all expenses payable under or pursuant to this clause 7.1 shall include any Irrecoverable VAT on such expenses; and

7.1.6	all payments under this clause 7.1 shall be made in the currency in which the expenses were incurred by the Lessor.

7.2	Non-payment by Lessee

The Lessee shall indemnify the Lessor on its written demand against any loss, damage, expense or liability which the Lessor or any other Indemnified Person may properly sustain or incur as a direct consequence of any default by the Lessee in payment of an amount which the Lessee has agreed to pay under this Agreement except to the extent that the Financial Schedule provides for the amount to be taken into account in the payment of Rental or to the extent that the Lessor or such other Indemnified Person has already been compensated for any such loss, damage, expense or liability under any other provision of this Agreement.

7.3	Currency indemnity

If any sum payable by the Lessee to the Lessor or any other Indemnified Person under this Agreement or any other Lease Document or under any order or judgment relating to a Lease Document has to be converted from the currency in which the Lease Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

7.3.1	making or lodging any claim or proof against the Lessee, whether in its liquidation, any arrangement involving it or otherwise; or

7.3.2	obtaining an order or judgment from any court or other tribunal; or

7.3.3	enforcing any such order or judgment,

the Lessee shall indemnify the Lessor and/or the applicable Indemnified Person against the loss arising when the amount of the payment actually received by the Lessor and/or the applicable Indemnified Person is converted at the available rate of exchange from the Payment Currency into the Contractual Currency.

In this clause 7.3 the “available rate of exchange” means the rate which the Bank offers to other prime banks at the opening of business (London time) on the Business Day after it receives the sum concerned to sell the Payment Currency to purchase the Contractual Currency for immediate delivery.

Any amount due from the Lessee under this clause 7.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Lease Documents and the term “rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of the Contractual Currency with the Payment Currency.

7.4	General Indemnity

The Lessee shall indemnify and hold harmless on a full indemnity basis the Lessor and each other Indemnified Person against:

7.4.1	any costs, charges or expenses (other than Taxes, to which clause 8 shall apply) which the Lessee has agreed to pay under this Agreement or the other Lease Documents and which are claimed or assessed against or (prior to the occurrence of a Termination Event which is continuing, after consultation with the Lessee) paid by the Lessor or any other Indemnified Person;

7.4.2	all Losses imposed on, suffered or incurred by the Lessor and/or each other Indemnified Person arising directly or indirectly in any manner out of, or in any way connected with, the condition, testing, design, manufacture, construction, delivery, non-delivery, purchase, importation, export, registration, classification, certification, navigation, ownership, chartering, sub-chartering, employment, management, manning, victualling, provision of bunkers and lubricating oil, possession, repossession, performance, control, use, operation, maintenance, repair, transportation, dry-docking, replacement, refurbishment, modification, service, overhaul, insurance in accordance with the terms of this Agreement, sale or other disposal, return, redelivery, storage, laying-up, loss of or damage to the Ship or otherwise in connection with the Ship, this Agreement and the other Transaction Documents and regardless of:

(a)	whether or not such Losses are attributable to any defect in the Ship or to the design, construction or use thereof or to any reason whatsoever; and

(b)	when the Loss arises;

and, without prejudice to its generality, this clause 7.4.2 covers any such Losses arising out of an Environmental Claim or an Environmental Incident;

7.4.3	all Losses (including, without limitation, Broken Funding Costs and all or any Losses in respect of funds borrowed or mobilised by or on behalf of the Lessor, the liquidation of any deposits taken or made by the Lessor, the substitute investment of such funds with a return lower than the cost of such funds, the loss of use of such funds and the prepayment by the Lessor of such funds to the source from which they were borrowed or mobilised) imposed on, suffered or incurred by the Lessor and/or any other Indemnified Person by reason of:

(a)	an Instalment not being paid on the date referred to in the relevant Instalment Request applicable to such Instalment;

(b)	Delivery occurring other than on the date specified therefor in the Intended Delivery Notice;

including in relation to the Final Instalment, the cost to the Lessor in borrowing the Final Instalment for the period commencing with the date on which the Final Instalment is borrowed up to and including the Delivery Date (but only if such sum is not included in the calculation of Rentals under the Financial Schedule) or, if Delivery does not occur, up to and including the date on which the Lessor has received back the Final Instalment, such cost to be calculated at LIBOR determined daily for each day during the period described above plus the Margin Rate (as defined in the Financial Schedule) less if any, any Broken Funding Benefits and the Dollar interest paid on the Final Instalment to the Lessor by the bank holding the Final Instalment;

7.4.4	all Losses imposed on, suffered or incurred by the Lessor and/or each other Indemnified Person which result directly or indirectly from claims which may at any time be made on the ground that any design, article or material of or in the Ship or the operation or use thereof constitutes an infringement of patent or copyright or registered design or other intellectual property right or any other right whatsoever;

7.4.5	all Losses imposed on, suffered or incurred by the Lessor and/or each other Indemnified Person in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, requisition, impounding, forfeiture or detention of the Ship, or in securing or attempting to secure the release of the Ship;

7.4.6	all Losses imposed on, suffered or incurred by the Lessor and/or each other Indemnified Person in connection with the sale or disposal or attempted sale or disposal of the Ship pursuant to the terms and conditions of this Agreement including, without limitation, broker’s commissions, redelivery costs (if any), marketing expenses, legal costs, storage, insurance and any other expenses of the Lessor incurred pending the sale or disposal of the Ship or otherwise in connection with the sale or disposal of the Ship;

7.4.7	all Losses imposed on, suffered or incurred by the Lessor and/or each other Indemnified Person resulting from the Ship becoming a wreck or obstruction to navigation, including in respect of the removal or destruction of the wreck or obstruction under statutory or other powers; and

7.4.8	all Losses which may be imposed on, incurred by, or made against or asserted against, the Lessor and/or any other Indemnified Person at any time as a consequence (direct or indirect) of:

(a)	the breach by any person (other than the Lessor and the Bank) of any of its obligations to the Lessor under any of the Transaction Documents provided that any breach by the Lessor or the Bank of its obligations under any of the Transaction Documents shall not be excluded from the ambit of this clause 7.4.8 to the extent that such breach is itself caused by any act or omission of any Transaction Company or any person referred to in (c) below;

(b)	any of the warranties and representations on the part of any person (other than the Lessor and the Bank) made or repeated to the Lessor in any Transaction Document being untrue or inaccurate in any material respect when made or repeated;

(c)	any act or omission by any person acting as sales agent of the Lessor under any of the Transaction Documents (including any permitted delegate of such sales agent), the Supervisor or any of its Authorised Representatives (as defined in the Novated Building Contract), in each case, whether acting within or outside their relevant authority or any wilful or reckless misconduct or misfeasance by the Builder, the Lessee or the Supervisor; or

7.4.9	all Losses which may be imposed on, suffered or incurred by, or made against or asserted against, the Lessor and/or any other Indemnified Person at any time in respect of any premiums, calls, supplementary calls, contributions or other sums payable by the Lessor or any Lessor Group Member in respect of the Insurances or any liability of the Lessor or any other Lessor Group Member by reason of it being or becoming a joint, additional or co-assured under or in respect of any insurance policy, contract or entry in any protection and indemnity or war risks association effected by the Lessee pursuant to clause 13.

7.5	Exclusions

The indemnities contained in clause 7.4 and clause 7.2 shall not extend to any Loss:

7.5.1	to the extent that such Loss is caused by Lessor Misconduct or recklessness (with full knowledge of the probable consequences) on the part of the applicable Indemnified Person (or a third party, not being a Transaction Company acting on behalf of the Lessor or other applicable Indemnified Person) which would otherwise seek to claim the benefit of such indemnities or, in circumstances where such Loss arises in connection with a payment owing to an Indemnified Person, if such payment was made in due time but was not accounted for by such Indemnified Person as a result of an error on their part;

7.5.2	to the extent that such Loss is caused by any Lessor Breach;

7.5.3	to the extent that such Loss constitutes a cost which is expressly to be borne by the Lessor for its own account under any other provision of this Agreement or any other Lease Documents;

7.5.4	in respect of which the Lessor or the applicable Indemnified Person has been expressly and specifically indemnified under any other provision of this Agreement;

7.5.5	to the extent that such Loss of the Lessor or the applicable Indemnified Person is or (but for operation of paragraph 4.6 of the Financial Schedule) would be taken into account in accordance with the Financial Schedule, in computing the amount of Rental payable by the Lessee under this Agreement;

7.5.6	to the extent that such Loss arises out of or in connection with a Lessor’s Security Interest;

7.5.7	to the extent that such Loss would be a loss of profit derived from or arising out of loss of a business opportunity of the Lessor or the applicable Indemnified Person;

7.5.8	to the extent that the event or circumstance giving rise to the Loss occurs after the end of the Lease Period and is not in any way directly or indirectly attributable to, or which occurs as a consequence of or in connection with, any event, circumstance, action or omission which occurred during the Lease Period;

7.5.9	to the extent that such Loss is part of the normal administrative overheads of the Lessor or the applicable Indemnified Person; and/or

7.5.10	to the extent that such Loss constitutes the Purchase Price or any part thereof (excluding any Contribution Payments required pursuant to clause 3.10.2).

In addition, to the extent that the Lessor or other Indemnified Person shall have actually and unconditionally received reimbursement from insurers for a Loss of the Lessor or any other Indemnified Person which has already been satisfied in full by the Lessee then, subject to clause 8.6, the Lessor shall procure that the Lessee is reimbursed for an amount equal to the amount received from the insurers. In addition, in circumstances where the Lessee has indemnified the Lessor or any other Indemnified Person in full in relation to a Loss which may be recoverable by insurance then, provided no Termination Event has occurred and is continuing, and provided the Lessor or such other Indemnified Person is (if requested by it) secured to its satisfaction (acting in good faith) against any Loss it may incur by virtue of the Lessee exercising such rights of subrogation and subject to the rights of insurers, the Lessee shall be subrogated to the claim of the Lessor or such other Indemnified Person in relation to the Loss.

7.6	Conduct of Claims

In connection with the indemnities in favour of any Indemnified Person under this Agreement, other than in relation to any matter which is an Issue under (and as defined in) the Tax Consultation Letter:

7.6.1	the Lessor will as soon as practicable notify the Lessee if a claim is made, or if it becomes aware that a claim may be made against the Lessor or any other Indemnified Person which may give rise to a Loss in respect of which the Lessor or any other Indemnified Person is or may become entitled to an indemnity under clause 7.4;

7.6.2	a notification under clause 7.6.1 shall give such details as the Lessor or the other Indemnified Person then has regarding the claim or potential claim and any Loss or potential Loss;

7.6.3	if the claim or potential claim may give rise to a Loss in respect of which the liability of the Lessor or such other Indemnified Person is fully insured under the protection and indemnity insurances relating to the Ship, the Lessor will act, and will procure that any other Indemnified Person will act, in accordance with the directions of the protection and indemnity club or association in which the Ship is entered in relation to defending, accepting or settling that claim, preserving nevertheless the rights of the Lessor against the Lessee under this Agreement and the other Lease Documents;

7.6.4	subject to clause 7.6.1 the Lessor will not, and will procure that no other Indemnified Person will, settle any claim or discharge and pay any court judgment or administrative penalty in respect of any claim unless:

(a)	the Lessor is of the opinion, acting in good faith, that the continuance of the proceedings in respect of such claim and/or the non-payment of any court judgment or administrative penalty will result in criminal liability for, or the imposition of a civil penalty on, or the attachment of any assets of the Lessor or any other Indemnified Person; or

(b)	the Lessor and the Lessee do not agree that there are reasonable grounds for disputing such claim or for a successful appeal against such judgment or penalty (as appropriate), whereupon the Lessee shall have the right (subject always to paragraph (a) above) to seek an opinion from leading counsel as to whether there is more than a sixty-five per cent (65%) chance of successfully disputing such claim or for such an appeal to be successful (and if such leading counsel is of that opinion, any costs reasonably incurred by the Lessee in obtaining such opinion shall be reimbursed by the Lessor and the Lessor will not settle the claim or discharge or pay the applicable judgment) provided however that if leading counsel is of the opinion that there is a less than sixty-five per cent (65%) chance of successfully disputing the action or for such an appeal to be successful, then the Lessor shall be entitled to settle the claim or discharge or pay the court judgment or administrative penalty, as the case may be.

It is agreed that if any insurers have made a partial payment in respect of any claim the Lessor shall have no responsibility to the Lessee if the insurers subsequently settle a claim in exercise of their rights of subrogation. The Lessor shall agree not to settle any claim or discharge and pay any court judgment or administrative penalty in respect of any claim, if it is secured to its reasonable satisfaction by the Lessee against the amount of such claim, court judgment or administrative penalty and the Lessor is satisfied (in its absolute discretion) that none of the circumstances envisaged in clause 7.6.5(e) below shall apply or arise if the Lessor does not settle the claim or discharge or pay any judgment or penalty in respect thereof;

7.6.5	Without prejudice to the provisions of this clause 7.6, the Lessee shall be entitled (subject to the Lessee complying in all respects with its obligations under this Agreement and the other Transaction Documents to which it is a party) to take (at its own cost) such lawful and proper actions as the Lessee reasonably deems fit to defend, avoid or mitigate any Loss or to take such action in the name of the Lessor or other relevant Indemnified Person, provided that the Lessee’s ability to take action in the name of the Lessor or such other Indemnified Person shall be subject to:

(a)	the Lessor or such other Indemnified Person first being indemnified and secured to the satisfaction of the Lessor (or, as the case may be, such Indemnified Person), acting reasonably, against all Losses incurred and from time to time reasonably anticipated to be incurred in connection therewith;

(b)	the ability of the Lessee to commence court proceedings in the name of the Lessor or such other Indemnified Person, or to instigate a counterclaim in the name of the

Lessor or such other Indemnified Person (but not, for the avoidance of doubt, to defend court proceedings brought by a third party which do not involve a counterclaim) being subject to the prior written consent of the Lessor (which consent the Lessor shall not unreasonably withhold but in relation to which the Lessee acknowledges the wish and interest of the Lessor and the Lessor’s Group to preserve their reputation as a financial institution, their business interests and their customer relations);

(c)	if court proceedings have been commenced by a third party against the Lessor or such other Indemnified Person as defendant or if, pursuant to sub-clause (b) above, the Lessor gives its consent to the use of its name or the name of the relevant Indemnified Person in court proceedings (whether by way of claim or counterclaim), the Lessor shall permit the Lessee to have the full conduct of the court proceedings, or to instigate a counterclaim in the name of the Lessor or such other Indemnified Person, but the Lessee shall (i) consult with the Lessor and keep the Lessor fully informed in relation to their conduct and have due regard to the wishes of the Lessor in relation to the conduct of such court proceedings acknowledging the interest of the Lessor and each Lessor’s Group Member in preserving the reputations of the Lessor and each Lessor’s Group Member as financial institutions and their respective business interests and customer relations and (ii) give timely notice to the Lessor of any meetings with counsel or attendances at court, and the Lessor and its advisers shall be entitled to attend any such meetings or court attendances;

(d)	in relation to all other matters contemplated by this clause 7.6, the Lessee shall keep the Lessor fully informed and have due regard to the wishes of the Lessor in relation to the use of the Lessor’s name or the name of any other Indemnified Person acknowledging the interest of the Lessor and each Lessor’s Group Member in preserving the reputation of the Lessor and each Lessor’s Group Member as financial institutions and their respective business interests and customer relations; and

(e)	notwithstanding sub-paragraph (c) above, the Lessor at any time may notify the Lessee that the Lessor is of the opinion, acting in good faith, that the continuance of such proceedings by the Lessee in the name of the Lessor or the name of any other Indemnified Person is damaging to the reputation of the Lessor or any Lessor Group Member as financial institutions or contrary to the business interests of any of them or will result in any criminal liability for, or the imposition of a civil penalty on, or the attachment of any assets of the Lessor or any other Indemnified Person. A certificate signed by a director of the Lessor shall be conclusive as to the correctness of such opinion. If the Lessor so notifies the Lessee, the Lessee shall forthwith cease to be entitled to conduct the court proceedings in the name of the Lessor or the name of any other Indemnified Person, and the Lessor shall be at liberty to conduct, settle or discontinue such proceedings as it sees fit.

Without prejudice to the generality of this clause 7.6 and in particular sub-paragraph (e), the Lessor shall, at the cost of the Lessee, do such acts as the Lessee may reasonably request with a view to assisting the Lessee in taking actions to defend, mitigate or avoid any liability.

7.7	Pass-through of indemnity benefits

Where in this clause 7 an indemnity is expressed to be for the benefit of any person who is not a party to this Agreement the Lessor shall be entitled to indemnify such person on the same terms (and subject in particular to clause 7.6) mutatis mutandis as the indemnities expressed to be for the benefit of such person in this clause 7 and the Lessee shall indemnify the Lessor and hold the Lessor harmless on a full indemnity basis from and against each amount paid or payable by the Lessor to such person under any such indemnity, provided that to the extent this clause 7 purports to impose any obligations on Indemnified Persons other than the Lessor, the Lessor shall have procured the compliance by each such Indemnified Person with those purported obligations.

7.8	Survival of indemnities

The indemnities contained in this clause 7, and each other indemnity contained in this Agreement in favour of the Lessor and the other Indemnified Parties, (including, but not limited to, those contained in clause 7) shall survive any termination or other ending of the Lease Period and any breach of, or repudiation or alleged repudiation by, the Lessee or the Lessor of this Agreement or any of the other Lease Documents.

8	Taxes

8.1	General

The Lessee shall pay on a timely basis and discharge or cause to be paid on a timely basis and discharged, and indemnify promptly and keep the Lessor and each Lessor Group Member indemnified promptly against all and any Taxes which are imposed on or become payable during or in respect of all or any part of the Construction Period or the Lease Period on or in respect of the Ship or any activity in any way relating thereto or any Rental, or other amounts paid under this Agreement or any of the other Transaction Documents but subject to the remaining provisions of this clause 8.

8.2	Withholding taxes

If at any time any applicable law, regulation or regulatory requirement, or any governmental authority, monetary agency or central bank, requires any deduction or withholding from any payment of Rental or other amount due under any of the Transaction Documents:

8.2.1	the Lessee (unless otherwise agreed under any Transaction Document) shall pay, or shall procure the payment of, the full amount of the deduction or withholding in respect of Taxes to the appropriate authority, agency or bank within the time period for payment permitted by law;

8.2.2	if the payment is to be made by the Lessee, the sum due from the Lessee in respect of that payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lessor or, as the case may be, the applicable Lessor Group Member receives on the due date for such payment a net amount equal to the amount which it would have received had no such deduction or withholding been required to be made and the Lessee will promptly deliver to the Lessor copies of appropriate receipts evidencing any deduction or withholding so made; and

8.2.3	if the payment is to be made by any person other than the Lessee, the Lessee shall pay directly to the Lessor such sum (a “compensating sum”) as after taking into account any deduction or withholding which is required to be made in respect of the compensating sum, will enable the Lessor or the applicable Lessor Group Member to receive, on the due date for payment, a net sum equal to the sum which the Lessor or, as the case may be, the appropriate Lessor Group Member would have received in the absence of any obligation to make a deduction or withholding.

8.3	Tonnage Tax

In relation to the UK tonnage tax regime contained in Schedule 22 Finance Act 2000:

(a)	The Lessee will provide on an ongoing basis, upon the written request of the Lessor, such information that is in its possession and control as may be properly required to be furnished by the Lessor to HMRC or any Inspector of Taxes regarding the transactions contemplated by the Transaction Documents, including, without limitation, any joint certificate to be provided by the Lessor and the Lessee to the HMRC pursuant to paragraph 93 of Schedule 22 FA 2000;

(b)	The Lessor will enter into any such joint certificate with the Lessee and the Lessee will enter into any such joint certificate with the Lessor and the Lessor and the Lessee will provide to HMRC any information as may be properly required to be furnished by the Lessor in connection with such certificate or such election regarding the transactions contemplated by the Transaction Documents.

8.4	Grossing-up of indemnity payments

8.4.1	If and to the extent that any amount payable to the Lessor or any Lessor Group Member by or on behalf of the Lessee under this Agreement or any of the other Transaction Documents by way of indemnity proves, by reason of that sum being taxable in the hands of the Lessor or, as the case may be, any Lessor Group Member, to be insufficient for the Lessor to discharge the corresponding liability to a third party or to reimburse the Lessor or such Lessor Group Member for the cost incurred by it in discharging the corresponding liability to a third party, the Lessee shall pay to the Lessor or the applicable Lessor Group Member such additional amount as, after taking into account any Tax suffered by the Lessor in respect of that sum, is required to make up the insufficiency.

8.4.2	There shall be taken into account, in determining whether any amount referred to in clause 8.4.1 is insufficient, the amount of any deduction or other relief, allowance or credit received by the Lessor in respect of the Lessor’s corresponding liability to a third party or the cost incurred by the Lessor in discharging the corresponding liability to a third party to the extent that the Lessor determines that such deduction or other relief, allowance or credit confers a genuine benefit on the Lessor.

8.4.3	If and to the extent that any amount (the “indemnity amount”) constituting (directly or indirectly) an indemnity by the Lessee to the Lessor, but paid by the Lessee under this Agreement or any of the other Transaction Documents to any person other than the Lessor, shall be treated as taxable in the hands of the Lessor the Lessee shall pay to the Lessor such amount (the “compensating amount”) as (after taking into account any Tax suffered by the Lessor in respect of the compensating amount) shall reimburse the Lessor for any Tax suffered by it in respect of the indemnity amount.

8.4.4	There shall be taken into account in determining the amount of any compensating amount under clause 8.4.3 the amount and time of payment of any deduction or other relief, allowance or credit available to the Lessor in respect of the Lessor’s corresponding liability or Losses in respect of which the indemnity amount is paid to the extent that the Lessor determines that such deduction or other relief, allowance or credit confers a genuine benefit on the Lessor.

8.4.5	To the extent that liability arises under clause 8.4.1 which may lawfully be avoided by the Lessee discharging the Lessor’s liability directly, then the parties shall endeavour to settle their respective liabilities in this manner.

8.5	Credits etc.

If following the making of any increased payment or compensating sum or compensating amount by the Lessee pursuant to clauses 8.2 or 8.4 the Lessor receives or is granted a credit against, remission for or repayment of any Tax payable by it which is referable to such deduction or withholding or increased payment made by the Lessee and which has not already been taken into account pursuant to clause 8.4.2 or 8.4.4, the Lessor shall:

8.5.1	give to the Lessee a certificate setting out the basis of the computation of the amount of any credit, remission or repayment referred to in this clause 8.5; and

8.5.2	to the extent that it is satisfied that it can do so without prejudice to the retention of such credit, remission or repayment, promptly reimburse the Lessee with such amount as the Lessor shall determine to be such proportion of such credit, remission or repayment as will leave the Lessor, after such reimbursement, in the same net after Tax position as it would have been in had no such deduction or withholding been required to be made,

Provided that:

(a)	the Lessor shall be the sole judge (acting in good faith) of the amount of any such credit, remission or repayment and of the date on which it is received;

(b)	the order and manner in which the Lessor employs or claims Tax credits and allowances available to it shall be determined by the Lessor in its discretion provided always that the Lessor shall, in determining the order in which it employs or uses Tax Credits or allowances available to it, treat the Lessee in no less favourable a way than it treats its other customers in respect of similar transactions of a similar size;

(c)	the Lessor shall not be obliged to disclose to the Lessee any information regarding the Tax affairs or Tax computations of the Lessor or the Lessor’s Group; and

(d)	if, following any reimbursement pursuant to this clause 8.5, the credit, remission or repayment in respect of which reimbursement was made is disallowed in whole or in part by any applicable Tax or other authority, the Lessee will pay to the Lessor the amount required to restore the after-Tax position of the Lessor to that which it would have been had adjustment under this clause 8.5.2 not been necessary.

This clause 8.5 applies also to the extent that any credit, remission or repayment is granted to a Lessor Group Member and the Lessor will procure that such Lessor Group Member complies with the obligations of the Lessor, with appropriate modifications, under this clause 8.5.

8.6	Duties and other taxes

The Lessee shall pay all stamp, documentary, registration and other like duties or Taxes (including any such duties or Taxes payable by the Lessor) imposed on or in connection with this Agreement, the Novation Agreement, the Supervision Agreement and the other Transaction Documents and shall indemnify the Lessor against any liability arising by reason of any delay or omission by the Lessee to pay such duties or Taxes.

8.7	Non-deductibility

If any amount paid or to be paid by the Lessor pursuant to this Agreement by way of rebate of Rental or reimbursement or otherwise is not fully allowed or will not be fully allowed as a deductible trading expense in computing for Tax purposes the chargeable profits of the Lessor (to the extent that the Lessor shall determine in good faith that the receipt by the Lessor out of which the obligation to make the relevant rebate reimbursement or other payment arises or arose is or will be brought into charge for computing for Tax purposes the chargeable profits of the Lessor) the Lessor shall be entitled to reduce the payment by such amount or, if the Lessor has not done so, the Lessee will pay to the Lessor such additional amount as will put the Lessor in the same after-Tax position as it would have been in had the payment been allowed as a deductible trading expense.

8.8	Deductibility

If a payment is made by the Lessee or the Lessor has reduced the amount of a rebate or reimbursement made by it pursuant to clause 8.7 and the Lessor in fact obtains a deduction for the whole or part of the rebate or reimbursement the Lessor shall pay to the Lessee such additional amount as the Auditors certify will leave the Lessor in the same after-Tax position had the payment pursuant to clause 8.7 not been necessary.

8.9	No double-counting

Notwithstanding the preceding provisions of this clause 8, if:

8.9.1	either a liability to Tax arises, or would have arisen but for an insufficiency of taxable profits, or a deduction for Tax purposes is not available to the Lessor, or an event giving rise to such a liability or non-deduction occurs (which would not have been, or given rise to, such a liability or non-deduction had all of the Assumptions proved to be correct) by reason of which the Lessee is (or would, but for this clause 8.9, be) liable to make a payment under the provisions of this clause 8; and

8.9.2	in consequence of any of the Assumptions proving not to be correct any amount of Rental payable under this Agreement or the amount of the Termination Sum or both is or are adjusted upwards or would be so adjusted but for the provisions of paragraph 4.6 of the Financial Schedule, the Lessee shall not be liable to make any payments to the Lessor or otherwise in respect of Taxes under this clause 8.

8.10	Exclusion from tax indemnities

The Lessee is not obliged to indemnify the Lessor or any Lessor Group Member under clause 8.1 against:

8.10.1	any Tax liability to the extent that such liability is imposed by way of deduction or withholding from any payment due from the Lessee under this Agreement or any of the other Transaction Documents to the Lessor or any Lessor Group Member in circumstances where clause 8.2 applies (in which case the liability of the Lessee to pay such Tax liability shall be governed by that clause);

8.10.2	any United Kingdom Value Added Tax (including any interest, penalties or fines thereon) payable by the Lessor or any Lessor Group Member in respect of the Lessor’s acquisition of the Ship (other than to the extent that such Value Added Tax arises as a result of an Excluded Event) or any other Value Added Tax whether or not the Lessee is required to make any payment or increased payment in respect thereof under clause 8.11 and, in respect of a non-United Kingdom Value Added Tax, to the extent that the Lessee is already required under this Agreement to make any payment or increased payment in respect thereof; or

8.10.3	Taxes which would not have arisen but for any Lessor Breach or any Lessor Misconduct; or

8.10.4	any United Kingdom Tax liability which is suffered by the Lessor or any Lessor Group Member by reason of any payment made by or loss suffered by the Lessor or the applicable Lessor Group Member not being fully deductible in computing the chargeable profits for Tax purposes of the Lessor or the applicable Lessor Group Member whether or not the Lessor or the applicable Lessor Group Member is entitled to receive a compensating amount under clause 8.4 or an amount under clause 8.7; or

8.10.5	any Taxes to the extent that they would not have arisen but for the reasonably avoidable delay or failure by the Lessor or any Lessor Group Member in the filing of:

(a)	United Kingdom tax returns or any other documents in the United Kingdom or the payment of United Kingdom Taxes assessed on or payable by the Lessor or the applicable Lessor Group Member, or, as the case may be,

(b)	tax returns in any jurisdiction other than the United Kingdom or any other documents in any jurisdiction other than the United Kingdom or the payment of Taxes in any jurisdiction other than the United Kingdom assessed on or payable by the Lessor or the applicable Lessor Group Member, provided that this clause 8.10.5(b) shall not apply to any failure or delay by the Lessor or the applicable Lessor Group Member prior to the time at which the Lessee, or as the case may be, the relevant Tax authority to whom such Taxes are due to be paid or with whom such returns or other documents are due to be filed, has notified the Lessor in writing of the requirement to pay such Taxes or file such returns or other documents, and provided that this clause 8.10.5 shall not apply to any delay or failure by the Lessor or the applicable Lessor Group Member which:

(i)	has been consented to or requested by the Lessee or another Transaction Company in writing; and/or

(ii)	arises as a result of a failure by the Lessee promptly when requested to do so to provide the Lessor or the applicable Lessor Group Member with correct, suitable and adequate information which the Lessee has or might reasonably be expected to have or to obtain so as to enable the Lessor or the applicable Lessor Group Member to file the relevant tax return or pay such Taxes; or

8.10.6	any Taxes which would not have been imposed but for, or to the extent increased by reason of, an assignment or transfer by the Lessor of its rights or obligations under this Agreement or the other Transaction Documents; or

8.10.7	where the Lessee is liable to compensate the Lessor or any Lessor Group Member in respect of the liability under any other provision of this Agreement and has discharged its obligations in respect thereof; or

8.10.8	any Corporation Tax attributable to any Rental or Termination Amount or interest actually receivable hereunder by the Lessor or to any other amounts payable to and unconditionally received by the Lessor under this Agreement or pursuant to or in connection with any of the other Transaction Documents or to any sales or other proceeds (including, without limitation, insurance moneys) actually received and retained by the Lessor in respect of the Ship or the Lessor’s rights under the Novated Building Contract; or

8.10.9	any Tax liability in respect of documentary or similar Taxes in circumstances where clause 8.6 applies (in which case the liability of the Lessee to pay such Tax liability shall be governed by that clause).

8.11	VAT

8.11.1	Save where expressly provided to the contrary, all payments made under this Agreement and the other Transaction Documents are calculated without regard to VAT. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply, the amount of that payment shall be increased by an amount equal to the amount of VAT which is chargeable in respect of the taxable supply in question against delivery of an appropriate VAT invoice provided that the Lessor shall not be liable to pay an amount in respect of VAT until such time as, and to the extent that it (or any member of its VAT group which is the representative member (or equivalent) of such VAT group for VAT purposes (the “Representative Member”)) receives a credit for such VAT as “input tax”, as defined in sub-section (1) of section 24 of VATA, under sections 25 and 26 of VATA (or the equivalent in any jurisdiction other than the United Kingdom), in which case such payment shall be made as soon as practicable after the credit is received.

8.11.2	If any amount in respect of VAT paid by the Lessor or the Representative Member pursuant to this Agreement or any of the Transaction Documents at any time shall be Irrecoverable VAT the Lessee shall forthwith on demand by the Lessor indemnify the Lessor and keep the Lessor fully indemnified at all times against such Irrecoverable VAT provided that if the Lessor determines that such Irrecoverable VAT subsequently proves to be recoverable and to the extent that no adjustment has been made in the calculation of such Irrecoverable VAT pursuant to the proviso in the definition of “Irrecoverable VAT”, the Lessor shall pay to the Lessee such amount, if any, as the Lessor shall determine will leave the Lessor in no better and no worse a position than the Lessor would have been in if no payment had been made by the Lessee to the Lessor under this clause 8.11.2.

8.11.3

If the Lessor makes any supply for VAT purposes pursuant to or in connection with this Agreement or any of the other Transaction Documents or any transaction or document contemplated herein or therein, the Lessee shall (save to the extent that the Lessor is entitled to be indemnified in respect of that VAT by an increased payment under clause

8.11.1 above) at such time as the Lessor certifies to the Lessee that any amount of VAT payable in respect of that supply has not been paid to the Lessor and having duly accounted for such VAT to HMRC at the correct time and having duly claimed bad debt relief in respect of that VAT the Lessor either has not or has not fully received such relief, pay on demand to the Lessor an amount equal to the aggregate of any VAT which is payable in respect of that supply and has not been the subject of bad debt relief together with interest on an amount equal to any VAT payable in respect of the supply at LIBOR ascertained in respect of the date on which such VAT was accounted for to HMRC for the period from that date until the date of the Lessor’s certificate or the date upon which bad debt relief is received, provided that if an amount in respect of bad debt relief is subsequently recovered by the Lessor or the Representative Member which is attributable to VAT in respect of which the Lessee has made a payment under this clause 8.11.3 the Lessor shall, or shall procure that the Representative Member shall, pay an amount equal to such recovery to the Lessee to the extent such payment will not prejudice the retention of such VAT bad debt relief.

8.12	VAT mitigation

8.12.1	The Lessor and the Lessee agree to co-operate with a view to minimising any VAT payable by either party under any transaction referred to in clause 8.11 but so that neither party shall be bound to do anything which would not be good business practice and legal or which would involve any adverse consequences to it.

8.12.2	If it subsequently transpires that the Lessor recovers, or obtains a credit for, any VAT in respect of which the Lessor has been indemnified under clause 8.11 the Lessor shall refund to the Lessee such amount as the Lessor shall determine to be such proportion of such credit as will leave the Lessor, after such refund, in the same net position as if would have been had no VAT been required to be accounted for.

8.13	Information

8.13.1	Subject to clause 8.13.2, the Lessee shall provide such evidence, assistance, information and documentation relating to the Purchase Price, the Ship, the use to which the Ship is being put or such other evidence, information or documentation as may be requested by the Lessor and which is or ought reasonably to be available to the Lessee and which is under its control or power to procure, and which the Lessor may require in order for the Lessor to satisfy a legitimate request for information or documentation received from any Tax authority or in order to agree the Lessor’s Tax computations or settle any other Tax matter and the Lessee undertakes to co-operate with the Lessor to enable the same to be provided to the relevant Tax authority.

8.13.2	The Lessee and Lessor acknowledge and agree that should either party, or as the case may be, any relevant advisors of either party (“Advisors”) determine that it shall be necessary for it, or as the case may be, such Advisors to disclose to any Tax authority such details relating to the transactions contemplated by the Transaction Documents as may be required to be disclosed by such person in accordance with the provisions of Part 7 of Chapter 8 of the Finance Act 2004 or any regulations made pursuant thereto, such person shall be permitted to make such disclosure SAVE THAT before making any such disclosure, the Lessor, or, as the case may be, the Lessee shall consult in good faith with the other party as to the requirement to make such disclosure and the terms on which such disclosure shall be made provided that notwithstanding such requirements to consult, any decision as to whether a disclosure is required to be made and the terms of that disclosure shall be made by the person wishing to make the disclosure acting in good faith.

9	Use and Employment

9.1	General

The Lessee undertakes to comply with the following provisions at all times during the Lease Period except as the Lessor may otherwise permit in writing.

9.2	Permitted use

The Lessee shall have the full possession and use of the Ship and the Ship may be employed throughout the world in any lawful trade for which the Ship is suitable subject to (i) the Lessee ensuring that the Ship is insured for the jurisdiction in which it is to operate (in accordance with clause 13) and to (ii) any limitations imposed by insurers and otherwise (iii) subject to and on the terms and conditions of this Agreement.

9.3	Other undertakings concerning use

The Lessee shall, and shall procure that each other Transaction Company shall:

9.3.1	avoid the Ship being operated or employed in any manner, trade or business contrary to Environmental Laws and all other laws or regulations, in any such case to the extent that they apply to the Ship, its ownership, operation and management or to the business of the Lessee, or in carrying illicit or prohibited goods or in any manner which would render her liable to condemnation or destruction, seizure, confiscation, penalties, requisition or sanctions or in any manner or trade which would or might reasonably be expected to prejudice the Lessor’s ownership of the Ship unless the Lessee, by virtue of the provisions of the Time Charter as at the date hereof, is not entitled to prevent such operation or employment;

9.3.2	without prejudice to the generality of clause 9.3.1 above, ensure and/or procure that the Ship is properly used and, in particular, but without limitation, that it shall:

(a)	observe all material recommendations and requirements contained in all handbooks and manuals supplied by or procured from the Builder or the manufacturer or the supplier of components for the Ship relating to the proper use of the Ship; and

(b)	ensure that the Ship is operated in accordance with the appropriate regulations and recommendations of all competent authorities of the flag state and the jurisdictions in or to which the Ship is employed or trades from time to time pursuant to the terms of this Agreement and of the Classification Society.

9.3.3	without prejudice to the generality of clause 9.3.1 above, throughout the Lease Period (and shall procure that any Approved Manager takes all necessary action to):

(a)	procure implementation and maintenance of a safety management system (SMS) which complies with the ISM Code, the flag state of the Ship and the Ship’s Classification Society, which may from time to time be of mandatory application to the Ship and/or the Lessor and/or the Lessee and/or any other Transaction Company;

(b)	procure the obtaining and maintenance in force at all times of valid certificates evidencing compliance with the requirements of clause 9.3.3(a) above, including, without limitation, a valid Document of Compliance in relation to the Approved Manager and a valid Safety Management Certificate in respect of the Ship as required by the ISM Code;

(c)	provide the Lessor, at its request, with copies of any such Document of Compliance, Safety Management Certificate and/or International Ship Security Certificate upon issuance;

(d)	if and to the extent required pursuant to the ISM Code, keep or procure that there is kept on board the Ship at all times a copy of any such Document of Compliance and the original of any such Safety Management Certificate; and

(e)	ensure that:

(i)	the Ship has a valid International Ship Security Certificate;

(ii)	the Ship’s security system and its associated security equipment comply with section 19.1 of Part A of the ISPS Code;

(iii)	the Ship’s security system and its associated security equipment comply in all respects with the applicable requirements of Chapter XI-2 of SOLAS and Part A of the ISPS Code; and

(iv)	an approved ship security plan is in place;

9.3.4	without prejudice to the generality of clause 9.3.1 above, in the event of the Ship (and for so long as it is) operating in or into or off-shore from the United States of America or in United States waters, obtain and maintain all Certificates of Financial Responsibility or any equivalent evidence or certificate which may be required from time to time and such other documentation as may be required by the US Coast Guard or any other relevant US authority and, if so requested by the Lessor, provide copies of Certificates of Financial Responsibility or any equivalent evidence or certificate which may be required from time to time to the Lessor and take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ship in the flag state or in any jurisdiction in or to which the Ship may be employed or trade from time to time;

9.3.5	not at any time represent or hold out the Lessor as carrying goods or persons on the Ship or being in any way connected or associated with any operation or carriage whether for charter or reward or gratuity or gratuitously which may be undertaken by the Lessee during the Lease Period nor shall the Lessee represent itself as the agent of the Lessor for such purpose;

9.3.6

in the event of hostilities in any part of the world, avoid the Ship entering or trading to any zone which is declared a war zone or excluded area by any government or by the Ship’s war risks insurers unless the Lessee has (at its expense) effected special, additional or modified insurance cover necessary to keep the Ship properly insured in accordance with this Agreement notwithstanding such entry into a war zone and, either prior to or promptly after such entry, shall have submitted the same to the Lessor to enable the Lessor to verify that such further insurances do meet such requirements and shall have ensured that all requirements under or pursuant to this Agreement in relation thereto shall have been complied with and provided further that if the Ship is in a zone when it is declared a war zone or excluded area by the Ship’s war risk insurers or any government the Lessee shall forthwith at its own expense effect special, additional or modified insurance as necessary to keep the Ship insured in accordance with this Agreement and shall then notify the Lessor in writing giving details of such insurances.

The requirements of this clause 9.3.6 shall be deemed satisfied if the Ship is held covered under a relevant government programme (by which is meant an insurance or an indemnity programme on terms acceptable to the Lessor, having regard to the insurance requirements set forth in this Agreement, of any member of the European Union and/or the United States of America or any other country approved by the Lessor); and

9.3.7	pay all tolls, dues and other outgoings whatsoever in respect of the Ship and the Insurances and keep proper books of account in respect of the Ship and, as and when the Lessor may so require, make such books available for inspection on behalf of the Lessor.

9.4	Provision of information in respect of the Ship’s employment and trade

9.4.1	The Lessee shall procure that the Lessor is advised in writing if the Ship’s trading pattern would or may result in a liability being imposed in the United States of America on the Lessor for US Transportation Tax, or any equivalent future Tax notwithstanding that, in such circumstances, it shall in such case be the responsibility of the Lessee to attend to all administrative matters relating thereto and to indemnify the Lessor for any such Tax liability.

9.4.2	At the Lessor’s request, the Lessee shall provide the Lessor with such information and copy documents which the Lessor reasonably requests in relation to:

(a)	the Ship, its employment, position and engagements under the Time Charter;

(b)	copies (duly translated into English) of any charters of the Ship notified to and approved by the Lessor in accordance with clause 10.17 including any voyage or engagement which requires the Ship to enter into United States waters or operate in or offshore from the United States of America;

(c)	the amount of hire payable in respect of the bareboat chartering, time chartering or other hiring of the Ship and amount of payments and amounts due to the Ship’s master and crew;

(d)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship; and

(e)	any towages and salvages,

provided that (in the case of information relating to, and copies of contracts for the chartering or hire of the Ship other than the Time Charter) the Lessee is able to procure that such information is provided or such copies are provided, in each case without breaching any confidentiality covenants on the part of any Guarantor Group Member under such contracts and, if the provision of this information or copies of the applicable charter contracts would, in the opinion of the Lessee (acting reasonably) cause such covenants to be breached, the Lessee delivers to the Lessor an opinion from the Lessee’s English counsel setting out the reasons why (in the reasonable opinion of the Lessee’s English counsel) the terms of the proposed charter or sub-charter will not cause the Lessee to be in breach of the covenant in clause 9.2, provided always that if the Lessor is required by its Tax Authority to disclose any such charter or sub-charter the Lessee shall procure in so far as possible that the applicable Guarantor Group Member obtains the consent of its counterparty to such contract for a copy of the contract to be provided to the Lessor’s Tax Authority.

9.4.3	The Lessee shall advise the Lessor promptly of any breach of any provisions of this clause 9.4 and shall thereafter keep the Lessor informed of progress of matters in relation thereto.

10	Maintenance and Operation

10.1	General

The Lessee undertakes to comply with the following provisions at all times during the Lease Period until such time as the Ship is sold except as the Lessor may otherwise permit in writing.

10.2	Supply and crewing

Throughout the Lease Period the Lessee shall procure that the Ship is manned, victualled, navigated, operated, supplied, fuelled, maintained and repaired, all at no cost to the Lessor.

10.3	Condition of the Ship

The Lessee shall procure that the Ship and every part thereof is kept in a good and safe condition and state of repair, ordinary wear and tear excepted, and shall ensure that all repairs to or replacements of lost, damaged or worn parts and equipment are effected in such a manner so as not to diminish the value of the Ship and in any event:

10.3.1	consistent with first-class ship ownership and management standards in relation to ships of the Ship’s age and type;

10.3.2	so as to maintain the Ship’s class, namely “DNV, +1A1 Container Carrier, NAUTICUS (Newbuilding), EO, BIS, TMON, COMF-V(3)C(3), NAUT-OC, BMW-E(d), CLEAN, Green Passport” with Det norske Veritas (or the equivalent classification with another Classification Society), free of overdue conditions affecting the Ship’s class unless waived;

10.3.3	so as to comply with all laws and regulations, including, without limitation, Environmental Laws, and to maintain all certificates, licences and permits applicable to vessels registered in the state of registration for the time being of the Ship being pursuant to clause 12 and to vessels trading to any jurisdiction to which the Ship may trade from time to time in any such case unless waived; and

10.3.4	without prejudice to the foregoing provisions of this clause 10.3, at least to the same standard, on a non-discriminatory basis, as other comparable vessels owned or operated by companies which are Guarantor Group Members.

10.4	Master, officers and crew

The Master, officers and crew of the Ship shall be the servants of the Lessee for all purposes whatsoever. The Lessee shall ensure that the wages and allotments and the insurance and pension contributions as appropriate of the Master, officers and crew shall be regularly paid and all deductions from their wages in respect of tax liability shall be properly accounted for and the Master shall have no valid claim for disbursements other than those incurred by him in the ordinary course of trading of the Ship.

10.5	Modifications

The Lessee shall procure that no modification is made to the Ship which would:

10.5.1	materially and adversely alter the structure, type or performance characteristics of the Ship unless required by the Classification Society of the Ship from time to time; or

10.5.2	reduce the value of the Ship,

and in any event the Lessee shall require the prior written consent of the Lessor for any modifications which are made to the Ship the cost of which exceeds or will when completed exceed five million Dollars ($5,000,000).

10.6	Surveys

The Lessee shall procure that the Ship is submitted to such periodical or other surveys as may be required by the Ship’s flag state or for classification purposes and shall comply with all conditions affecting the Ship’s class of the Classification Society of the Ship from time to time in accordance with their terms unless waived and the Lessee shall supply copies of any survey reports to the Lessor upon request from the Lessor.

10.7	Drydocking

The Lessee shall procure that the Ship is drydocked as often as may be required to ensure that the Ship maintains its classification with its Classification Society and otherwise in accordance with good commercial practice. If the Lessee fails to comply with the requirements of the relevant Classification Society, the Lessor shall have the right to inspect the Ship in accordance with clause 10.14. If so requested by the Lessor, the Lessee shall give the Lessor reasonable prior written notice of any intended drydocking of the Ship.

10.8	Release from arrest

Other than in the circumstances described in clause 6.3.2, the Lessee shall promptly pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or which may reasonably be expected to give rise to maritime, statutory or possessory liens (other than Permitted Security Interests) on, or claims enforceable against, the Ship or the Insurances or any part thereof. If at any time during the Lease Period any writ or equivalent claim or pleading in admiralty is filed against the Ship or the Insurances or any part thereof, or the Ship or the Insurances or any part thereof is arrested or detained or attached or levied upon pursuant to legal process or purported legal process or in the event of the detention of the Ship in the exercise or the purported exercise of any such lien or claim as aforesaid (other than by reason of a Compulsory Acquisition or by reason of a Lessor’s Security Interest), the Lessee shall procure the release of the Ship and the Insurances from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or equivalent claim or pleading in admiralty as soon as reasonably practicable and in any event within sixty (60) days of receiving notice thereof by providing bail or procuring the provision of security or otherwise as circumstances may require. Subject to the provisions of this Agreement, the Lessor shall cooperate with the Lessee to the extent that the Lessee wishes to make any payment through or requires to take any reasonable steps (other than court proceedings) in the name of the Lessor.

10.9	Manuals and technical records

The Lessee shall procure that:

10.9.1	all such records, logs, manuals, technical data and other materials and documents which are required to be maintained in respect of the Ship to comply with any applicable laws or the requirements of the Ship’s flag state and Classification Society are maintained;

10.9.2	accurate, complete and up-to-date logs and records of all voyages made by the Ship and of all maintenance, repairs, alterations, modifications and additions to the Ship are kept; and

10.9.3	following the occurrence of a Termination Event and for as long as it is continuing on reasonable advance notice from the Lessor, the Lessor or its representatives is permitted at any time to examine and take copies of such logs and records and other records.

10.10	Ship’s Software

The Lessee shall obtain and maintain and procure that there are obtained and maintained for the benefit of the Lessor, the Lessee, and the Time Charterer and any other person hiring or chartering or operating the Ship from time to time all licences and permits (without liability on the part of the Lessor for the payment of any royalties as may be required from time to time in respect of the Ship’s Software) and shall procure that all such licences and permits are granted without any limitation or expiry (or are renewed prior to any such expiry).

10.11	Manager

The Lessee shall procure that no manager of the Ship is appointed which is not an Approved Manager. For the avoidance of doubt this shall not be construed as a prohibition on the appointment of sub-contractors by the Approved Manager, providing that the Approved Manager remains responsible for management of the Ship.

10.12	Safe operation

The Lessee shall take all steps necessary so as to ensure that the Ship should be navigated and operated in a proper, safe and seaman-like manner and in the manner prescribed by any legislation, including Environmental Laws, in force in the state of registration for the time being of the Ship and all other applicable jurisdictions.

10.13	Seaworthiness

Save for periods when the Ship is in dry-dock, the Lessee shall procure that the Ship should at all times be fit to go to sea without serious danger to human life (by reason of the condition, or the unsuitability for its purpose, of either the Ship or its machinery or equipment or any part of the Ship or its machinery or equipment or undermanning or overloading or unsafe or improper loading or any other matter relevant to the safety of the Ship).

10.14	Inspection

The Lessee shall ensure that the Lessor, its surveyors or other persons appointed by it will be permitted to inspect the Ship, upon reasonable notice and without interfering with the Ship’s operation. Such inspections shall be without cost to the Lessee unless either such inspection reveals that the requirements of this clause 10 are not then being complied with in all material respects or it is made after the occurrence of a Termination Event that is continuing, in which case it shall be at the cost of the Lessee.

10.15	Ship-related expenses

The Lessee shall procure that, in relation to the operation of the Ship, at no time is the Lessor’s credit pledged to pay for any costs of maintenance, repair, operation or use of the Ship or in relation to any of the other matters listed below and the Lessee shall pay or procure that there is paid within any applicable grace or credit period all costs, charges and expenses arising during or in respect of the Lease Period, from the purchase, exportation, importation, registration, ownership, chartering, sub-chartering, possession, control, use, operation, maintenance, repair, replacement, refurbishment, overhaul, insurance, storage, redelivery, dry-docking or disposal of the Ship or any modification to or any change or alteration in the Ship and otherwise howsoever in connection with the Ship, except:

10.15.1	for Taxes, to which clause 8 shall apply;

10.15.2	for the Purchase Price of the Ship pursuant to the Novated Building Contract; or

10.15.3	to the extent that such items are already the subject of indemnification, either under clause 7 or under the Financial Schedule.

While the Lessee’s liability to pay ultimately the amount due in respect of any such costs, charges or expenses is not diminished, the Lessee may delay or refrain from paying any such costs, charges or expenses while it is contesting them in good faith by appropriate steps and provided that adequate reserves have been made to meet such liability in case the Lessee’s contest ceases or is unsuccessful, for whatever reason and provided that such delay or withholding does not, in the reasonable opinion of the Lessor, carry with it any material risk of arrest, forced sale, loss, confiscation or forfeiture of the Ship or any interest therein.

The Lessee will also not hold out the Lessor as being involved in the operation of the Ship.

If a claim is made against the Lessor for payment of any amounts referred to in this clause 10.15, the Lessee shall produce to the Lessor such evidence as it shall reasonably require of the due payment of any sums referred to in this clause.

10.16	Notification of certain events

The Lessee shall, immediately upon the same coming to its attention and to the best of its then current knowledge, notify the Lessor by fax (confirmed forthwith by letter) of:

10.16.1	any casualty of the Ship which is or is likely to give rise to a loss or cost of five million Dollars (US$5,000,000) or more;

10.16.2	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

10.16.3	any requirement made by any insurer or Classification Society or by any competent authority which is not complied with within any applicable time period for compliance stipulated by such authority;

10.16.4	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship for hire;

10.16.5	any Environmental Claim made against the Lessor of which it is or becomes aware or in connection with the Ship, or any Environmental Incident or Environmental Claim in an amount in excess of one million Dollars ($1,000,000) made against the Lessee or any other Transaction Company or the Time Charterer in connection with the Ship;

10.16.6	any claim for breach of the ISM Code or the ISPS Code being made against the Lessee or any other Transaction Company or the Time Charterer in connection with the Ship;

10.16.7	any other matter, event or incident, actual or threatened, the effect of which will or is reasonably likely to lead to the ISM Code or the ISPS Code not being complied with;

10.16.8	any claims made in connection with a bodily injury to a third party involving amounts in excess of an amount of one million Dollars ($1,000,000) or its equivalent in any other currency;

10.16.9	any Security Interest (other than a Permitted Security Interest) arising over the Ship or the Insurances or Requisition Compensation; and

10.16.10	any other event in respect of the Ship or the Insurances or Requisition Compensation which the Lessee expects to involve the Lessor in any loss or liability,

and	the Lessee shall keep the Lessor advised in writing on a regular basis and in such detail as the Lessor shall require of the response to any of those events or matters by the Lessee or the applicable Transaction Company or any other person.

10.17	Restrictions on chartering

The Lessee shall not, without the prior written consent of the Lessor acting reasonably (which shall be subject to the Lessor being satisfied with the information or documentation or opinion provided in accordance with clause 9.4.2):

10.17.1	let the Ship on demise charter;

10.17.2	let the Ship on or enter into any time or consecutive voyage charter in respect of the Ship to the Original Purchaser or any other person who has at any time had a right to acquire the Ship from the Builder;

10.17.3	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed five million Dollars (US$5,000,000) (or the equivalent in any other currency) unless either:

(a)	that person has first given to the Lessor and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its earnings for the cost of such work or for any other reason; or

(b)	the cost of such work is covered by insurances; or

(c)	the Lessee establishes to the reasonable satisfaction of the Lessor that it has sufficient funds to pay for the cost of such work; and

10.17.4	knowingly permit the Time Charterer to enter into any sub-charter of or for the Ship which would breach the terms of the covenant in clause 10.17.2.

11	Equipment

11.1	General

The following provisions of this clause 11 shall apply at all times during the Lease Period and until such time as the Ship is sold.

11.2	Use of Equipment

The Lessee shall have the use of all outfit, equipment, furnishings, furniture and fittings, spare and replacement parts belonging to the Ship, and the same or their substantial equivalent shall be returned to the Lessor on redelivery in good order and condition, ordinary wear and tear excepted, and except for changes and alterations properly made as permitted under this Agreement.

11.3	Renewal of Equipment

The Lessee shall procure that, at no cost to the Lessor, from time to time during the Lease Period such items of equipment forming part of the Ship as shall be damaged, worn or lost are replaced, renewed or substituted in such manner as not to diminish in any material adverse way the value of the Ship. Title to any part replaced, renewed or substituted shall remain with the Lessor until the part which replaced it or the new or substituted item of equipment becomes the property of the Lessor or is replaced, renewed or substituted by an item of equipment which at that time becomes the property of the Lessor. The Lessee shall ensure that title to any such new item of equipment shall be free of all Security Interests and shall vest in the Lessor upon fitting.

11.4	Additional equipment

At any time any necessary additional equipment may be fitted so as to render the Ship available for any purpose for which the Lessee may require to use or operate the Ship, subject always to clause 9.3, or as required by any Classification Society, subject to no permanent structural damage or reduction in value thereby being caused to the Ship by reason of its installation or subsequent removal. Any additional equipment so fitted shall be considered the property of the Lessee who may remove such additional equipment at any time before the expiration of the Lease Period unless (i) it is agreed between the Lessor and the Lessee that any such equipment shall remain on the Ship after redelivery in which event such equipment shall as from redelivery become the property of the Lessor, or (ii) such additional equipment is required by any Classification Society. The cost of fitting or removing any equipment together with the cost of making good any damage caused by such fitting or removal shall be payable in full by the Lessee.

12	Title and Registration

12.1	General

The following provisions of this clause 12 shall apply at all times during the Lease Period until such time as the Ship is sold.

12.2	Title and ownership

The Ship shall belong to the Lessor and title to and ownership of the Ship shall remain vested in the Lessor. The Lessee shall have no right, title or interest in or to or any option or any right to acquire title to or any proprietary interest in or to any part of the Ship except the rights expressly set out in this Agreement.

12.3	Approved Flag States

12.3.1	As at the date of this Agreement (but subject always to clause 12.3.2 and to the following states or countries satisfying and continuing to satisfy the criteria set out in clause 12.5 below), the Lessor agrees that any of Hong Kong, the Marshall Islands, the United Kingdom, Liberia, Bermuda or the Bahamas is acceptable to the Lessor as a state or country in which the Lessor agrees the Ship may be registered.

12.3.2	If the Lessor gives notice to the Lessee that any of the above mentioned states or countries falls within the restrictions or circumstances set out in clause 12.5 below, the applicable state or country shall cease to be an Approved Flag State for the purposes of this Agreement.

12.4	Registration

The Lessee agrees at its expense (and, in relation to clause 12.4.1 below, the Lessor agrees to provide all requisite assistance to the Lessee so as to enable the Lessee) to:

12.4.1	subject to clause 12.3.2 and to the criteria set out in clause 12.5 below, procure that at Delivery the Ship is, and thereafter throughout the Lease Period remains, registered in the name of the Lessor under the laws and flag of an Approved Flag State at the applicable time; and

12.4.2	(subject to clause 12.5 below) procure throughout the Lease Period that the registration of the Ship is maintained under the laws and flag of an other Approved Flag State and shall not knowingly do or suffer to be done anything whereby such registration may be forfeited or imperilled; and

12.4.3	pay, and indemnify the Lessor from and against, all registration and other charges and fees that may from time to time be payable in respect of such registration.

12.5	Reflagging

12.5.1

The Lessor may require the Lessee (at its cost and expense) to re-register the Ship under the laws and flag of any other state or jurisdiction (including, but not limited to, the Approved Flag States referred to in clause 12.3 above) in the event that (a) it becomes unlawful, impossible, impracticable or (in the opinion of the Lessor, acting in good faith) undesirable (including, without limitation, by reason of change of legal or political circumstances) for the Lessor to continue to be registered as the owner of the Ship under the laws and flag of its then current register or (b) if classification inspections for vessels registered under the laws and flag of the state in which the Ship is registered at the relevant time are no longer undertaken by a classification society which is a member of IACS.

12.5.2	The Lessee, upon not less than 15 days written notice to the Lessor (or such shorter period as the Lessor may agree, such agreement not to be unreasonably withheld) and provided that no Relevant Event has occurred and is continuing, may elect to re-register the Ship in a state listed in clause 12.3.1 or any other state or country approved by the Lessor, such approval not to be unreasonably withheld or delayed, subject to:

(a)	the Ship being registered in the name of the Lessor, free from Security Interests other than Permitted Security Interests in the applicable register in such flag state;

(b)	inspections of the Ship required by the proposed new flag state continuing to be undertaken by a classification society which is a member of IACS;

(c)	it being possible to obtain a legal opinion satisfactory to the Lessor in its discretion in relation to the laws of such proposed flag state as to the validity and enforceability of the Lessor’s ownership interest in the Ship contemplated by the Transaction Documents;

(d)	the Lessor’s liability as owner of the Ship not increasing as a result of such change of flag; and

(e)	the right of the Lessor to treat the applicable state or country as being unacceptable in the future in accordance with clause 12.5.1 above.

12.5.3	The Lessor agrees, at the request and cost of the Lessee, promptly to take such actions as are available to the Lessor and which must be performed exclusively by the registered owner of the Ship and not the operator of the Ship in order to assist the Lessee to re-register the Ship in any Approved Flag State.

12.5.4	All costs and expenses (including legal costs and expenses and Taxes thereon and any appropriate fee in respect of the Lessor’s Management Time notified by the Lessor to the Lessee as having been properly incurred and which fee will be charged at the Lessor’s Management Time Cost Rate) properly incurred in connection with any re-registration pursuant to clause 12.5 shall be borne by the Lessee and any such costs and expenses reasonably incurred by the Lessor shall be reimbursed by the Lessee on demand. The provisions of clause 12.4 shall, with any necessary modifications, apply following any re-registration.

12.6	Name, colours etc.

12.6.1	The Ship shall be painted in such colours and display such funnel insignia as the Lessee may from time to time lawfully require. The Lessee shall notify the Lessor of any intended change in the name of the Ship. At the request and cost of the Lessee, the Lessor agrees to take such actions as are available to the Lessor and which must be performed exclusively by the registered owner of the Ship and not the operator of the Ship in order to assist the Lessee in relation to any registration formalities required in connection with a change of the Ship’s name.

12.6.2	All costs and expenses (including legal costs and expenses and any appropriate fee in respect of the Lessor’s Management Time notified by the Lessor to the Lessee as having been properly incurred and which fee will be charged at the Lessor’s Management Time Cost Rate) properly incurred in connection with any registration formalities required in connection with a change of the Ship’s name shall be borne by the Lessee and any such costs and expenses reasonably incurred by the Lessor shall be reimbursed by the Lessee on demand.

12.7	Encumbrances

The Lessee shall not (save pursuant to the express powers conferred by this Agreement):

12.7.1	attempt or hold itself out as having any power to sell, charge or otherwise encumber or to sell or otherwise dispose of the Ship or any interest therein; or

12.7.2	let the Ship otherwise than as provided in this Agreement; or

12.7.3	create, incur, suffer or permit to exist any Security Interest (other than Permitted Security Interests) on or over the Ship, its earnings or on or over the Insurances,

and agrees to carry a properly certified copy of this Agreement with the Ship’s papers and to exhibit the same to any person having business with the Ship which might give rise to any Security Interest thereon other than Permitted Security Interests.

12.8	Protection of Lessor

The Lessee shall seek to avoid anything being done which jeopardises the rights of the Lessor in the Ship or any part thereof and/or seek to avoid any omission which would prevent those rights from being exercised or enjoyed.

12.9	Notice of Lease

The Lessee shall place and keep or procure that there is placed and kept prominently displayed in the control room of the Ship throughout the Lease Period a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space of not less than six (6) inches wide by nine (9) inches high, substantially reading as follows:

“NOTICE OF OWNERSHIP AND LEASE”

“This Ship is owned by Peony Leasing Limited (the “Lessor”) and is subject to a lease agreement between the Lessor and Seaspan Finance I Co. Ltd (the “Lessee”). Neither the Lessee nor any manager, nor the master of the Ship nor any servant or agent of any of them have any right, power or authority whatsoever to contract on behalf of the Lessor or to pledge the credit of the Lessor or the involvement of the Lessor in any liability whatsoever and none of the Lessee, any manager, the master of the Ship and any other person has any right, power or authority to create, incur or permit to be imposed upon this Ship any Security Interest whatsoever except for general average, crew’s wages or salvage”

or in such other form as the Lessor may reasonably require from time to time.

12.9.1	The Lessee shall not remove or cover up such notice, and will not place or permit to be placed any other notice affecting the ownership of the Ship or otherwise relating to the rights of the Lessor in or on the Ship or any part thereof save as is expressly permitted or required by the Transaction Documents without the prior written consent of the Lessor.

13	Insurances

13.1	General

The Lessee undertakes with the Lessor to procure that the following provisions of this clause 13 are complied with at all times during the Lease Period and, thereafter, until the Ship is sold, either by the Lessee or by any Guarantor Group Member to whom the Lessee delegates its rights and duties as sales agent in accordance with clause 2.8.9, except as the Lessor may otherwise permit. The Lessee confirms that throughout the Lease Period until the Ship is sold, the Ship shall be in every respect at the risk of the Lessee.

13.2	Maintenance of Insurances

The Ship shall be kept insured at no cost to the Lessor against:

13.2.1	fire and usual marine risks (including excess risks) and war risks;

13.2.2	protection and indemnity risks (including pollution risks and excess war protection and indemnity risks), on “full entry” terms; and

13.2.3	in respect of such other matters of whatsoever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner or operator of vessels of a similar age, condition and type as the Ship and which may be requested by the Lessor from time to time (other than (i) the amount of any deductible, and (ii) loss of earnings/hire).

13.3	Terms of Insurances

Such Insurances shall be effected:

13.3.1	in Dollars or such other currency as the Lessor and the Lessee may agree;

13.3.2	in the case of fire and usual marine risks and war risks (on an agreed value basis) in an amount equal to the greater of (i) 120% of the highest Termination Sum applicable to the period for which the insurances are renewed and (ii) the market value of the Vessel;

13.3.3	in the case of protection and indemnity risks (including pollution liability risks), in an amount equal to the highest amount in respect of which cover is in accordance with customary insurance market practice taken out by prudent owners or operators of vessels of a similar type, size, age, condition and flag as the Ship with protection and indemnity risks associations that are members of the International Group of Protection and Indemnity Associations (but in the case of pollution risks, for a minimum amount of one billion Dollars ($1,000,000,000) or where cover for such risks is not available in such an amount, such lesser amount as is the best level of cover available in the market at the applicable time); and

13.3.4	on terms approved under clause 13.19, but subject to a minimum requirement of the scope of coverage of that provided by the Norwegian Marine Insurance Plan 1996 or as provided by the equivalent full conditions forms of other nationality (so far as can be reasonably obtained in the market at the applicable time); and

13.3.5	through brokers and with insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in war risks and protection and indemnity risks associations, in each case approved under clause 13.19.

13.4	Further protection for Lessor

In addition to the terms set out in clause 13.3, the Insurances effected under such clause shall:

13.4.1	name (or be amended to name) the Lessor as additional assured (in the case of the Insurances referred to in clause 13.2.1) and (in the case of Insurances referred to in clause 13.2.2 and war risks insurance if such risks are insured against by entry of the Ship in a war risks association) either as an assured with limited rights on “misdirected arrow” conditions in accordance with the usual terms of the club or association or (at the option of the Lessor) as a joint member for its rights and interests and, as between the Lessor and the Lessee, without the Lessor being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such Insurances and the Lessee hereby agrees to promptly indemnify the Lessor against any liability the Lessor may have for premiums, calls or other assessments in respect of any such Insurances;

13.4.2	in the case of the Insurances in respect of marine risks and war risks, be endorsed by way of a loss payable clause to the effect that:

(a)	payment of a claim for a Total Loss will be made to the Lessor (who shall, upon receipt thereof, apply the same in accordance with clause 14.3);

(b)	payment of a claim for an amount which equals or exceeds the threshold amount attributable to a Major Casualty amount shall be paid to the Lessor and, subject to no Relevant Event then having occurred which is continuing (after which such sums shall be applied in accordance with clause 14.3) shall be applied as follows:

(i)	the sum received by the Lessor shall be paid over to the Lessee or any other applicable Transaction Company subject to the Lessor receiving evidence satisfactory to the Lessor that all loss and damage resulting from the casualty has been properly made good and repaired and that all repair accounts and other liabilities connected with the casualty have been paid by the Lessee or by any other Transaction Company; and

(ii)	the insurers with whom the fire and usual marine risks and war risks insurances are effected may in the case of any Major Casualty, and with the prior written consent of the Lessor (such consent not to be unreasonably withheld or delayed) make payment on account of the repairs which are being carried out; and

(c)	as long as no Relevant Event has occurred and is continuing, payment of any other claim shall be made to the Lessee or, as applicable, such other Transaction Company, who shall apply the same in or towards making good the loss and fully repairing all damage in respect whereof such payment shall have been made and after the occurrence of a Relevant Event and whilst it is continuing and following notification by the Lessor to the approved brokers, payment of any such claim shall be made to the Lessor; and

(d)

in the case of the Insurances in respect of protection and indemnity risks, be endorsed by way of a loss payable clause to the effect that moneys payable thereunder shall be paid in reimbursement of the assured which has settled the liability to which the relevant claim relates or, if so agreed by the relevant insurers, be paid directly to the person to whom was incurred the liability in respect of which the relevant money was paid unless and until the Lessor, following the occurrence of a Relevant Event which is continuing, shall direct that they shall be paid to the Lessor whereupon they shall be paid to the Lessor.

13.5	Renewals

13.5.1	As soon as possible, but in any case not less than seven (7) days before the expiry of any of the policies, entries or contracts forming part of the Insurances or if there is a change in the insurers and/or markets through whom the Insurances are placed, the Lessee shall notify the Lessor of the names of the brokers (or other insurers) and any protection and indemnity and/or war risks association through or with whom such Insurances are proposed to be renewed and (if any material change is proposed) of the proposed terms and amounts of renewal. The Lessee shall also promptly notify the Lessor of any material change in the information notified to the Lessor pursuant to this clause 13.5.1 and shall provide the Lessor with particulars of such changes. If at any time the terms and amounts on and for which the Insurances are proposed to be renewed or the identity of the broker or war or protection and indemnity risks associations with whom the Insurances are proposed to be renewed are not approved by the Lessor, as contemplated by clause 13.19, the Lessor shall notify the Lessee promptly in writing of the withdrawal of its approval, and the Lessee shall procure that the Insurances are renewed or replaced on terms satisfactory to the Lessor.

13.5.2	Before the expiry of any Insurances the Lessee shall procure that such relevant Insurances are renewed and shall confirm to the Lessor that such renewals have been effected or shall procure that such confirmation is given to the Lessor before the expiry of any such Insurances.

13.5.3	Promptly after each such renewal, the Lessee shall procure that the Lessor is provided with the details of the terms and conditions and amounts on which and for which such Insurances have been renewed.

13.5.4	If, after renewal and after review by the Lessor of the terms and conditions of renewal, the Lessor advises the Lessee that the terms and conditions of such Insurances as renewed, do not conform with the requirements of this clause 13 (which advice shall specify the particular discrepancies) then, after consultation with the Lessor, the Lessee shall ensure that any such discrepancies are corrected promptly.

13.6	Custody of Policy Documents/Loss Payable Clauses

The Lessee shall procure that there shall be deposited with the brokers and/or insurers through which the Insurances are arranged from time to time copies of all slips, cover notes, policies certificates of entry or other instruments of insurance from time to time issued in connection with such of the Insurances referred to in this clause 13 as are effected through such brokers and/or the war risks and protection and indemnity association approved in accordance with clause 13.19 and shall also procure that, in the case of the Insurances referred to in clause 13.2.1, the interest of the Lessor shall be endorsed on the relevant cover note or policy and, in the case of the protection and indemnity Insurances referred to in clause 13.2.2, the interest of the Lessor shall be endorsed on the relevant certificate of entry or policy, in each case in addition to incorporation of the relevant loss payable clause and the Lessee shall procure that the Lessor shall be furnished with copies of the relevant cover note or policy or certificate of entry or policy, duly endorsed.

13.7	Letters of undertaking

In relation to all Insurances effected from time to time under and in accordance with this clause 13, the Lessee shall ensure that all brokers and/or insurers and any protection and indemnity or war risks associations in which the Ship is entered, in each case being approved under clause 13.19, provide the Lessor with letters of undertaking:

13.7.1	in the case of an approved broker, in such form as represents the then current market practice in the insurance market in which the approved broker operates and any professional association of which that approved broker is a member; and

13.7.2	in the case of a protection and indemnity association, having regard to the current market practice and the practices prescribed by the International Group of Protection and Indemnity Associations or, if the relevant protection and indemnity association is not a member of the International Group of Protection and Indemnity Associations but has otherwise been approved by the Lessor in accordance with clause 13.19, the current practice of that association (and which will for all purposes provide for notification to the Lessor prior to the cancellation of any such entry); and

13.7.3	in the case of a war risks association, having regard to the current market practice in the insurance market in which such association operates.

13.8	Fleet Cover

If any of the Insurances referred to in clause 13.2.1 and/or 13.2.2 form part of a fleet cover, the Lessee will procure that (a) any letter of undertaking referred to in clause 13.7 is amended to provide that the relevant brokers shall undertake to the Lessor that they shall neither set-off against any claims in respect of the Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurance or (b) that the applicable policy documents are endorsed to the effect that the applicable insurers shall neither set-off against any claims in respect of the Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurance or (c) that the Lessor receives other comfort that this will not occur.

13.9	No material adverse alteration

The Lessee shall comply with the terms and conditions of the Insurances and shall not do and shall ensure that there is no act or omission which would give rise to a right to cancel any Insurances or render any Insurances, or any policy or policies or certificate or certificates of entry invalid, void, or unenforceable or render any sum paid out under any policy or policies or certificate or certificates of entry or the Insurances evidenced thereby repayable in whole or in part. The Lessee will not make, and shall procure that no material alteration is made to the terms of any of the Insurances without the prior written consent of the Lessor.

13.10	Operation outside terms of Insurances

The Lessee will take all steps necessary so that:

13.10.1	the Ship is not operated in any way inconsistent with the provisions or warranties of or implied in, or in contravention of the cover provided by, any Insurance taken out in accordance with this clause 13;

13.10.2	the Ship is not engaged in any voyage or to carry any cargo not permitted by any Insurance, in each case without first obtaining the consent (if necessary) of the insurers to such operation or engagement and complying with such requirements as to extra premium or otherwise as the insurers may prescribe; or

13.10.3	all requisite certificates of financial responsibility and/or other consents, licences, approvals or authorisations as may from time to time be required are obtained and maintained if the Ship is likely to be operating in or into or off-shore from the United States of America.

13.11	Payment of premiums and calls

The Lessee shall procure that (taking account of any applicable grace period) all premiums, calls, contributions or other sums of money from time to time due in respect of any Insurance are paid punctually and in full.

13.12	Notification of Total Loss

The Lessee shall procure that the Lessor is notified of:

13.12.1	the levy of any distress on the Ship or its arrest, detention, seizure, condemnation as prize, Compulsory Acquisition or requisition for title or use; and

13.12.2	(save in the case of Compulsory Acquisition or requisition for title or use or any capture, seizure, arrest, detention or confiscation of the Ship by any government, or by persons acting or purporting to act on behalf of any government) any accident, casualty or other event which has caused or resulted in or is likely to cause or result in the Ship being or becoming a Total Loss.

13.13	Settlement of claims

13.13.1	The Lessee shall do all things necessary and provide all documents, evidence and information to enable the Lessor to collect or recover any moneys which at any time become due and payable to the Lessor or otherwise under in respect of the Insurances.

13.13.2	Subject to the Lessee having provided any necessary security in a timely manner so as to prevent the actual or continued arrest of the Ship and subject also to clause 7.6 and provided that no Termination Event or Mandatory Prepayment Event shall have occurred and be continuing, the Lessor agrees that the Lessee shall have the right to settle, compromise or abandon any claim under the Insurances for Total Loss or in respect of a Major Casualty or to give notice of abandonment of the Ship to the insurers and/or to claim a constructive Total Loss upon the prior written approval of the Lessor (such approval not to be unreasonably withheld or delayed) but that the Lessor itself shall not settle, compromise or abandon any such claim without reference to the Lessee prior to the occurrence of any Termination Event or Mandatory Prepayment Event. After the occurrence of any Termination Event or Mandatory Prepayment Event while it is continuing or after termination of leasing of the Ship to the Lessee pursuant to clause 18.1 or, as the case may be, clause 18.2 the Lessor alone shall have the right to settle, compromise or abandon any claims under the Insurances and/or give notice of abandonment of the Ship to the Insurers and/or claim a Constructive Total Loss.

13.14	P & I Guarantee

The Lessee shall arrange for the execution and delivery of all guarantees and indemnities as may from time to time be required by the Ship’s P & I Club or war risks association.

13.15	Additional Insurance

Nothing in this clause 13 shall prohibit the Lessee from placing additional insurance on the Ship at its own expense and for its sole benefit provided however that:

13.15.1	such insurance shall not prejudice the Insurances or recovery thereunder or exceed the amount permitted by warranties or other conditions contained in the Insurances without the written consent of the insurers of the Insurances;

13.15.2	where the written consent of the insurers as referred to in clause 13.15.1 is required, the Lessee shall procure that there shall be promptly furnished to the Lessor a copy of such consent and, in all cases, with particulars of any additional insurance effected including copies of any cover notes or policies; and

13.15.3	any insurance payments received by the Lessor arising solely from additional insurance effected by the Lessee under this clause 13.15 less amounts due (if any) by the Lessor in respect of Taxes in relation to the sums received shall be paid by the Lessor to the Lessee promptly after receipt thereof.

13.16	No Security Interest

The Lessee shall not, and shall procure that no other Transaction Company nor the Time Charterer will, create or permit to exist any Security Interest over or in respect of the Insurances save for the approved brokers’ or insurers’ right of set off and lien for unpaid premiums to the extent permitted by clause 13.8, and save for any security interest created by the Lessee in favour of the Security Trustee pursuant to and in accordance with the Proceeds Deed.

13.17	Provision of copies of communications

At the Lessor’s request the Lessee shall procure that there is provided to the Lessor at the time of each such communication, copies of all material written communications between the Lessee, or any other Transaction Company and:

13.17.1	the approved brokers; and

13.17.2	the approved protection and indemnity and/or war risks associations; and

13.17.3	the approved insurance companies and/or underwriters;

which relate directly or indirectly to:

(a)

the Ship and the obligations of the Lessee or any other Transaction Company relating to the Insurances including, without limitation, all requisite declarations and payments of additional premiums or calls and all communication relating to non-payment of premiums or calls and cancellation of any of the Insurances or relating to the imposition of any material new or modified condition, warranty, exclusion or qualification or the material alteration of the Insurances; and

(b)	any credit arrangements made between the Lessee or any other Transaction Company and any of the persons referred to in paragraphs 13.17.1 to 13.17.3 relating wholly or partly to the effecting or maintenance of the Insurances.

13.18	Provision of information

The Lessee shall procure that there shall be provided promptly any information reasonably required for the purpose of the Lessor obtaining or preparing any report from a reputable international independent marine insurance broker or adviser appointed by the Lessor as to the adequacy of the Insurances effected or proposed to be effected, and the Lessee shall, promptly upon demand, indemnify the Lessor in respect of reasonable fees incurred by or for the account of the Lessor in connection with one such report prepared immediately prior to Delivery and at annual intervals thereafter, but only following either any material change to the terms of any of the Insurances or a change in the identity of the approved brokers, the approved protection and indemnity and/or war risks association or the approved insurance companies and/or underwriters.

The Lessee shall also, on the Lessor’s request (not more frequently than annually and, in case of a policy period of more than 12 months, not more than once in each policy period), provide copies of all policy documents and certificates of entry relating to the Insurances which are in the possession of the Lessee, its agents or managers or the approved brokers.

13.19	Approval process

At all times the Lessor’s approval must be obtained in relation to placement and renewal of Insurances, particularly with respect to requirements as to amounts and terms of insurance and identity of brokers and insurers. The Lessor will act promptly and will not act unreasonably in relation to giving its approval in relation to these matters, and will give its approval to any insurer which has (and maintains) a credit rating of not less than A- with Standard & Poor’s (or equivalent rating with another first class rating agency).

13.20	Insurance review

From time to time during any period of insurance cover the Lessor may review the terms of and identity of brokers, insurance companies and underwriters and war risks or protection and indemnity associations through which the Ship is insured under this clause 13. Such review shall be made in consultation with the Lessee and shall be undertaken at least three (3) months prior to the date for renewal of such insurance cover. After consultation, the Lessee shall implement such modifications as the Lessor may reasonably request in order to seek to ensure that such insurances at all times cover all risks which may customarily and generally be covered in transactions similar to that covered by this Agreement and that the terms of such insurances and the identity of brokers, underwriters, insurance companies and associations will continue to be approved by the Lessor, as provided for in clause 13.19.

13.21	Innocent Owner’s Insurance/Contingent Liability Insurance

Nothing contained in this clause 13 shall affect the Lessor’s right to take out innocent owner’s or contingent liability insurance in relation to the insurances of the Ship for its own account, and the Lessor shall be so entitled.

13.22	Wreck Removal

In the event of the Ship becoming a wreck or obstruction to navigation, the Lessee (in addition to any other obligation it may have under clause 7) shall indemnify and hold harmless the Lessor against all costs, expenses, payments, charges, losses, demands, any liabilities, claims, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgments, orders or other sanctions which may be incurred by, or made or asserted against the Lessee by reason that the Ship shall have become a wreck or obstruction to navigation (including, without limitation) in respect of the removal or destruction of the wreck or obstruction under statutory powers but only to the extent that such has not been recovered from the Ship’s insurers.

14	Loss, Damage, Requisition and Salvage

14.1	Risk

Throughout the Lease Period and until such time as the Ship is delivered to a purchaser the Lessee shall bear the full risk of:

14.1.1	any Total Loss of or any other damage to the Ship howsoever arising; and

14.1.2	subject to clause 6.1 any other occurrence of whatever kind which deprives the Lessee of the use, possession or enjoyment of the Ship.

14.2	Payments on Total Loss or Compulsory Acquisition

If the Ship becomes a Total Loss after the Delivery Date, on the Total Loss Payment Date the Lessee will pay to the Lessor the amounts pursuant to and determined in accordance with clause 18.4. Any Total Loss Proceeds or any Requisition Compensation actually and unconditionally received by the Lessor following a Total Loss or Compulsory Acquisition will be applied in accordance with clause 14.3.

14.3	Application of Total Loss Proceeds

All Net Total Loss Proceeds and Requisition Compensation received by the Lessor shall be retained in full by the Lessor and shall be applied as follows:

FIRST: in retention by the Lessor of an amount equal to nought point nought one per cent. (0.01%) of the Net Total Loss Proceeds;

SECOND: in payment to the Lessor of amounts equal to all or any part of the Termination Amount as at the date of the receipt by the Lessor of the Net Total Loss Proceeds which have not, on or before the date of application of the Net Total Loss Proceeds, been paid to the Lessor by or on behalf of the Lessee;

THIRD: in or towards settlement of any other amounts then due and payable but unpaid by the Lessee to the Lessor under the Transaction Documents and any amounts then due and payable but unpaid by the Lessee to the Lessor under the Sister Ship Transaction Documents; and

FOURTH: the remainder in payment to the Lessee by way of rebate of Rental.

14.4	Payments to Lessee

Any payment to the Lessee under “FOURTH” of clause 14.3 shall be made reasonably promptly but in any event within five (5) Business Days following the date of actual and unconditional receipt by the Lessor of the Net Total Loss Proceeds and the determination by the Lessor of the application thereof in accordance with clause 14.3.

14.5	Continuation of Lease Period

Notwithstanding that the Ship has become a Total Loss, the Lessee shall continue to pay Rental under this Agreement until all sums due by the Lessee to the Lessor under clause 14.2 have been paid in full. The Lease Period will end on the date on which all sums due under clause 14.2 have been paid provided however that if the Net Total Loss Proceeds are insufficient to satisfy the amounts to be retained by the Lessor pursuant to the applications in “FIRST”, “SECOND” and “THIRD” set out in clause 14.3, the provisions of clause 5.3 shall apply.

14.6	Damage claims

Moneys, other than Total Loss Proceeds, received by the Lessor in respect of claims for repairable damage to the Ship shall be applied in the manner described in clause 13.4.2(b).

14.7	Sale of Ship after Total Loss

If the insurers of the Ship have:

14.7.1	satisfied or admitted in full their obligations under the Insurances; and

14.7.2	waived any rights they have in the Ship,

the Lessor shall as soon as practicable after the Total Loss Payment Date use all reasonable endeavours to sell the Ship and such sale shall, save for the foregoing obligation as to timing, be concluded in accordance with the provisions of clause 2.9.

14.8	Abandonment

14.8.1	If no Termination Event or Mandatory Prepayment Event has occurred and is continuing, the Lessee has the sole right to determine whether or not a case has arisen for the giving of notice of abandonment to abandon the Ship to the insurers and/or claim a constructive Total Loss.

14.8.2	The Lessor authorises the Lessee to give such a notice if it so determines.

14.8.3	The Lessor will upon the request and at the cost of the Lessee promptly execute all such documents as may be required to enable the Lessee to abandon the Ship to the insurers and/or to claim a constructive Total Loss. The Lessor will give to the Lessee all reasonable assistance in processing such a claim Provided that any costs reasonably incurred by the Lessor pursuant to this clause 14.8.3 shall be reimbursed by the Lessee to the Lessor promptly following the Lessor’s demand.

14.9	Salvage and towage

All salvage and towage and all proceeds from derelicts will be for the benefit of the Lessee, subject to the prior right of the Lessor to retain from those proceeds any sums due and payable to it under this Agreement, and the cost of repairing any damage occasioned in the course of salvage or towage shall be borne by the Lessee.

14.10	Requisition for hire of the Ship

If the Ship is requisitioned for hire by any governmental or other competent authority during the Lease Period then, if and only for so long as such requisition for hire does not constitute a Compulsory Acquisition:

14.10.1	the leasing of the Ship under this Agreement shall continue (subject always to the provisions of clauses 17 and 18) for the remainder of the Lease Period and the Lessee shall remain fully responsible for the due compliance with all its obligations under this Agreement other than such obligations which the Lessee is unable to comply with by virtue of such requisition;

14.10.2	if no Termination Event or Mandatory Prepayment Event has occurred and is continuing, the Lessee shall be entitled during the Lease Period as between the Lessor and the Lessee to all requisition hire paid to the Lessor or to the Lessee by such governmental or other competent authority or by any person acting by the authority of the same on account of such requisition, but subject always to any right of set-off which the Lessor may have in respect of amounts due and unpaid under the terms of this Agreement and the other Lease Documents;

14.10.3	as soon as practicable after the end of any requisition for hire, and whether that requisition shall end during or after the expiry or termination of the Lease Period, the Lessee shall cause the Ship to be put into the condition required by this Agreement;

14.10.4	the Lessor shall be entitled to all compensation payable by the relevant governmental or other competent authority, or by any person acting by the authority of the same, in respect of any change in the structure, state or condition of the Ship arising during the period of requisition for hire (and such compensation shall be paid to the Lessee by way of rebate of Rental unless a Termination Event or Mandatory Prepayment Event shall have occurred and be continuing in which event the Lessor shall be entitled to apply such compensation in or towards discharge of any and all amounts which are then owing to the Lessor under any of the Lease Documents or any of the other Transaction Documents); and

14.10.5	should the Ship be under requisition for hire at the end of the Lease Period:

(a)

the leasing of the Ship under this Agreement shall nevertheless be terminated at the end of the Lease Period (unless otherwise agreed between the Lessor and the Lessee) but without prejudice to the accrued rights of the parties including, without prejudice to the generality of the foregoing, the obligations of the Lessee under clause 15 (as modified by paragraph (b) below), and the Lessor shall (for so long as it remains the owner of the Ship) be entitled to receive and retain any requisition hire payable in respect of the period from the expiry or termination of the Lease Period it being agreed however that, subject to the Lessee having paid to the Lessor in full all amounts due by it under the Transaction Documents and under the Sister Ship Transaction Documents and to the Lessor first having retained out of such requisition hire such amount as it certifies as representing its continuing costs of owning and managing the Ship (including Lessor’s Management Time at the Lessor’s Management Time Cost Rate), the Lessor shall upon the eventual sale of the Ship pay to the Lessee by way of rebate of Rental any remaining surplus amount of such requisition hire; and

(b)	without prejudice to clause 14.10.3 the Lessee shall, if it is prevented by reason of the requisition for hire from re-delivering the Ship under clause 15, be relieved from its obligations so to do, but shall consult with the Lessor as to the most convenient method of enabling the Lessor to obtain redelivery of the Ship when the Ship is released from such requisition.

The Lessor shall be under no obligation to provide to the Lessee, or to any other person, any replacement for the Ship or any part thereof should the Ship or any part thereof be lost, damaged, the subject of Compulsory Acquisition, seized, or requisitioned for hire or use, nor shall the Lessor have any liability or responsibility whatsoever in respect thereof (unless and to the extent that the same results from any Lessor Breach.

15	Redelivery

15.1	Redelivery procedure

15.1.1	As soon as reasonably practicable following the termination of the leasing of the Ship under this Agreement (other than pursuant to clause 14.5), or upon the ending of the Lease Period by effluxion of time, the Lessee at its own expense shall redeliver the Ship to the Lessor safely afloat in accordance with this clause 15 (but subject to the rights of the Time Charterer) and in any event before the fifth anniversary of Delivery.

15.1.2	Upon the ending of the Lease Period by effluxion of time or upon the termination of the leasing of the Ship under this Agreement (other than a termination pursuant to clause 14.5 or any termination where the Lessee is not acting as sales agent of the Lessor) the Lessee, at its own expense, shall deliver the Ship safely afloat to a purchaser of the Ship who satisfies the requirements of clause 2.7 at such location (including without limitation, at sea) as shall be mutually agreed between the Lessee (as agent of the Lessor) and the purchaser upon completion of the sale of the Ship in accordance with clause 2.7 (and such delivery by the Lessee shall be deemed to have satisfied the obligation of the Lessee to redeliver the Ship to the Lessor) and subject to the rights of the Time Charterer.

15.1.3	Upon the termination of the leasing of the Ship under this Agreement where the Lessee is not acting as sales agent of the Lessor, the Lessee, at its own expense, shall redeliver the Ship safely afloat to the Lessor at a safe port worldwide to be designated by the Lessor acting reasonably and bearing in mind the location and trading pattern of the Ship as at the time of any required redelivery.

15.2	Redelivery condition

The Lessee shall ensure that on any redelivery of the Ship to the Lessor in accordance with clause 15.1.3 above and on any deemed redelivery to the Lessor in accordance with clause 15.1.2 above where the purchaser of the Ship so requires:

15.2.1	the Ship shall be in class free of conditions not complied with in accordance with their terms and overdue recommendations affecting the Ship’s class;

15.2.2	the Ship shall be in no worse structure, state and condition as at Delivery (fair wear and tear alone excepted) and have installed the machinery and equipment installed thereon at Delivery or replacements or substitutions therefor made in accordance with the terms of this Agreement;

15.2.3	the last consignment of containers carried on board the Ship shall have been unloaded;

15.2.4	the Ship shall be free of Security Interests other than any Lessor’s Security Interest; and

15.2.5	the Ship shall be free of any charter or other contract of employment or affreightment other than the Time Charter in circumstances where the Time Charterer’s rights under the QEL are subsisting.

The Lessee shall further ensure that, prior to re-delivery, all arrears of wages of the Master and crew of the Ship are fully paid.

15.3	Redelivery survey

15.3.1	In case only of redelivery of the Ship consequent upon termination of the Lease Period where the Lessee is not acting as sales agent or upon the expiry of the Lessee’s sales agency rights pursuant to clauses 2.8.2 or 2.8.3, at or about the time of redelivery, a survey shall be made to determine the state and condition of the Ship, unless the Lessor agrees that no such survey is required or the Ship is to be sold.

15.3.2	The Lessee and the Lessor shall each appoint surveyors to be present at such survey and the surveyors present shall determine the state and condition of the Ship and shall identify the repairs or work necessary to place the Ship at the date of redelivery in the class and the structure, state and condition referred to in clause 15.2.

15.3.3	The surveyors referred to in clause 15.3.2 shall both be acting as experts, not arbitrators and, in case of disagreement, the matter shall be resolved pursuant to clause 29.

15.3.4	All proper costs occasioned by any such survey including the costs of the said surveyors appointed by the Lessee and the Lessor and, if appointed, the cost of the senior surveyor of the Ship’s Classification Society shall be payable by the Lessee.

15.4	Consumable stores

All consumable stores, unused lubricating oils and bunkers on board the Ship at the time of redelivery shall be purchased by the Lessor from the Lessee and sold by the Lessor to the purchaser of the Ship. The price payable by the Lessor to the Lessee pursuant to this clause 15.4 will be the same as the price received at the same time by the Lessor from the purchaser of the Ship for those items.

15.5	Continuing performance of obligations

From the end of the Lease Period until the Ship has been sold in accordance with clause 2, the Lessee shall, at no cost to the Lessor, but subject to the Lessor permitting the Lessee continued possession of the Ship, continue to perform all its obligations under this Agreement other than its obligations to pay Rental and, in particular, it shall continue to perform its undertakings under clauses 9 to 14.

15.6	Ship’s Software Licences on Redelivery

The Lessor shall be entitled to require that the Lessee grant or procure the grant (to the extent reasonably achievable) in favour of the Lessor or, as the Lessor may stipulate, a purchaser for or subsequent charterer of the Ship a licence to use all Ship’s Software which may be necessary or desirable to be used for the maintenance and operation of the Ship, provided that this requirement shall not apply to (i) obsolete software which has been replaced by alternative or updated software or (ii) other software which the Lessee may satisfy the Lessor (acting reasonably) was not in use regularly during the last voyage or engagement of the Ship prior to redelivery and which is no longer required or desirable for the safe or efficient operation of the Ship.

16	Standby Lender Review and Standby Loan Transaction

16.1	Review

16.1.1	During the Standby Lender Review Period, the Lessor shall procure that the Standby Lender carries out a review of (i) the creditworthiness of the Lessee and the Guarantor and, (ii) the security value of the Ship as at such time in order for the Standby Lender to determine in its sole and absolute discretion whether it is prepared to enter into the Standby Loan Transaction upon the expiry of the Lease Period.

16.1.2	Such Standby Lender Review shall be carried out by the Standby Lender:

(a)	in good faith;

(b)	in accordance with its then current procedure for reviewing the creditworthiness of its customers of similar standing as the Lessee and the Guarantor; and

(c)	applying its then current general credit criteria and the same criteria in the same manner as the Lessor would apply to the assessment of the creditworthiness of its customers of similar standing as the Lessee and the Guarantor.

16.1.3	Following the Standby Lender Review, the Standby Lender shall determine in its sole and absolute discretion whether or not it is able to enter into the Standby Loan Transaction and the Lessor shall notify the Lessee as soon as possible after the Standby Lender has conducted its review and reached its conclusions (and in any event such notification to be given by the Review Notification Date).

16.1.4	The Lessee acknowledges that neither the Lessor nor the Standby Lender shall be obliged to reveal any details of the credit procedure or the criteria applied (as referred to in clauses 16.1.2(b) and (c) above) or the reasons for the decision made by the Standby Lessor under this clause 16.1 but if the Lessor notifies the Lessee that the Standby Lender Review has not been satisfactory, the Lessor agrees to enclose with such notification a certificate signed by a director of the Lessor to the effect that the Standby Lender Review has been carried out by the Standby Lender in accordance with clause 16.1.2.

16.2	Standby Loan Transaction

In the event that the Lessor notifies the Lessee pursuant to clause 16.1.3 that the Standby Lender is willing to enter into the Standby Loan Transaction, and the Lessee notifies the Lessor in writing within fourteen (14) Business Days of the Review Notification Date that it wishes to enter into the Standby Loan Transaction (each of which notifications must be given in respect of the Ship and all of the Sister Ships, but not some only), and subject to the Standby Lender first being indemnified by the Lessee in respect of its costs, the Standby Lender and the Lessee shall in good faith endeavour to conclude the Standby Loan Transaction for the Ship on the Lease Period End Date.

17	Termination, Mandatory Prepayment and Further Novation Events

17.1	Termination Events

The Lessor and the Lessee agree that it is a fundamental term and condition of this Agreement that none of the following events shall occur during the Construction Period or the Lease Period and that the occurrence of any of the following events shall constitute a repudiatory breach of this Agreement and shall be a Termination Event for the purpose of this Agreement, whether it occurs during the Construction Period or the Lease Period:

17.1.1	any instalment of Rental or any other sum payable to the Lessor under this Agreement or under any of the other Lease Documents is not paid when due in accordance with the terms of the applicable document (and in the case of a sum payable on a due date, remains unpaid for three (3) Business Days after the due date for payment thereof and in the case of a sum payable on demand, remains unpaid for five (5) Business Days after the date of service by the Lessor of a written demand for payment thereof);

17.1.2	any of the Insurances required to be placed and maintained in clause 13 are placed or renewed on terms which do not comply with the provisions of clause 13;

17.1.3	at any time, any of the Insurances required to be maintained under clause 13 either lapse before the time of scheduled renewal without being renewed within three (3) days of so lapsing in accordance with the requirements of clause 13 or are cancelled or rendered invalid, void or unenforceable or any sums recovered under any of such Insurances are or become repayable in whole or in part;

17.1.4	the Guarantor fails to comply with its obligations under clause 5.3 of its Guarantee;

17.1.5	any Transaction Company fails to comply with any other term or condition of this Agreement or any other Transaction Document and:

(a)	that failure would or may be likely, in the reasonable opinion of the Lessor, to have a material adverse effect on the rights of the Lessor under the Lease Documents or the ability of the relevant Transaction Company to perform any of its obligations under the Transaction Documents; and

(b)	if such failure is remediable then, within thirty (30) days (or such longer period as the Lessor may specify or agree) after receipt by the Lessee of a written notification from the Lessor of that failure, the relevant Transaction Company shall have failed to remedy that failure;

17.1.6

any representation or warranty made by any Transaction Company in any of the Transaction Documents is or proves to have been incorrect in any material respect when made and, in case such incorrectness is remediable, within thirty (30) days after receipt by the Lessee of a written notification from the Lessor of such failure (or such longer period as the Lessor may specify or agree) the relevant Transaction Company shall have failed to remedy it;

17.1.7	any of the following occurs in relation to any Financial Indebtedness of any of the Guarantor, the Lessee or (at any time prior to Delivery) the Replacement Purchaser which is owed to any Lessor Group Member (herein, “BOS Financial Indebtedness”), and would have, or is reasonably likely to have, a material adverse effect on the Lessee’s ability to perform under this Agreement and/or the Guarantor’s ability to perform under the Guarantee:

(a)	any BOS Financial Indebtedness of any such person is accelerated following an event of default and not paid when due or, if so payable, on demand (if applicable, following the expiry of any applicable grace period for the payment thereof); or

(b)	any Security Interest securing any BOS Financial Indebtedness of any such person becomes enforceable;

17.1.8	any of the following occurs in relation to (i) any Financial Indebtedness where the principal amount then outstanding or capable of becoming due thereunder (or for which the Guarantor is otherwise liable) exceeds in aggregate $25,000,000 in the case of a Guarantor or (ii) any Financial Indebtedness of the Lessee or (at any time prior to Delivery) the Replacement Purchaser:

(a)	any Financial Indebtedness of any such person is not paid when due or, if so payable, on demand (if applicable, following the expiry of any applicable grace period for the payment thereof); or

(b)	any Financial Indebtedness of any such person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(c)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of any such person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any event of default, howsoever described; or

(d)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of any such person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(e)	any Security Interest securing any Financial Indebtedness of any such person becomes enforceable;

17.1.9	any of the following occurs in relation to the Lessee or any Transaction Company (other than, following Delivery, the Replacement Purchaser):

(a)	it becomes unable to pay its debts as they fall due within the meaning of section 123(1)(e) of the Insolvency Act 1986;

(b)	a winding-up or administration order is made, provided however that, in case only of an order for winding-up, the occurrence of such event shall not constitute a Termination Event if such winding-up has commenced as part of a process of a fully-solvent reorganisation, previously approved by the Lessor, which shall not affect either the timing or amount of any amount payable under this Agreement or any other Transaction Document to the Lessor or the ability of the relevant Transaction Company to perform all its obligations, or the Lessor’s ability to exercise its rights, under this Agreement or any of the other Transaction Documents;

(c)	an administrative or other receiver, trustee or liquidator is appointed over all or a part of the assets of the relevant Transaction Company; or

(d)	a petition for the winding-up of the relevant Transaction Company is presented or an application is made for an administration order in relation to the relevant Transaction Company (pursuant to Section 9 of the Insolvency Act 1986) if such petition or application is not withdrawn, discharged or dismissed within thirty (30) days or is not otherwise being contested in good faith by appropriate proceedings;

(e)	the relevant Transaction Company makes, proposes or otherwise threatens an arrangement for the benefit of all or any class of its creditors or an arrangement or composition with or for the benefit of all or any class of its creditors or convenes a meeting with all or any class of its creditors with a view to a composition or arrangement for the benefit of its creditors generally; or

(f)	the relevant Transaction Company ceases or suspends or threatens in writing to cease or suspend to carry on its business;

17.1.10	any litigation, arbitration or administrative action or proceeding is commenced against any Transaction Company (other than, following Delivery, the Replacement Purchaser) or any of its property, undertakings or assets before any court, arbitrator or administrative agency or authority which, if adversely determined, would, or would be reasonably likely to have, a material adverse effect on the financial condition or business or operations of the relevant Transaction Company and, in each case, on its ability to perform its obligations under the Transaction Documents unless:

(a)	the relevant Transaction Company demonstrates in writing to the Lessor (who shall act reasonably in considering such matters) to the Lessor’s satisfaction, that such litigation, arbitration or administrative action or proceeding is or may reasonably be considered to be vexatious or frivolous or is unlikely to be adversely determined; or

(b)	it is dismissed or irrevocably stayed within sixty (60) days of commencement;

17.1.11	any event or circumstance occurs as referred to in clause 17.1.9 in relation to any Transaction Company (other than, following Delivery, the Replacement Purchaser) in any jurisdiction other than England and Wales;

17.1.12	any Transaction Company (other than, following Delivery, the Replacement Purchaser) ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Lessor, is or may be likely to be material in the context of this Agreement;

17.1.13	the Guarantor transfers or disposes of, or threatens in writing to transfer or dispose of, a substantial part of its business (otherwise than in the normal course of business or for full consideration in money or money’s worth);

17.1.14	the Guarantee shall for any reason not be in full force and effect or shall be declared to be null and void, or (as applicable) the Guarantor shall contest the validity or enforceability of the Guarantee in writing or deny in writing that it has any further liability under the Guarantee;

17.1.15	any Transaction Company repudiates in writing any material provision of a Transaction Document (other than the Time Charter) to which it is a party, or gives notice in writing of its intention to do so;

17.1.16	without the Lessor’s prior written consent, either of the Lessee or (at any time prior to Delivery) the Replacement Purchaser ceases to be owned (whether directly or indirectly) by the Guarantor;

17.1.17	any condition precedent stipulated in clauses 3.1 to 3.3 is waived on a temporary basis and is not fulfilled to the satisfaction of the Lessor by the time stipulated in such waiver;

17.1.18	the Ship is subject to any form of execution, attachment, arrest, sequestration or distress, except in relation to a Permitted Security Interest created by the Lessor or a Lessor Security Interest and the Lessee fails to procure the release of the Ship within sixty (60) days, or such longer period to which the Lessor may agree unless such event is covered by the Insurances in which case the relevant period is the period covered by such insurances;

17.1.19	after Delivery the registration of the Ship is cancelled or terminated otherwise than in accordance with the terms of this Agreement or as a consequence of any act or omission of the Lessee or any other Transaction Company and is not re-instated within fifteen (15) days after the receipt by the Lessee of a written notification from the Lessor regarding remedy of that breach; or

17.1.20	a Termination Event occurs and is continuing under any of the Sister Ship Lease Agreements.

17.2	Mandatory Prepayment Events

Each of the following shall be a Mandatory Prepayment Event for the purpose of this Agreement:

17.2.1	any of the Transaction Documents (other than the Time Charter) or any provision thereof (i) for any reason is not or ceases to be in full force and effect other than in accordance with its terms or (ii) is declared null and void or (iii) any of the parties to a Transaction Document (other than the Time Charter) shall contest the validity or enforceability of any Transaction Document (other than the Time Charter) or repudiates in writing any Transaction Document (other than the Time Charter) or any of its obligations thereunder or gives notice in writing of its intention to do so;

17.2.2

any consent necessary to enable any Transaction Company to comply with any provision of a Transaction Document (other than the Time Charter) is not granted, expires without being renewed or is revoked and that failure (in the sole opinion of the Lessor, acting in good faith) would have a material adverse effect on the rights of the Lessor under the Transaction Documents (other than the Time Charter) or the ability of any Transaction

Company to perform its material obligations under the Transaction Documents (other than the Time Charter) and the Lessee and the Lessor have negotiated in good faith for a period of thirty (30) days to agree an alternative means to continue the transaction contemplated by this Agreement and have been unable to do so;

17.2.3	there shall occur an Environmental Incident in circumstances where the Lessor believes, acting reasonably, that the Lessor is or will be held to be liable to third parties as a result thereof and either (i) such liability will or could, in the reasonable opinion of the Lessor, reasonably be expected to exceed the limit of the Ship’s protection and indemnity insurance, or (ii) the Ship’s protection and indemnity insurers have disclaimed or notified in writing an intention to disclaim liability as regards the Lessor;

17.2.4	there occurs a Change of Law or other change of circumstances which will result in the Lessor incurring:

(a)	a liability arising out of its ownership of the Ship which it does not have as at the date of this Agreement; or

(b)	an increase in liability arising out of its ownership of the Ship over and above that liability which it has as at the date of this Agreement,

which liability or increase in liability does not entitle the Lessor to increase the Rental pursuant to the Financial Schedule and is material in the context of the Lessor’s maximum existing liabilities arising out of its ownership of the Ship from time to time prior to the date of that Change of Law or other change of circumstances and where, in either case, following consultation with the Lessee as to such liability or increased liability and the matters referred to below:

(i)	the Lessor and the Lessee have endeavoured to mitigate or eliminate that liability or increased liability and have failed to do so prior to commencement of the applicable Change of Law; and

(ii)	that liability or increased liability is not covered by insurance or other security which is, in the opinion of the Lessor acting reasonably, satisfactory having regard to the amount of that liability or increased liability; and

(iii)	that liability or potential liability is not removed or terminated by the Lessee moving the Ship to, and if necessary keeping the Ship in, a location or locations where that liability or increased liability would not be incurred or ensuring that the Ship does not enter into any location where that liability or increased liability would be incurred; or

17.2.5	there occurs a Change of Law as a result of which it becomes unlawful for (a) the Lessor to own and/or lease the Ship and/or continue to exercise its rights and/or perform its obligations under any Transaction Document or (b) any Transaction Company to continue to exercise its rights and/or perform its obligations under any Transaction Document (other than the Time Charter).

17.3	Further Novation Events

Each of the following shall be a Further Novation Event for the purpose of this Agreement:

17.3.1	any Termination Event or Mandatory Prepayment Event occurs prior to the Delivery Date;

17.3.2	the Delivery Date does not occur on or before the Commitment Expiry Date;

17.3.3	if (a) the Ship is rejected by the Lessor upon the request of the Supervisor or (b) the Novated Building Contract is terminated or rescinded for any reason or becomes capable of immediate termination or rescission in accordance with article VIII thereof or (c) consequent upon a total loss of the Ship as envisaged by article XVII of the Novated Building Contract unless the Lessor is satisfied in its reasonable opinion that the Ship can be rebuilt in accordance with the specification by the Commitment Expiry Date or (d) the Builder becomes entitled to terminate or rescind the Novated Building Contract or the Builder purports to rescind or terminate the Novated Building Contract under article XI thereof;

17.3.4	the Lessee fails to pay when due any Contribution Payment due to the Lessor under clause 3.10 of this Agreement;

17.3.5	prior to the Delivery Date the Builder makes a claim against the Lessor under the Novated Building Contract (unless the claim arises as a result of Lessor Misconduct) and:

(a)	such claim is not settled in a manner acceptable to the Lessor acting reasonably on the earlier of the Delivery Date and the date falling thirty (30) days after the making of that claim; and

(b)	the Lessor is not secured to its reasonable satisfaction in respect of any Loss it may suffer as a direct result of that claim;

17.3.6	prior to the Delivery Date the Supervisor commences proceedings against the Builder under the Novated Building Contract and the Lessor has not given its consent to such proceedings pursuant to clause 4.9 of the Supervision Agreement;

17.3.7	the Supervisor is in breach of any of its obligations to the Lessor pursuant to the Supervision Agreement or the Supervisor is otherwise acting outside the scope of its authority under the Supervision Agreement in a manner materially detrimental to the rights and interests of the Lessor;

17.3.8	the Refund Guarantor fails to comply with any of its obligations under the Refund Guarantee; or

17.3.9	the conditions precedent to the Lessor’s obligation to make payment of any Instalment or to Delivery are not fulfilled or waived and such failure has, or in the reasonable opinion of the Lessor, is reasonably likely to have a material adverse effect upon the Lessor, or its rights and/or obligations and liabilities in respect of the Ship or under this Agreement and the other Transaction Documents.

18	Lessor’s Rights on a Termination Event, Mandatory Prepayment Event or Further Novation Event

18.1	Termination rights

On, or at any time after the repudiation of this Agreement by the Lessee, including the occurrence of any Termination Event (and provided that the same is continuing), the Lessor may by notice to the Lessee, (i) if such repudiation or Termination Event occurs after the Delivery Date, accept such repudiation by the Lessee of this Agreement and shall terminate the Lease Period or (ii) if such repudiation or Termination Event occurs prior to

Delivery, may accept its entitlement to terminate its obligation to acquire and lease the Ship to the Lessee pursuant to this Agreement, and immediately, or on such date as the Lessor shall specify, may terminate its obligation to lease the Ship to the Lessee (whereupon the provision of clause 18.3.2 shall apply).

18.2	Mandatory prepayment

On or at any time after the Delivery Date following the occurrence of a Mandatory Prepayment Event (and provided that the same is continuing):

18.2.1	the Lessor may notify the Lessee that the Lessor has elected to treat the occurrence of that event as constituting notice by the Lessee pursuant to clause 2.5 but without reference to a notice period; and

18.2.2	on the applicable Lease Termination Date, the Lessee will pay to the Lessor the amounts payable by the Lessee to the Lessor under and calculated in accordance with clause 18.4 as at the required date of that payment; and

18.2.3	with effect on and from the date of the payment by the Lessee of all amounts payable by the Lessee to the Lessor under and calculated in accordance with clause 18.4, the Lessee shall cease to be liable to pay Rental under this Agreement but without prejudice to the Lessee’s obligations pursuant to the Financial Schedule; and

18.2.4	notwithstanding anything else to the contrary in this Agreement, the Lease Period will continue until and end on the date on which the Ship is delivered to a purchaser of the Ship following a sale pursuant to clause 18.6.

18.3	Further Novation

18.3.1	At any time after the occurrence of a Further Novation Event (other than a Termination Event) or at any time after the occurrence of a Mandatory Prepayment Event which occurs before the Delivery Date and in each case whilst such event is continuing:

(a)	the Lessor may by notice to the Lessee elect (prior to the Delivery Date) to treat the occurrence of that event as constituting notice by the Lessee pursuant to clause 2.2 but without reference to a notice period; and

(b)	if the Lessor makes an election under paragraph (a) above, the Lessor shall, as contemplated by clause 2.3, give notice to the Replacement Purchaser under clause 6.1 of the Novation Agreement and to the Refund Guarantor pursuant to the Refund Guarantee.

18.3.2	On or at any time following the occurrence of a Termination Event which occurs before the Delivery Date and whilst it is continuing, if the Lessor elects to exercise its rights under clause 18.1 following the occurrence of such Termination Event the Lessor shall, as contemplated by clause 2.3, give a notice to the Replacement Purchaser and the other parties to the Novation Agreement pursuant to clause 6.1 of the Novation Agreement and to the Refund Guarantor if obliged to do so pursuant to the Refund Guarantee.

18.4	Payments on the Termination Date after the occurrence of a Termination Event, Mandatory Prepayment Event, Further Novation Event or a Total Loss

18.4.1	In the event that:

(a)	the Lessor has become entitled to treat this Agreement as having been repudiated and the obligation of the Lessor to acquire and lease the Ship to the Lessee or, as the case may be, the Lease Period shall have terminated pursuant to clause 18.1; or

(b)	a Mandatory Prepayment Event shall have occurred after Delivery and the Lessor has issued a notice to the Lessee pursuant to clause 18.2.1; or

(c)	a Mandatory Prepayment Event shall have occurred prior to Delivery or a Further Novation Event shall have occurred and the Lessor has issued a notice to the Lessee pursuant to clause 18.3.1(a); or

(d)	a Total Loss of the Ship shall have occurred after Delivery,

the Lessee will be liable to pay to the Lessor, on the applicable Termination Date or, as the case may be, the Total Loss Payment Date:

(i)	an amount equal to the aggregate of:

(A)	any amounts of Rental, any Broken Funding Costs and other moneys then due and payable under any of the Lease Documents or any of the other Transaction Documents; and

(B)	the amount of any Losses in respect of which the Lessee agreed to indemnify the Lessor pursuant to clause 7.4 (but, for the avoidance of doubt, not including any loss of profit) incurred by the Lessor in connection with that termination which are unpaid; and

(ii)	by way of agreed compensation and not as a penalty, the amount of the Termination Amount as at the date of that termination.

18.4.2	The Lessor agrees with the Lessee that in circumstances where the obligation to lease Ship has terminated or, as the case may be, where the Lease Period has terminated and in each case the Lessor has received payment in full of all amounts owing to the Lessor under any of the other Lease Documents in cleared funds and without conditions attached, if the amounts received by the Lessor exceed the total of all the amounts owed to the Lessor, the Lessor shall pay an amount equal to the excess to the Lessee by way of a rebate of Rental.

18.5	Lessor’s rights to retake possession

On or at any time after the Termination Date following (i) a termination of the Lease Period pursuant to clause 18.1 where the Lessee has failed to satisfy its obligations under clause 18.4 and is not appointed as sales agent pursuant to clause 2.8.1 or (ii) the occurrence of a Mandatory Prepayment Event pursuant to clause 18.2 where the Lessee has failed to satisfy its obligations under clause 18.4 and is not appointed as sales agent pursuant to clause 2.8.1 or (iii) where the Lessee was appointed as sales agent pursuant to clause 2.8.1 but such appointment is terminated pursuant to clause 2.8.3, following the termination of the Lessee’s appointment as sales agent; in each case the Lessor shall (as between the Lessor and the Lessee) be entitled to retake possession of the Ship in accordance with the provisions of clause 15.2. The Lessee agrees that the Lessor, for that purpose only, may put into force and exercise all its rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Lessee where the Ship is located.

18.6	Sale of the Ship following the Termination Date

At any time following termination of the Lease Period pursuant to clause 18.1 or following the occurrence of a Mandatory Prepayment Event pursuant to clause 18.2 and following any other Termination Date in circumstances where the Lessor has become entitled to retake possession of the Ship in accordance with clause 18.5, the Lessor, (provided it is not prevented by law from doing so), shall use reasonable endeavours to sell the Ship. The Lessor will notify the Lessee as soon as reasonably practicable of any proposed sale or auction of the Ship by it and of the terms of that sale.

18.7	Application of payments on sale or further renovation

18.7.1	In the event of a sale of the Ship following a termination pursuant to clause 18.1 after Delivery, the Net Sale Proceeds will be applied by the Lessor in accordance with clause 2.10 of this Agreement.

18.7.2	In the event of a sale of the Ship following the occurrence of a Mandatory Prepayment Event pursuant to clause 18.2 after Delivery, the Net Sale Proceeds shall be applied by the Lessor in accordance with clause 2.10 of this Agreement.

18.7.3	In the event of the renovation by the Lessor of its rights and obligations under the Novated Building Contract to the Replacement Purchaser pursuant to clause 6.1 of the Novation Agreement following the occurrence of (i) a Further Novation Event, or (ii) a Mandatory Prepayment Event prior to Delivery or (iii) a Termination Event prior to Delivery, any moneys received from the Replacement Purchaser pursuant to clause 6.3 of the Novation Agreement or from the Refund Guarantor pursuant to the Refund Guarantee (either before or after such renovation) or from the Builder pursuant to the Novated Building Contract (either before or after such renovation) shall be applied by the Lessor in accordance with clause 2.10 as if those moneys were Net Sale Proceeds.

18.8	Continuation of obligations and storage until sale

Following termination of the Lease Period pursuant to clause 18.1 or 18.2 the Lessee will:

18.8.1	continue to comply with its obligations under this Agreement until the earlier of the date on which the Ship is delivered to a purchaser of the Ship following a sale pursuant to clause 2.8 or the date on which the Ship is redelivered to the Lessor in accordance with clause 15; and

18.8.2	pay, or reimburse, to the Lessor on demand all Losses suffered by the Lessor in connection with recovering possession of and in moving, storing, insuring and maintaining the Ship and in carrying out any works or modifications required to cause the Ship to conform with the provisions of clause 15.2 until such time as the Ship is delivered to a purchaser of the Ship following a sale pursuant to clause 2.8.

18.9	Failure to perform insurance undertakings

If the Lessee fails to comply with any of its obligations pursuant to clause 13, the Lessor, without being obliged so to do, or responsible for so doing, and without prejudice to the ability of the Lessor to treat that non-compliance as a Termination Event:

18.9.1	following notification to the Lessee, may effect and thereafter maintain all such Insurances as the Lessor in its sole discretion may think fit in order to procure compliance with such provisions; or

18.9.2	alternatively, at the Lessee’s risk, may require the Ship to remain in, or to proceed to and remain in, a port designated by the Lessor until such provisions are fully complied with.

18.10	Failure to perform maintenance undertakings

If the Lessee fails to comply with any of its obligations pursuant to clause 10, the Lessor may, without being obliged so to do, or responsible for so doing, and without prejudice to the ability of the Lessor to treat that non-compliance as a Termination Event, following notification to the Lessee and failure by the Lessee to take steps reasonably acceptable to the Lessor to remedy that failure within fifteen (15) days after receipt of that notification, arrange for the carrying out of such repairs, changes or surveys as are required in order to procure compliance with such provisions.

18.11	Failure to protect Lessor’s rights

If the Lessee fails to comply with any of its material obligations pursuant to clause 12.8, the Lessor may, without being obliged so to do, or responsible for so doing, and without prejudice to the ability of the Lessor to treat that non-compliance as a Termination Event, following notification to the Lessee and failure by the Lessee to take steps reasonably acceptable to the Lessor to remedy that failure within 15 days after receipt of that notification, take any such measures as may be required for the purpose of securing the release of the Ship in order to procure the compliance with such provisions.

18.12	Failure to Prevent or Release from Arrest

If the Lessee fails to comply with any of the provisions of clause 10.8, the Lessor without being in any way obliged to do so, or responsible for so doing, and without prejudice to the ability of the Lessor to treat that non-compliance as a Termination Event, may, pay and discharge all such debts, damages, liabilities and outgoings as are therein mentioned and/or take any such measures as it may deem expedient or necessary for the purpose of securing the release of the Ship in order to procure the compliance with such provisions.

18.13	Costs of Remedying Defaults

Without prejudice to the Lessor’s rights under each of clauses 7.1, 7.2, 7.3 and 7.4, all Losses of whatsoever nature (including without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Lessor in connection with the exercise by the Lessor of any of its powers under clauses 18.9, 18.10, 18.11, and/or, as the case may be, 18.12 and interest on all such Losses from the date on which the same were suffered, incurred or paid by the Lessor until the date of receipt or recovery thereof (both before and after any relevant judgment) at the Default Rate shall be repayable by the Lessee to the Lessor on demand.

19	Representations and Warranties

19.1	General

The Lessee represents and warrants to the Lessor as follows:

19.2	Status

The Lessee is duly incorporated and validly existing under the laws of the Marshall Islands.

19.3	Share capital and ownership

The Lessee is a wholly-owned direct Subsidiary of the Guarantor.

19.4	Corporate powers

The Lessee has the corporate capacity, and has taken all corporate action and obtained all consents, if any, necessary for it:

19.4.1	to execute this Agreement and the other Lease Documents and the Transaction Documents to which the Lessee is a party; and

19.4.2	to make all the payments and perform all the obligations contemplated by, and to comply with this Agreement and the other Lease Documents and the Transaction Documents to which the Lessee is a party.

19.5	Consents in force

All the consents referred to in clause 19.4 remain in force and nothing has occurred which makes any of them liable to revocation.

19.6	Legal validity

The Lease Documents and the Transaction Documents to which the Lessee is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration) constitute the Lessee’s legal, valid and binding obligations enforceable against the Lessee in accordance with their respective terms.

19.7	No conflicts

The execution by the Lessee of each Lease Document and each Transaction Document to which it is or is to be a party and its compliance with each Lease Document and each Transaction Document to which it is or is to be a party will not involve or lead to a contravention in any material respect of:

19.7.1	any law or regulation; or

19.7.2	the Bye-laws and Articles of Incorporation of the Lessee; or

19.7.3	any contractual or other obligation or restriction which is binding on the Lessee or any of its assets.

19.8	No Relevant Events

No Relevant Event has, to the Lessee’s knowledge, occurred and is continuing.

19.9	No litigation

Except as disclosed to the Lessor in writing, and to the best of the Lessee’s knowledge and belief, no legal or administrative action involving the Lessee has been commenced or taken which is likely to have a material adverse effect on the ability of the Lessee to perform its obligations under this Agreement.

19.10	Free of Security Interests

Other than Permitted Security Interests, the Novated Building Contract is and, at the Delivery Date, the Ship and the Insurances will be free from all Security Interests.

19.11	Completeness of Transaction Documents

The copy of each Transaction Document delivered to the Lessor before the date of this Agreement is a true and complete copy and, no amendments or additions to any Transaction Document have been agreed nor have the parties to any Transaction Document waived any of their respective rights under the Transaction Documents.

19.12	Compliance with certain undertakings

At the date of this Agreement, the Lessee is in compliance with clause 20.1.

19.13	Taxes paid

The Lessee has paid all Taxes applicable to, or imposed on or in relation to the Lessee and its business.

19.14	Information

To the best knowledge and belief of the Lessee:

19.14.1	all information which has been provided in writing to the Lessor by or on behalf of the Lessee concerning the Lessee or any other Transaction Company in connection with this Agreement and any other Transaction Document is true and not misleading and does not omit any material fact or consideration taking into account the circumstances in which the information was provided; and

19.14.2	copies of all relevant documents supplied to the Lessor in relation to this Agreement, the other Transaction Documents and transactions contemplated thereby are true and complete copies of the originals of such documents.

19.15	Absence of withholding taxes

All payments to the Lessor by the Lessee under the Lease Documents may be made in full, free of any deduction or withholding in respect of Tax.

19.16	No Stamp Taxes

There are no stamp, documentary, registration or other like duties or Taxes imposed on or in connection with this Agreement, the Novation Agreement, the Supervision Agreement and the other Transaction Documents other than in respect of Slavenburg registrations at Companies House in England and Wales.

19.17	Filings

All registrations or filings required in connection with the enforceability of any Transaction Documents against the Lessee have been made or will be made within any applicable required period and (if applicable) the Lessee shall promptly file particulars of any Security Interest it grants or creates under the Transaction Documents in its Register of Mortgages and Charges.

19.18	Pari Passu

The obligations of the Lessee under the Transaction Documents to which it is a party rank pari passu with all other unsecured indebtedness of the Lessee, other than indebtedness mandatorily preferred by law.

19.19	Choice of law

The choice by the Lessee of English law to govern the Lease Documents and its submission to the jurisdiction of the English courts as contemplated in each of the Lease Documents are valid and enforceable.

19.20	Ship’s condition at Delivery

In relation only to Delivery, the Ship will then comply with all requirements of this Agreement including as to its ownership, condition, insurance, class and employment.

19.21	No Money Laundering

In relation to the performance and discharge of its respective obligations and liabilities under this Agreement and the other Transaction Documents, the Lessee confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

19.22	Reservations

The representations and warranties of the Lessee in this clause are subject to:

19.22.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

19.22.2	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

19.22.3	the time-barring of claims under any applicable limitation acts;

19.22.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar reasons; and

19.22.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Lessor in connection with the Lease Documents.

19.23	Inconsistency

To the extent of any inconsistency between warranties and declarations in any other Transaction Documents and those in this Agreement, those in this Agreement shall prevail.

20	General Undertakings

The Lessee undertakes with the Lessor to comply with the following provisions of this clause at all times until the end of the Lease Period except as the Lessor may otherwise permit.

20.1	Status

20.1.1	The Lessee will maintain its separate corporate existence as a corporation under the laws of the Marshall Islands.

20.1.2	The Lessee will not make a tonnage tax election for the purposes of section 82 of and Schedule 22 of the Finance Act 2000.

20.2	Information provided to be accurate

All financial and other information which is provided to the Lessor in writing by or on behalf of the Lessee concerning the Lessee or any other Transaction Company in connection with this Agreement or any of the other Transaction Documents will be true and not misleading and will not omit any material fact or consideration.

20.3	Provision of financial statements

The Lessee will send, or procure that there be sent, to the Lessor no later than 90 days after the end of the first half of each financial year of each relevant company, in the case of unaudited financial statements, and no later than 180 days after the end of each financial year of each relevant company in the case of audited annual accounts:

20.3.1	unaudited consolidated financial statements in respect of the first half financial year of each Guarantor;

20.3.2	the unaudited annual accounts of the Lessee; and

20.3.3	the consolidated audited annual accounts of the Guarantor and its Subsidiaries.

20.4	Form of financial statements

All accounts (audited and unaudited) delivered under clause 20.3 will:

20.4.1	be prepared in accordance with all applicable laws and generally accepted accounting principles in the principal place of business of the company concerned (or, as the case may be, generally accepted accounting principles in the jurisdiction adopted by a company for the purposes of the preparation of its accounts), consistently applied;

20.4.2	give a true and fair view of the state of affairs of each such company at the date of those accounts and of its profit for the period to which those accounts relate; and

20.4.3	fully disclose or provide for all significant liabilities of each such company.

20.5	Consents

The Lessee will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lessor of, all consents required:

20.5.1	for the Lessee to perform its obligations under any Transaction Document to which it is a party;

20.5.2	for the validity, enforceability, priority or admissibility in evidence of any such Transaction Document;

and the Lessee will comply with the terms of all such consents.

20.6	Maintenance of Security Interests

The Lessee will:

20.6.1	at its own cost, do and procure that each other Transaction Company will do, all that it reasonably can to ensure that any Transaction Document to which it is a party validly creates the obligations and the Security Interests which it purports to create; and

20.6.2	without limiting the generality of clause 20.6.1, at its own cost, promptly register, file, record or enrol any Transaction Document to which it is a party with any court or authority in all relevant jurisdictions, pay any stamp, registration or similar tax in all relevant jurisdictions in respect of any Transaction Document to which it is a party, give any notice or take any other step which, in the opinion of the Lessor, is or has become necessary or desirable for any Transaction Document to which it is a party to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

20.7	Notification of litigation

The Lessee will provide the Lessor with details of any legal or administrative action involving the Lessee, any other Transaction Company (other than, following Delivery, the Replacement Purchaser), the Ship or any Transaction Document to which it is a party promptly after it becomes aware that such action has been instituted or it becomes apparent to the Lessee that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of the Lease Documents.

20.8	Principal place of business

The Lessee will forthwith notify the Lessor if it has a place of business in any jurisdiction which would require a Lease Document to be registered, filed or recorded with any court or authority in that jurisdiction.

20.9	Confirmation of no default

The Lessee, within five (5) Business Days after service by the Lessor of a written request (such notices to be served no more frequently than is reasonable), will serve on the Lessor a notice which is signed by an authorised signatory of the Lessee and which:

20.9.1	states that no Relevant Event has occurred; or

20.9.2	states that no Relevant Event has occurred, except for any specified event or matter, of which all material details are given.

20.10	Notification of default

The Lessee will notify the Lessor as soon as the Lessee becomes aware of:

20.10.1	any adjustment to the Contractual Delivery Date;

20.10.2	the occurrence of any Relevant Event; and

20.10.3	any matter which indicates that any Relevant Event may have occurred,

and will keep the Lessor fully up-to-date with all developments.

20.11	Pari passu

The Lessee will ensure that at all times its liabilities under this Agreement and the other Lease Documents to which it is a party rank at least pari passu in all respects with all its other unsecured liabilities from time to time (apart from liabilities mandatorily preferred by law).

20.12	Provision of information

The Lessee will provide or procure that there is provided to the Lessor, reasonably promptly, such information (i) with respect to the compliance by the Lessee with the terms of this Agreement and each of the other Transaction Documents to which the Lessee is party and (ii) with respect to the compliance by each of the other Transaction Companies with the terms of the other Transaction Documents to which they are respectively party, or (iii) with respect to the Ship, as the Lessor from time to time may reasonably request.

20.13	Negative undertakings

The Lessee will not:

20.13.1	carry on any business other than the leasing in and chartering out of the Ship and each Sister Ship and matters reasonably incidental thereto (as contemplated by the Transaction Documents); or

20.13.2	enter into any form of amalgamation, consolidation, merger or de-merger or any form of reconstruction or reorganisation; or

20.13.3	save by, or as permitted by, the Transaction Documents and the Sister Ship Transaction Documents, transfer, lease, charge or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

20.14	Title; negative pledge

The Lessee will:

20.14.1	not attempt or hold itself out as having any power to sell, transfer or otherwise dispose of or abandon the Ship or any shares or interest therein;

20.14.2	hold the legal title to, and own the entire beneficial interest in all its assets, free from all Security Interests and other interests and rights of every kind, except for those created by or contemplated to be created pursuant to any of the Transaction Documents and Sister Ship Transaction Documents and (in the case of the Ship and Sister Ships only) except for Permitted Security Interests; and

20.14.3	save as contemplated by the Transaction Documents and Sister Ship Transaction Documents, not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future.

20.15	No amendment to any Transaction Document

The Lessee will not agree or purport to agree and will procure that no other Transaction Company will agree or purport to agree to any amendment or supplement to, or variation of, or waive or fail to enforce, any Transaction Document to which the Lessee or, as the case may be, such other Transaction Company is a party, unless the Lessee, or as the case may be, the applicable Transaction Company acting reasonably considers that the amendment, supplement, variation, or waiver will not prevent the fulfilment by the Lessee or the other Transaction Companies of their respective obligations to the Lessor, and will not adversely affect any of the rights, interests, benefits, powers and remedies of the Lessor under the Lease Documents.

21	Assignments, transfers and sale of the Ship

21.1	Assignment and/or transfer by Lessor

The Lessor may assign all (but not part) of its rights and/or transfer all (but not part) of its obligations under this Agreement and the other Lease Documents together with a contemporaneous transfer of its rights, title and interests in the Ship:

21.1.1	without the prior consent of the Lessee where the assignment or transfer is to a Lessor Group Member which is resident in the United Kingdom for the purpose of the charge to corporation tax and which carries on the trade of leasing subject only to:

(a)	the Lessor giving the Lessee not less than thirty (30) days prior written notice of such assignments or transfer;

(b)	the Lessor Parent Support Letter being in full force and effect and, simultaneously with such assignment or transfer, extended or reissued to cover such assignee or transferee; and

(c)	the transferee for the time being remaining a Lessor Group Member; and

21.1.2	to the Replacement Purchaser in the circumstances contemplated by clause 18.3 of this Agreement and clause 7 of the Novation Agreement; and

21.1.3	to any other person after the occurrence of any Termination Event which is continuing; or

21.1.4	to any person other than those contemplated in clause 21.1.1 to 21.1.3 above with the prior written consent of the Lessee,

Provided that:

(a)	any transferee under this clause 21.1 shall assume all of the Lessor’s obligations;

(b)	no costs, charges or expenses (including stamp duties payable in respect of any transfer) shall be payable by the Lessee; and

(c)	notwithstanding any other provision of this Agreement or any of the other Transaction Documents, all amounts payable or receivable by the Lessee under this Agreement and the other Transaction Documents to which the Lessor and Lessee are respectively party shall be calculated as if no such assignment or transfer had taken place.

21.2	Transfer by Lessee

Subject to no Relevant Event having occurred and then continuing, the Lessee may transfer all (but not part) of its rights and obligations under this Agreement and the other Transaction Documents:

21.2.1	to any other Guarantor Group Member without the prior written consent of the Lessor; or

21.2.2	to any other person (subject to clause 21.2.3 below) with the prior written consent of the Lessor.

21.2.3	Any intended transfer by the Lessee pursuant to clause 21.2.1 or 21.2.2 shall be subject to the further conditions that:

(a)	the Lessee shall give thirty (30) days prior written notice to the Lessor (or such shorter period as the Lessor may agree (acting reasonably)) of any intended transfer;

(b)	the Lessor shall not be subject to any material additional expense or any liability or increased liability as a result thereof (which is not indemnified against by the Lessee and guaranteed by the Guarantor or secured to the Lessor’s satisfaction where the same is in the nature of a liability which is capable of being so indemnified, guaranteed or secured);

(c)	the Lessor is satisfied that, following the proposed transfer, the Guarantee, General Assignment and any other security then held by the Lessor in respect of the Lessee’s obligations under this Agreement will remain in full force and effect as security for the obligations of the proposed transferee, or the Lessor is satisfied that such Guarantee, General Assignment and other security will be replaced on terms and in accordance with arrangements satisfactory to the Lessor; and

(d)	the intended transfer will not invalidate or result in any adverse effect on the Lessor’s claim to UK Capital Allowances;

21.2.4	Following any transfer pursuant to clause 21.2.1 or 21.2.2:

(a)	the Lessee shall reimburse the Lessor in respect of all Losses, costs, charges or expenses (including stamp duties payable in respect of any transfer) properly incurred by the Lessor in connection with any transfer by the Lessee pursuant to this clause 21.2;

(b)	notwithstanding any other provision of this Agreement or any of the other Transaction Documents, all amounts payable or receivable by the Lessor under this Agreement and the other Transaction Documents shall be calculated as if no such transfer had taken place; and

(c)	in the case of any transfer pursuant to clause 21.2.1 the Guarantor shall guarantee to the Lessor the obligations of the transferee on terms satisfactory to the Lessor.

21.2.5	The Lessor agrees to assist the Lessee, upon the request of the Lessee, to restructure any security granted to the Lessor in respect of the Lessee’s obligation to pay the Termination Amount to the Lessor in connection with any transfer of rights and obligations pursuant to this clause 21.2.

21.2.6	All costs and expenses (including legal costs and expenses and the relevant fee in respect of the Lessor’s Management Time notified by the Lessor to the Lessee as having been properly incurred and which will be charged at the Lessor’s Management Time Cost Rate) in connection with any such restructuring shall be borne by the Lessee and any such costs and expenses reasonably incurred by the Lessor shall be reimbursed by the Lessee on demand.

21.3	Sale of the Ship

During the Lease Period the Lessor will not sell, transfer, assign or otherwise dispose of the legal title to, or beneficial interest in, the Ship, or agree so to do, except as expressly contemplated by this Agreement or the other Transaction Documents.

22	Increased Costs

22.1	Increased costs

22.1.1	This clause 22 applies, otherwise than where a payment is made in respect of the effect of a Change of Law in accordance with the provisions of the Financial Schedule, if at any time the Lessor notifies the Lessee that it considers that as a result of:

(a)	any Change of Law; or

(b)	the effect of complying with any regulation which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement,

the Lessor or any Lessor Group Member has incurred or will incur an “increased cost”.

22.2	Meaning of “increased cost”

In this clause 22, “increased cost” means, in relation to the Lessor:

22.2.1	the cost or additional cost referred to in clause 22.1 above; or

22.2.2

an additional or increased cost incurred directly as a result of, or in connection with, the Lessor having entered into, or being a party to, the Transaction Documents or funding, maintaining or performing its obligations under the Transaction Documents; or a reduction in the amount of any payment to the Lessor or any Lessor Group Member under any of the Transaction Documents or in the effective return which such a payment represents to the Lessor or on its capital; or

22.2.3	an additional or increased cost of funding all or maintaining all or any of the Lessor’s expenditure under the Novated Building Contract or the Supervision Agreement or (as the case may require) the proportion of that cost attributable to the funding or maintaining of such expenditure; or

22.2.4	a liability to make a payment, or interest or the reduction in any amount payable or in the rate of return foregone, which is calculated by reference to any amounts received or receivable by the Lessor under this Agreement or any of the Transaction Documents; or

22.2.5	for the avoidance of doubt, any increased costs which relate to the implementation of the matters set out in the Basel II Accord.

22.3	Payment of increased costs

The Lessee shall pay to the Lessor the amounts which the Lessor from time to time notifies the Lessee that it has determined is necessary to compensate it for the increased cost.

22.4	Mitigation and consultation

22.4.1	If circumstances arise which would result in notification under clause 22.1 then, without limiting the rights of the Lessor under clause 22.3, the Lessor shall use its reasonable endeavours to take such reasonable steps as may be open to it to mitigate or remove those circumstances Provided that the Lessor shall be under no obligation to take any such steps which shall or might be considered likely in the Lessor’s opinion to:

(a)	have an adverse effect in the Lessor’s business operations or financial condition or those of any Lessor Group Member;

(b)	involve the Lessor or any Lessor Group Member in any activity which is unlawful or prohibited or any activity which is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.

23	Funding Problems

23.1	Funding problems

If the Lessor notifies the Lessee that LIBOR cannot be determined in accordance with paragraphs (a) or (b) of the definition of LIBOR:

23.1.1	the Lessor shall give notice thereof to the Lessee; and

23.1.2

the Lessor and the Lessee shall meet to discuss the matter in good faith and, unless within 30 days of the giving of such notice the Lessor and the Lessee arrive, by negotiation in good faith, at an alternative basis reasonably acceptable to the Lessor and the Lessee for continuing the Lessor’s funding of its purchase of the Ship and/or continuing the leasing of the Ship under this Agreement and determining LIBOR (and any alternative basis agreed in writing shall be retroactive to and effective from the commencement of the relevant period and shall continue until LIBOR can be determined in accordance with paragraphs (a) or (b) of the definition of LIBOR), the Lessee shall indemnify the Lessor for its cost of funds from whatever source the Lessor may reasonably select, and for reasonable periods, in any such case following consultation with the Lessee.

24	Illegality, etc

24.1	Illegality

This clause 24 applies if the Lessor notifies the Lessee that it has become, or will with effect from a specified date, become:

24.1.1	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

24.1.2	contrary to, or inconsistent with, any regulation,

for the Lessor to continue to lease the Ship to the Lessee under this Agreement.

24.2	Termination

The Lessor is entitled either in its notice to the Lessee pursuant to clause 24.1 or by a subsequent notice, to terminate the Lease Period either immediately or at a future specified date being in any such case not earlier than the date on which it becomes unlawful, prohibited or contrary to, or inconsistent with, any regulation for the Lessor to continue to lease the Ship to the Lessee under this Agreement, but for the avoidance of doubt no Termination Fee shall be payable by the Lessee in such circumstances.

24.3	Manner of termination

A termination under clause 24.2 will be deemed to be a voluntary termination of the Lease Period in accordance with clauses 2.3 or 2.6 (notwithstanding that the Lessor shall not have received 30 days’ notice) and the provisions of clauses 2.4 to 2.13 shall apply to that termination.

24.4	Mitigation

If circumstances arise which would result in notification under clause 24.1 then, without limiting the rights of the Lessor under clauses 24.2 and 24.3, the Lessor shall use its reasonable endeavours to take such reasonable steps as may be open to it to mitigate or remove those circumstances Provided that the Lessor shall be under no obligation to take any such steps which shall or, in the Lessor’s opinion, might be considered likely to:

24.4.1	have an adverse effect in the Lessor’s business operations or financial condition or those of any Lessor Group Member;

24.4.2	involve the Lessor or any Lessor Group Member in any activity which is unlawful or prohibited or any activity which is contrary to, or inconsistent with, any regulation; or

24.4.3	involve it in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.

25	Release from Arrest: Lessor’s and Lessee’s Vessels

25.1	Release from arrest: Lessor’s vessels

Other than the Ship or the Sister Ships or any other vessel owned by the Lessor and leased to a company which is owned by the Guarantor, if any vessel which is for the time being owned (in whole or in part) by or leased to any Lessor Group Member shall at any time have a writ or equivalent claim or pleading in admiralty filed against it or be arrested, attached or levied upon pursuant to any legal process or purported legal process or is detained in exercise or purported exercise of any lien or claim of whatsoever nature, and which arises out of the use or operation of the Ship or the Sister Ships or any other vessel owned in whole or in part by or leased or chartered to the Lessee or to any Transaction Company or other Guarantor Group Member or to any other company owned by the Guarantor with any other company, or otherwise by reason of the act or omission of any of the Lessee or any Transaction Company or other Guarantor Group Member, except where that lien or claim arises as a result of any Lessor Misconduct or the equivalent in relation to a Lessor Group Member (but excluding for this purpose any act or omission relating to the operation of the Ship or the Sister Ships or any other vessel owned by any Lessor Group Member and leased or chartered to the Lessee or any Transaction Company or any other Guarantor Group Member for which the Lessee or such Transaction Company or other Guarantor Group Member is responsible pursuant to this Agreement or the relevant leasing or chartering contracts):

25.1.1	the Lessee forthwith upon receiving notice thereof at its expense shall procure the release of such vessel from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or equivalent claim or pleading in admiralty by providing bail or procuring the provision of security or otherwise as the circumstances may require; and

25.1.2	the Lessee shall be responsible for discharging each and every liability in connection with any such process, claim, lien or other action.

Without prejudice to the generality of the other indemnities contained in this Agreement or any of the other Transaction Documents, should any such other vessel owned (in whole or in part) by or leased or chartered to any Lessor Group Member and leased or chartered by it (otherwise than to the Lessee or any other Transaction Company or Guarantor Group Member) be arrested, detained, attached or levied upon or be the subject of or have a writ or equivalent claim or pleading in admiralty filed against it in such circumstances, the Lessee shall indemnify the Lessor against all Losses imposed on, suffered or incurred or expended by the Lessor and/or such Lessor Group Member in connection with such arrest, detention, attachment, levy, writ or equivalent claim or pleading in admiralty, together with any costs and expenses (including the provision of any guarantee or bond) or other outgoings which may be suffered or paid by the Lessor and/or any Lessor Group Member in releasing such vessel from any such arrest, seizure, custody, detention, attachment or distress.

25.2	Release from arrest: Lessee’s vessels

If:

25.2.1

the Ship or the Sister Ships or any other vessel owned or operated by any Guarantor Group Member or any company owned by the Guarantor, at any time has a writ or equivalent claim or pleading in admiralty filed against it or is arrested, attached or levied upon pursuant to any legal process or purported legal process or is detained in exercise or purported exercise of any lien or claim of whatsoever nature in each such case arising out of the use or operation of any other vessel for the time being owned by any Lessor Group Member and leased or chartered by it otherwise than to the Lessee or any Transaction Company or to any other Guarantor Group Member or to any company owned by the Guarantor; and

25.2.2	should the charterers of such other vessel (being in that situation under obligations to the Lessor or the Lessor Group Member equivalent to those assumed by the Lessee under clause 25.1) fail to fulfil those obligations,

Provided that the Lessee shall first have given prior notice thereof to the Lessor and, to the extent practicable, consulted with the Lessor or such Lessor Group Member as far in advance as is reasonable in all the circumstances, the Lessee shall:

(a)	be entitled to act as agent for the Lessor or the Lessor Group Member to procure release of the Ship or the Sister Ships or such other vessel (as the case may require) from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or equivalent claim or pleading in admiralty and the discharge of all liabilities in connection with such process, claim, lien or other action; and

(b)	be entitled to be indemnified by the Lessor or the Lessor Group Member against claims made on the Lessee by the charterers of such other vessel in connection with such arrest, detention, attachment, levy, writ or equivalent claim or pleading in admiralty and all losses and expenses reasonably and properly so incurred by it.

26	Confidentiality

26.1	Confidentiality

At all times during the Lease Period, each of the Lessor and the Lessee shall keep confidential and shall not, without the prior written consent of the other:

26.1.1	issue any press release or make any other public announcement or statement in relation to the transactions evidenced by this Agreement and the other Transaction Documents; or

26.1.2	disclose to any other person (i) the financial details of this Agreement or any other Transaction Document or the transactions contemplated by this Agreement or any other Transaction Document or any other agreement entered into after the date of this Agreement by the Lessor or the Lessee in connection with this Agreement or any other Transaction Document or (ii) any information provided pursuant to any of the Transaction Documents; or

26.1.3	release copies of drafts of this Agreement or any other Transaction Document which disclose or reveal the identity of the parties (or any of them),

the information contemplated by clauses 26.1.1 to 26.1.3 above being “Confidential Information”

Provided that the parties shall be entitled, without any such consent, to disclose such Confidential Information:

(a)	if the same is already known to the receiving person at the time of disclosure as shown by the receiving person’s files and records immediately prior to that disclosure or is developed by the receiving person independently of such disclosure; or

(b)	in connection with any proceedings arising out of or in connection with this Agreement or any of the other Transaction Documents; or

(c)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovery of documents or otherwise; or

(d)	if it is reasonably believed by such party to be disclosable pursuant to any applicable law, stock exchange regulations or by a governmental order, decree, regulation or rule; or

(e)	to any fiscal, monetary, tax, governmental or other competent authority; or

(f)	to the auditors, legal or professional or insurance advisors, underwriters or brokers of the Lessee or the Lessor who (A) shall have a need to have such knowledge of the same in connection with carrying out work related to the transaction contemplated by this Agreement and the other Transaction Documents and (B) shall be advised of the confidential nature of any such information supplied to them and shall be instructed to maintain the confidentiality of any information supplied to them; or

(g)	in any manner contemplated by any of the Transaction Documents; or

(h)	if the same is in the public domain or shall become publicly known otherwise than as a result of a breach by such party or by the receiving person or any other person to whom disclosure is made of this clause 26.1; or

(i)	if the same is acquired independently from a third party without breach of that third party’s obligations of confidentiality; or

(j)	in the case of the Lessee, to any director, officer, employee, agent or representative of any Guarantor Group Member, the Time Charterer or the Approved Manager and its Affiliates, and, in the case of the Lessor, any director, officer, employee, agent or representative of any Lessor Group Member provided that in each case the Lessee or the Lessor shall procure that the party to whom such disclosure is made shall comply with the requirements of this clause, provided that if the Confidential Information is provided by a party on the basis that it is to be kept confidential, but the party providing the information discloses it to another person on a non-confidential basis, then the receiving parties shall no longer be obliged to treat such information as confidential.

26.1.4	The Lessor and the Lessee shall be responsible for ensuring that where Confidential Information is disclosed to persons under clause 26.1.3 such persons shall keep the information confidential and shall not disclose or divulge the same to any unauthorised person.

27	Notices

27.1	General

Unless otherwise specifically provided, any notice under or in connection with this Agreement shall be given by letter or fax; and references in this Agreement to notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications

A notice shall be sent:

to the Lessee:

Seaspan Finance I Co. Ltd
Unit 2
7th Floor Bupa Centre
141 Connaught Road West
Hong Kong F4 0000
China

Fax No:	+852 2450 1689
Attn:	Gerry Wang

with a copy to:

Seaspan Management Services Limited c/o 2600-200 Granville Street
Vancouver, BC
Canada V6C 1S4

Fax No:	+604 648 9351 / +604 676 2296
Attn:	Gerry Wang

to the Lessor:

Peony Leasing Limited c/o Bank of Scotland Structured Asset Finance Limited
Level 6
Bishopsgate Exchange
155 Bishopsgate
London
EC2M 3YB

Fax No:	+44 20 7012 9455
Attn:	Head of Structured Marine Finance

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices

Subject to clauses 27.4 and 27.5:

27.3.1	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is received;

27.3.2	a notice which is sent by fax shall be deemed to be served, and shall take effect, upon the confirmed despatch by the sender.

27.4	Service outside business hours

However, if under clause 27.3 a notice would be deemed to be served:

27.4.1	on a day which is not a business day in the place of receipt; or

27.4.2	on such a business day, but after 5 p.m. local time,

the notice shall be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	English language

Any notice under or in connection with this Agreement shall be in English.

27.6	Meaning of “notice”

In this clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	Supplemental

28.1	Rights cumulative, non-exclusive

The rights and remedies which this Agreement and the other Transaction Documents give to the Lessor are:

28.1.1	cumulative;

28.1.2	may be exercised as often as appears expedient; and

28.1.3	shall not, unless this Agreement or any Transaction Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

28.2	Severability of provisions

If any provision of this Agreement or any Transaction Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement or that Transaction Document or of the provisions of any other Transaction Document.

28.3	Variations, waivers etc.

A document shall only be effective to vary, waive, suspend or limit any provision of this Agreement or any Transaction Document, or the Lessor’s or the Lessee’s rights or remedies under such a provision or the general law, if the document is signed, or specifically agreed to in writing by the Lessor and the Lessee.

28.4	Counterparts

This Agreement and any Transaction Document may be executed in any number of counterparts and one such counterpart executed by each of the parties thereto and, provided that all parties sign, each executed counterpart duly executed and delivered shall be deemed an original but taken together they shall constitute one instrument.

28.5	Set-off

The Lessee authorises the Lessor without prejudice to any of the Lessor’s rights of set-off at law, in equity or otherwise, at any time after the occurrence of a Termination Event, a Mandatory Prepayment Event or a Further Novation Event and whilst it is continuing to set-off or withhold from any sum or sums expressed in the Lease Documents to be payable to the Lessee by the Lessor any amount due and payable but unpaid to the Lessor from the Lessee under the Lease Documents. The Lessor shall not be obliged to exercise any right given to it by this clause 28.5. The Lessor shall notify the Lessee upon the exercise or purported exercise by the Lessor of any right of set-off or withholding.

28.6	Further Assurance

As soon as practicable after any such request by the Lessor and at its own expense, the Lessee shall execute, sign, perfect and do any and every such further assurances, document, act or thing as is, in the reasonable opinion of the Lessor:

28.6.1	necessary to carry out the transactions contemplated by this Agreement and the other Transaction Documents; or

28.6.2	necessary to protect or enforce any of the Lessor’s rights under this Agreement or the other Transaction Documents or title of the Lessor in the Ship.

28.7	Time of the essence

Subject to any periods of grace provided for by or referred to in this Agreement and the other Transaction Documents, time shall be of the essence as regards performance by the Lessee of its obligations under this Agreement and the other Transaction Documents.

28.8	Entire Agreement

As at the date of this Agreement, the Transaction Documents constitute the entire agreement between the parties in relation to the leasing of the Ship by the Lessor to the Lessee and supersedes all previous proposals, agreements and other written or oral communications in relation thereto.

28.9	Third party rights

With the exception of Indemnified Persons, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed. However, notwithstanding any term of this Agreement to the contrary, no variation of this Agreement, and no release or compromise of any liability hereunder and no termination by the Lessor of the leasing of the Ship or of its obligation hereunder to lease the Ship shall require consent or approval of any third party.

29	Law and Jurisdiction

29.1	English law

This Agreement shall be governed by, and construed in accordance with, English law.

29.2	Exclusive English jurisdiction

Subject to clause 29.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and the Lessee irrevocably designates, appoints and empowers WFW Legal Services Limited of 15 Appold Street, London EC2A 2HB to receive for it and on its behalf service of process issued out of the English courts in connection with any such dispute.

29.3	Choice of forum

Clause 29.2 is for the exclusive benefit of the Lessor which reserves the rights:

29.3.1	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the court of any country other than England which has jurisdiction in respect of that matter; or

29.3.2	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

29.4	Lessee rights unaffected

Nothing in this clause 29 shall exclude or limit any right which the Lessor may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.5	Meaning of “proceedings”

In this clause 29, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been executed by the parties to it on the date stated at the beginning of this Agreement.

Schedule 1

Financial Schedule

(see attached)

Schedule 2

Description of Ship

The Ship to be constructed by the Builder under the Novated Building Contract with Builder’s Hull No. 1855 to the following approximate principal specifications as at the date of this Agreement and subject to alteration pursuant to any amendment to the Novated Building Contract in accordance with the terms and conditions of this Agreement and the other Lease Documents.

Length overall	268.5m
Length between perpendiculars	254.3m
Breadth (moulded)	35.0m
Depth (moulded) to upper deck	19.5m
Draught (design), moulded	11.0m
Classification Society	Det norske Veritas
Class	DNC, +1A1 Container Carrier, NAUTICUS (Newbuilding), EO, BIS, TMON, COMF-V(3)C(3), NAUT-OC, BMW-E(d), CLEAN, Green Passport

Schedule 3

Part A - Form of Lessor Parent Support Letter (Lessee)

[On Bank of Scotland plc notepaper]

To:	[Lessee]

2007

Dear Sir/Madam,

[—] Limited (the “Subsidiary”)

UK Finance Lease for Samsung Hull no. [—] (the “Ship”)

We refer to the Lease of even date herewith between the Subsidiary and yourselves (the “Lessee”) relating to the Ship (the “Lease”). Terms defined in the Lease shall have the same meanings when used in this letter.

We confirm that the Subsidiary is a wholly owned UK subsidiary of Bank of Scotland plc and that we are aware of the Subsidiary’s current obligations and liabilities to the Lessee under the Transaction Documents.

In consideration of the Lessee agreeing to lease the Ship from the Subsidiary we confirm that throughout the term of the Transaction Documents we will ensure that the Subsidiary is able to and will perform its obligations and discharge its liabilities to the Lessee arising from the Transaction Documents.

If, at a time whilst the Subsidiary continues to have any obligations or liabilities to the Lessee under the Transaction Documents, shares in the Subsidiary or any intermediate shareholding company are intended to be transferred (whether by ourselves or any intermediate holding company) so that the Subsidiary will cease to be a wholly-owned direct or indirect subsidiary of Bank of Scotland plc, we will give notice of such intended transfer to the Lessee and, if the Lessee so requests in writing within 20 Business Days after receipt of such notice, we will, prior to such transfer of shares, procure that the rights, interests and obligations of the Subsidiary under the Transaction Documents are transferred to another company (“Transferee”) which is itself a wholly-owned direct or indirect Subsidiary of Bank of Scotland plc.

The provisions of this letter shall apply to a Transferee as if references to the “Subsidiary” in this letter were references to such Transferee.

Any transfer of the rights, interests and obligations pursuant to this letter shall be effected at no cost to the Lessee and so as to ensure that the Lessee shall be under no greater liability nor receive any lesser benefit, financial or otherwise, under the Transaction Documents to which the Subsidiary is party as a result of such transfer than would have been the case had no such transfer taken place.

Without prejudice to or limitation of our other statements and undertakings in this letter, and our contractual obligations and liabilities in respect of the foregoing, nothing in this letter shall constitute, or shall be deemed to constitute, a guarantee of the Subsidiary’s obligations under the Transaction Documents.

This letter is intended to create legal relations between us and will be governed by and construed in accordance with English law.

No term of this letter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Letter.

The Letter is confidential and shall not be disclosed to any party save as permitted by clause 26 of the Lease.

Yours faithfully

For and on behalf of
Bank of Scotland plc

Part B - Form of Lessee Parent Support Letter (Builder)

[On Bank of Scotland plc notepaper]

To:	Samsung Heavy Industries Co. Ltd.,

34th Floor, Samsung Life Insurance Seocho Tower

1321-15 Seoul

South Korea

2007

Dear Sir/Madam,

[—] Limited (the “Subsidiary”)

Samsung Hull no. [—] (the “Ship”)

We refer to the Novation Agreement to be entered into on or about the date hereof between (among others) the Subsidiary and yourselves (the “Builder”) pursuant to which the Subsidiary will become the new buyer of the Ship under a Shipbuilding Contract dated [—] 2007 originally between Seaspan Corporation and the Builder. Such novated Shipbuilding Contract is herein referred to as the “Contract”.

We confirm that the Subsidiary is a wholly owned UK subsidiary of Bank of Scotland plc and that we are aware of the Subsidiary’s current obligations and liabilities to the Builder under the Contract.

We further confirm that throughout the term of the Contract we will ensure that the Subsidiary is able to and will perform its obligations and discharge its liabilities to the Builder arising from the Contract.

If, at a time whilst the Subsidiary continues to have any obligations or liabilities to the Builder under the Contract, shares in the Subsidiary or any intermediate shareholding company are intended to be transferred (whether by ourselves or any intermediate holding company) so that the Subsidiary will cease to be a wholly-owned direct or indirect subsidiary of Bank of Scotland plc, we will give notice of such intended transfer to the Builder and, if the Builder so requests in writing within 20 Business Days after receipt of such notice, we will, prior to such transfer of shares, procure that the rights, interests and obligations of the Subsidiary under the Contract are transferred to another company (“Transferee”) which is itself a wholly-owned direct or indirect Subsidiary of Bank of Scotland plc.

The provisions of this letter shall apply to a Transferee as if references to the “Subsidiary” in this letter were references to such Transferee.

Any transfer of the rights, interests and obligations pursuant to this letter shall be effected at no cost to the Builder and so as to ensure that the Builder shall be under no greater liability nor receive any lesser benefit, financial or otherwise, under the Contract to which the Subsidiary is party as a result of such transfer than would have been the case had no such transfer taken place.

Nothing in this letter shall constitute, or shall be deemed to constitute, a guarantee of the Subsidiary’s obligations under the Contract.

This letter will be governed by and construed in accordance with English law.

No term of this letter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Letter.

Yours faithfully

For and on behalf of
Bank of Scotland plc

Schedule 4

Lessee’s Condition Precedent Documents

Part A

Lessor’s Conditions Precedent to the First Instalment

The following are the documents and actions referred to in clause 3.1.1 as conditions precedent to the obligations of the Lessor under this Agreement and the payment of the First Instalment pursuant to the Novated Building Contract and the Novation Agreement:

1	An original of this Agreement, the Novation Agreement, the Supervision Agreement, the Refund Guarantee, the Guarantee, the QEL, the General Assignment, the Indexation Relief Letter, the Tax Consultation Letter and the Non Discrimination Letter and each other Transaction Document to which the Lessor is or is then to be a party (and each notice or document required to be delivered by each such Transaction Document), each duly signed by all parties thereto.

2	Copies of the certificate of incorporation and constitutional documents of the Lessee, the Guarantor and the Supervisor.

3	Copies of resolutions of the directors and, if necessary for the purposes of obtaining the opinions referred to in paragraph 12 in form and substance satisfactory to the Lessor, the shareholders of the Lessee, the Guarantor and the Supervisor or equivalent documents authorising the execution of each of the Transaction Documents to which any of them is or is to be a party and authorising named persons to give all notices under this Agreement and each Transaction Document.

4	The original of any power of attorney under which any Transaction Document is executed on behalf of the Lessee, the Guarantor and the Supervisor.

5	Copies of any governmental or other third-party consents, licences, approvals, registrations and filings (“Consents”) necessary for any matter contemplated by the Lease Documents and for the legality, validity, enforceability, and admissibility in evidence and effectiveness thereof having been obtained or effected and remain in full force and effect, including, but not limited to, such Consents required to make any payment under any Transaction Document or evidence that no such Consents are required.

6	Certified true copies of the Building Contract, the Time Charter and all of the other Transaction Documents to which the Lessor is not a party which have been executed at such time and all documents to be delivered pursuant to each of such documents each duly signed by all parties.

7	Evidence reasonably acceptable to the Lessor of the amounts of all payments already made by the Original Purchaser under the Building Contract to the Builder together with details relating to each payment including what the payment was for and the date on which payment was made, and an invoice from the Builder to the Lessor in accordance with clause 7.2 of the Novation Agreement.

8	Documentary evidence that the novation of the Building Contract contemplated in the Novation Agreement has or, simultaneously with the Lessor’s obligations referred to in clause 3.1.1 becoming effective, shall become effective.

9	Receipt by the Lessor of any fees, costs and expenses payable by the Lessee which are due for payment on or prior to the date for the payment of the First Instalment and which are not rentalised in the Financial Schedule.

10	Documentary evidence that the agents for service of process in England appointed by the Lessee, the Guarantor, the Supervisor and the Time Charterer (as applicable) in relation to all Transaction Documents have accepted such appointment.

11	Opinions from:

(a)	Kim & Chang as special Korean legal counsel in relation to the Builder and the Refund Guarantor and the execution of the Novation Agreement by the Builder and the Refund Guarantee by the Refund Guarantor, and as to matters of Korean law;

(b)	Cozen O’Connor, as special Marshall Islands legal counsel in relation to the Lessee, the Guarantor, this Agreement, the Novation Agreement, the Guarantee, and as to matters of Marshall Islands law,

(c)	Conyers, Dill & Pearman, as special Bermudan legal counsel in relation to the Supervisor, the Supervision Agreement and as to matters of Bermudan law;

(d)	Halpern Law Office, as special Japanese legal counsel in relation to the Time Charterer, the QEL and as to matters of Japanese law; and

(e)	The Lessor’s insurance advisers, Marsh, in respect of the insurance provisions of this Agreement and insurance arrangements with respect to the Ship and the Sister Ships generally,

each in form and substance satisfactory to the Lessor.

12	If the Lessor reasonably requires, in respect of any of the documents referred to above which may be provided in a language other than English, a certified English translation prepared by a translator approved by the Lessor.

13	The Lessee has confirmed that the conditions precedent to its obligations set out in Schedule 5 have been satisfied or waived by the Lessee.

14	Completion of all relevant money laundering compliance checks by the Lessor in respect of the Lessee, the Replacement Purchaser, the Guarantor and any other relevant company, in accordance with the Lessor Group’s current procedural requirements.

Part B

Lessor’s Conditions Precedent to each Instalment

The Lessor shall have received each of the following, in form and substance satisfactory to the Lessor:

1	evidence that the relevant Instalment has fallen due for payment under the terms of the Novated Building Contract and the Novation Agreement, which evidence shall be constituted by notice from the Builder to the Supervisor (and copied to the Lessor) in accordance with clause 7.2 of the Novation Agreement;

2	evidence as to the amount of the relevant Instalment and the account to which it is to be paid, which evidence shall be constituted by an invoice from the Builder to the Lessor in accordance with clause 7.2 of the Novation Agreement;

3	if the Lessor advises the Lessee that the amount of the relevant Instalment would, when aggregated with the Arrangement Fee, the other Lease Amounts and the amount of the Instalments previously paid, cause the Maximum Commitment to be exceeded, the Lessor shall have received the required amount to be paid by the Lessee to the Lessor as a Contribution Payment under clause 3.10 within the time permitted under clause 3.10;

4	confirmation from a duly authorised officer of each of the Lessee, the Replacement Purchaser, the Guarantor and the Supervisor that there has been no change in the constitutive documents of the relevant Transaction Company since the date on which the same were provided to the Lessor pursuant to paragraph 2 of Part A of Schedule 4 or, as the case may be, a copy of any amendments thereto certified by a duly authorised officer of the relevant Transaction Company and confirmation that the board resolutions, the powers of attorney or other corporate authorisations referred to in paragraphs 3 and 4 of Part A of schedule 4 remain unamended and in full force and effect; and

5	receipt of certificates from the Lessee and the Guarantor in respect of clause 3.2.2 of this Agreement and evidence that the other conditions referred to in clause 3.2 of this Agreement have been satisfied.

Part C

Lessor’s Conditions Precedent to the Final Instalment

The following are the documents referred to in clause 3.3.1:

1	An Intended Delivery Notice in accordance with the terms of this Agreement;

2	The commercial invoice of the Builder addressed to the Lessor in respect of the Final Instalment payable under the Novated Building Contract;

3	Drafts of the Builder’s Certificate and the Protocol of Delivery and Acceptance together with drafts of certain of the other documents referred to in article VII of the Novated Building Contract and evidence that, at Delivery, originals of all these documents (where applicable, signed for the Builder) will be delivered to, or to the order of, the Lessor;

4	Evidence that the obligations of the Lessee under clauses 10.10, 13.2 and 13.3 of this Agreement will be complied with, as from Delivery;

5	Confirmation from the Supervisor that the Ship has been constructed in compliance with the terms of the Novated Building Contract and any minor works identified by the Supervisor in the Intended Delivery Notice which are to be rectified by the Builder after the Delivery Date; and

6	If the Lessor advises the Lessee that the amount of the relevant Instalment would, when aggregated with the Arrangement Fee, and the other Lease Amounts and the amount of the Instalments previously paid cause the Maximum Commitment to be exceeded, receipt by the Lessor of the required amount to be paid as a Contribution Payment under clause 3.10 within the period of time permitted by clause 3.10.

Part D

Lessor’s conditions precedent to Delivery

The following are the documents referred to in clause 3.3.2:

1	Duly executed originals of the documents specified in Part C paragraph 3 of this Schedule;

2	Evidence that the Ship is duly registered under a flag referred to in clause 12.3 in the name of the Lessor;

3	Evidence that the Ship has been granted the classification referred to in clause 10.3.2 free of overdue conditions affecting the Ship’s class unless waived;

4	Copies of any Document of Compliance, Safety Management Certificate and/or International Ship Security Certificate and all other documents required at that time for the Ship pursuant to the ISM Code and ISPS Code;

5	Evidence that the obligations of the Lessee in relation to Insurances under clauses 13.2 and 13.3 of this Agreement have been complied with;

6	If so requested by the Lessor, an insurance report, paid for by the Lessee, from an independent adviser selected by the Lessor (subject to prior agreement on their fee) confirming that the Ship’s Insurances comply with the requirements of clause 13;

7	Copies of any consents which are required to be obtained and maintained in respect of the Ship and its operation;

8	The certificate of delivery and acceptance in the form of schedule 7 to this Agreement duly signed by the Lessee, and a copy of the protocol of delivery and acceptance in the form required by the Time Charter signed by the Time Charterer;

9	Confirmation from a duly authorised officer of each of the Lessee, the Supervisor and the Guarantor that there has been no change in the constitutional or organisational documents of the relevant Transaction Company since the date on which the same were provided to the Lessor pursuant to paragraph 2 of Part A of Schedule 4 or, as the case may be, a copy of any amendments thereto certified by a duly authorised officer of the relevant Transaction Company and confirmation that the board resolutions, the powers of attorney or other corporate authorisations referred to in paragraphs 3 and 4 of Part A of schedule 4 remain unamended in full force and effect and that all the Transaction Documents to which they are a party remain in full force and effect;

10	Receipt of certificates from the Lessee and the Guarantor in respect of clause 3.2.2 of this Agreement and evidence that the other conditions referred to in clauses 3.2 and 3.3 of the Lease Agreement have been satisfied;

11	Confirmatory opinions each confirming that the opinions expressed in the legal opinions issued pursuant to paragraph 14 of Part A of Schedule 4 need not be altered or modified in any way or, as the case may be, supplemental opinions in respect of any matters in respect of which such confirmations cannot be given in form and content acceptable to the Lessor; and

12	An opinion from counsel selected by the Lessor in the proposed flag state for the Ship, in relation to the registration of the Ship, in form and content acceptable to the Lessor.

General Note

1	All copies of documents to be provided under any part of this Schedule 4 must be certified to be true, complete and up-to-date as at the date of certification, and must be certified by an authorised signatory of the person providing such copies.

2	In the event that any of the representations and warranties on the part of any of the Lessee, the Replacement Purchaser, the Supervisor, the Time Charterer and/or the Guarantor are incorrect or inaccurate in any way, the applicable person shall have disclosed to the Lessor the circumstances and nature of such inaccuracy or incorrectness.

Schedule 5

Lessee’s Pre-Delivery Condition Precedent Documents

The following are the documents referred to in clause 3.4:

1	An original of each Transaction Document to which the Lessor or the Lessor Parent is a party duly executed by the Lessor or, as the case may be, the Lessor Parent;

2	Copies of resolutions of the directors of the Lessor authorising execution of each of the Transaction Documents to which it is a party by the persons signing them;

3	Certified copies of any power of attorney under which any Transaction Document is executed on behalf of the Lessor; and

4	Evidence of the due execution by the Bank of the Lessor Parent Support Letter given in favour of the Lessee in a form satisfactory to the Lessee (acting reasonably).

Schedule 6

Form of Instalment Request

To:	[—] Limited

Level 6

Bishopsgate Exchange

155 Bishopsgate

London

EC2M 3YB

Attention: Head of Structured Marine Finance

Dated: [—]

Dear Sirs

Lease Agreement (the “Lease Agreement”) dated [•] 2007 relating to Samsung Hull No. [—]

We refer to the Lease Agreement and give you notice that the expected date for the [—] Instalment of the Purchase Price is [—].

We further notify you that the payments due on that date [is/are] as follows:

[—]

We confirm that no Relevant Event has occurred which is continuing.

Words and expressions defined in the Lease Agreement shall have the same meanings when used in this Instalment Request.

For and on behalf of
[Lessee]

Schedule 7

Form of Certificate of Delivery and Acceptance

Pursuant to a lease agreement (the “Lease”) dated [—] 2007 made between (i) [—] Limited (the “Lessor”) and (ii) [—] (the “Lessee”) in respect of the m.v. “[—]” (the “Ship”), registered under the laws and flag of [—] with Official Number [—] and on the basis of the confirmation given by the Lessee in this Certificate, the Ship was delivered by the Lessor to the Lessee, and accepted by the Lessee from the Lessor, at [—] hours [GMT]/[BST] on [—] at [—] under, and in accordance with the terms and conditions of, the Lease.

The Lessee confirms that as at the date of this Certificate:

(a)	no Relevant Event has occurred and is continuing; and

(b)	the representations and warranties set out in clause 19 of the Lease are true and correct as if each was made with reference to the facts and circumstances existing at the date of this Certificate.

Dated: [—]

For and on behalf of
[Lessee]

Schedule 8

Form of Intended Delivery Notice

To:	[—] Limited

Level 6

Bishopsgate Exchange

155 Bishopsgate

London

EC2M 3YB

Attention: Head of Structured Marine Finance

Dated : [—]

Dear Sirs

m.v. “[—]” - Lease Agreement dated [•] 2007 (the “Lease”)

We refer to the Lease. Words and expressions defined in the Lease shall have the same meaning when used in this notice.

The Supervisor hereby advises you that the anticipated date of Delivery is [—] and confirms that the Ship is built in accordance with the Novated Building Contract [subject only to [            ]]*.

The Lessee hereby requests the Lessor to take delivery of the Ship on that date, to make all necessary arrangements to fund the Final Instalment of the Purchase Price and to lease the Ship to the Lessee pursuant to the Lease (subject to any revised or replacement notice which may be served on the Lessor if the anticipated date of Delivery is postponed). The Lessee confirms that:

(a)	no Relevant Event has occurred and is continuing, either now or at the anticipated Delivery Date;

(b)	each of the representations and warranties contained in clause 19 of the Lease is true and correct by reference to the facts and circumstances now existing, and will be true and correct by reference to the facts and circumstances existing on the anticipated Delivery Date**.

Yours faithfully

for and on behalf of
[—], as Lessee

for and on behalf of
[—] as Supervisor

*	[any qualifications disclosed to and agreed by the Lessor to be inserted].
**	In the event that any of the representations and warranties on the part of the Lessee or the Supervisor are incorrect or inaccurate in any way, the applicable person shall have disclosed to the Lessor the circumstances and nature of such inaccuracy or incorrectness.

Schedule 9

Form of Notice of Assignment of Builder Warranties

To:	[Samsung]

Dated: [    ]

m.v. “[—]”

[—] Limited (the “Lessor”), of which the principal mailing address is currently c/o Bank of Scotland Structured Asset Finance Limited, PO Box 39900, Bishopsgate Exchange, 155 Bishopsgate, London EC2M 3YB, the Lessor of the vessel currently under construction with yourselves (the “Builder”) having Builder’s Hull No. [—] (the “Ship”) GIVES NOTICE that by an assignment dated [            ] 2007 made by the Lessor in favour of [—] (the “Assignee”) we have assigned to the Assignee absolutely the full benefit of all guarantees, warranties and indemnities of every kind (the “Warranties”) to which we are entitled now or at any later time to, in or in connection with a Building Contract dated [—] (the “Building Contract”) made between the Builder and Seaspan Corporation, in respect of the construction and sale of the Ship as novated from Seaspan Corporation to the Lessor by a Novation Agreement dated [            ] 2007 (the “Novation Agreement”) and made between (i) the Builder, (ii) Seaspan Corporation, (iii) the Lessor and (iv) [—] (the Building Contract, as novated and amended by the Novation Agreement, the “Novated Building Contract”).

The Assignee is entitled, as from the Delivery Date, to exercise and enforce all rights in respect of the Warranties including without limitation the right to receive damages and other sums in connection with the Novated Building Contract (but subject always to any express provisions in the Novation Agreement) and the Lessor shall, unless the Lessor notifies the Builder in writing to the contrary, have no further responsibility or liability in respect of such matters.

The Lessor instructs the Builder to comply with the instructions contained in this notice until otherwise notified by both the Lessor and Assignee. Until such time the instructions contained herein are irrevocable.

This notice is governed by and shall be construed in accordance with English law.

Please acknowledge receipt of this notice by delivering a copy endorsed as set out below to the Lessor and the Assignee.

For an on behalf of
[Lessor]

To:	[—] Limited

c/o Bank of Scotland Structured Asset Finance Limited

Level 6

Bishopsgate Exchange

155 Bishopsgate

London EC2M 3YB

Attention: Head of Structured Marine Finance

cc:	[Lessee]

m.v. “[—]”

We hereby acknowledge receipt of the notice set out above and hereby confirm:

1	our agreement to the assignment referred to therein; and

2	that we have not received any other notice of assignment in respect of the same matter.

For and on behalf of
[Samsung]

Dated :

Schedule 10

Standby Loan Transaction Characteristics

Borrower:	a company in the Guarantor Group

Guarantor:	the Guarantor will guarantee the obligations of the Borrower in the same form as the Guarantee (but subject to such amendments to the financial covenants therein as may be determined during the Lessor Standby Lender Review)

Lender:	Bank of Scotland plc

Amount:	an amount equal to the Final Rental under the Lease Agreement

Currency:	US Dollars

Maturity Date:	the loan shall be fully repaid by the seventh (7th) anniversary of the Lease Period End Date

Interest:	US$[1/3] month LIBOR plus Margin, payable [monthly/quarterly]

Margin:	110 bps

Repayments:	the repayments will be [monthly/quarterly] and calculated so as to amortise to a final principal repayment on the Maturity Date of an amount equal to 30% of the amount paid by the Lessor to the Builder under the Novated Building Contract (less any Contribution Payment)

Security:	in addition to the Guarantee referred to above, the Borrower shall grant to the Lender a mortgage over the Ship, an assignment over the earnings, insurances and requisition compensation, and such other Security as may be required by the Lessor, all in a form satisfactory to it

Documentation:	to be prepared by the Lender’s legal counsel, based on the appropriate Loan Market Association form but adapted to reflect the provisions of the Lease Agreement (particularly in the case of representations and warranties, operational covenants, undertakings and indemnities, and events of default)

Costs:	for the account of the Borrower

The following additional provisions shall apply to any Standby Loan Transaction entered into pursuant clause 2.14:

Amount:	an amount equal to the relevant Termination Sum under the Lease Agreement plus, in the case of any termination under clause 2.2.1(a), all further amounts to be advanced under the Standby Loan Agreement during the Construction Period in respect of the Contract Price

Repayment:	the repayments will be calculated so as to amortise initially to an amount as at the original Lease Period End Date equal to 80% of the amount paid by the Lessor to the Builder under the Novated Building Contract (less any Contribution Payment)

Standby Lender Review:	the Standby Lender Review referred to in clause 16 of the Lease Agreement shall continue to apply (mutatis mutandis) and, in the event of an adverse determination by the Lender, the Lender shall be entitled to require a repayment of the standby loan on the original Lease Period End Date

Schedule 11

Specimen Profit and Loss Account for Lessor

(referred to in clause 6.8)

[LESSOR NAME]

PROFIT AND LOSS ACCOUNT

FOR THE [YEAR] [[—] MONTHS] ENDED [date]

	Note	[period] $000		[period] $000
INCOME FROM FINANCE LEASES		[—]		[—]
Administrative expenses		([—]	)	([—]	)

OPERATING PROFIT		[—]		[—]
Interest payable and similar charges		([—]	)	([—]	)

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		[—]		[—]
Tax on profit on ordinary activities		([—]	)	([—]	)

PROFIT FOR THE FINANCIAL PERIOD		[—]		[—]

Specimen Balance Sheet for Lessor

(referred to in clause 6.4)

[LESSOR NAME]

BALANCE SHEED AS AT [date]

	Note	200[—] $000		200[—] $000
CURRENT ASSETS
Debtors amounts falling due:
within one year		[—]		[—]
after one year		[—]		[—]

Total Debtors		[—]		[—]
CREDTIORS: amounts falling due within one year		([—]	)	([—]	)

NET CURRENT ASSETS		[—]		[—]
CREDITORS: amounts falling due after more than one year
PROVISIONS FOR LIABILITIES AND CHARGES		([—]	)	([—]	)

NET ASSETS		[—]		[—]

CAPITAL AND RESERVES
Called up equity share capital		[—]		[—]
Profit and loss account		[—]		[—]

EQUITY SHAREHOLDERS’ FUNDS		[—]		[—]

LESSOR

SIGNED by	)
	)	/s/ Keith Roderick Glasscoe
for and on behalf of	)	Keith Roderick Glasscoe
PEONY LEASING LIMITED	)
in the presence of:	)

Jus Lyall
Norton Rose LLP SE1
Associate

LESSEE

SIGNED by	)
	)	/s/ Hanno Erwes
for and on behalf of	)	Hanno Erwes
SEASPAN FINANCE I CO. LTD.	)	Attorney-In-Fact
in the presence of:	)